Exhibit 10.21

Note: This agreement and the negotiations about it are not binding on the landlord until the landlord’s signatories sign the agreement

AZRIELI CENTER

OFFICE LEASE

Entered into in Tel-Aviv on March 16, 2000

Between

Kanit Hashalom Investments Limited Whose address for the purpose of this agreement is: Azrieli Center 132 Derech Petach Tikva Tel-Aviv (Hereinafter: the “Landlord”) As one part

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “Tenant”)

Whose address for purposes of this agreement is:

Kiryat Atidim, Building 4, 5th floor

Telephone: 7651799

Fax: 7651788

As the second part

Whereas	The landlord is the lessee of a section of the land and entitled to be registered as lessee on the remainder of the land on lot 7106 parcel 5 in Tel Aviv (hereinafter: the “Land”);

Whereas	The landlord is erecting a project on the land that will contain buildings designated for offices, commercial use, stores, residences, parking lots and other uses, known by the name “Azrieli Center” (hereinafter: the “Project”);

Whereas	The tenant desires to rent the premises situated in the project from the landlord by an unprotected tenancy and to sign, inter alia, a management agreement with the management company, and the annexes to this agreement, subject to and in accordance with all the provisions of this agreement and relevant law;

Whereas	The landlord agrees to lease the premises by an unprotected tenancy to the tenant, subject to and in accordance with all of the provisions of this agreement;

Whereas	The parties wish to define, arrange and settle in writing their rights and obligations relating to the lease of the premises, as specified in this lease agreement herein;

Therefore it is declared, stipulated and agreed among the parties as follows:

1.	Preamble and interpretation

1.1	The preamble and the annexes of this agreement constitute an integral part hereof.

1.2	The headings of the sections of the agreement are inserted solely for the sake of brevity and convenience and do not constitute part of the agreement and shall not be used in the interpretation thereof.

1.3	All references in this agreement to the singular shall also include the plural and vice versa. All references to the masculine gender shall also include the female, and vice versa.

2.	Definitions and annexes

2.1	The following terms in this agreement shall be attributed the meanings specified by their side:

“The Land”	Land at lot 7106 parcel 5 in Tel Aviv;

“City Building Scheme”	Master Plan no. T.A. 2401 in Tel Aviv together with its regulations and annexes, including any amendment or modification or addition thereto as there may be from time to time;

“The Project”	Buildings for offices, commercial use, stores, residences, warehouses, parking lots, and other uses as the landlord deems fit as well as public spaces, to be built in stages on the land according to the landlord’s judgment;

“Property”, “Premises”	A unit of the project that will be leased to the tenant pursuant to this agreement, as specified in the Annex of Special Terms Annex “A” and the blueprints Annex “B” and in accordance with the technical description Annex “C”;

“The Tower”	A tower in the project, in which the premises are located, as specified in the Annex of Special Terms Annex “A”;

“Rental Fees”	The sums owed by the tenant to the landlord for the tenancy pursuant to this agreement, together with linkage differential;

“Purpose of the Tenancy”	As specified in section 5 of the agreement.

“Management Company”	The landlord and/or any person, company or other legal entity who will be appointed by the landlord to manage and maintain the project as specified in section 17 herein.

“Management Agreement”	An agreement for the maintenance, management and operation of the project by the landlord or the management company, appended as Annex “D” to this agreement;

“Residents of the Project”, “Tenants”, “Residents”	Tenants, lessees, owners or licensees of specific areas and sections of the project;

“Public Spaces”	The entire area on the land, including all the buildings, extensions and modifications that will be added from time to time, and roofs, external walls, pathways, entranceways and exits, service areas and rooms, internal roads, service corridors, technical areas such as power rooms, pumps, air conditioning, loading and unloading areas, elevators, escalators, stairs, any other area on the land and the project designated to serve the greater public, including all areas outside of the land and the project that border on the land and the project which are designated for use by the residents of the project and their customers, including entrances, sidewalks, gardens and signs, except for areas of the project that are held by residents, everything as will be decided and defined in the sole discretion of the landlord;

“Special Public Spaces”	Sections of the public spaces designated for use by specific residents of areas in the project, such as: stairwells, elevators, service rooms and entrance halls, and the rest of the public spaces in a specific building or specific section of the project, the premises or held by a number of residents, all as defined and decided in the sole discretion of the landlord;

“Conveyance Date”	The date on which the premises are to be conveyed to the tenant as specified in the Annex of Special Terms and subject to section 11 herein;

“Date License is Conferred”	The day on which the landlord permits the tenant to begin organizing work on the premises as a licensee, as specified in section 9 herein;

“Agreement” “Contract”	This agreement with the preamble and its annexes;

“Index”	Consumer price index including fruits and vegetables published by the Central Bureau of Statistics and Economic Research, including the same index even if published by another body or government institution, and any official index that replaces it, whether or not it is constructed on the same data on which the existing index is constructed. If there is another index and the ratio between the indexes is not fixed by the Central Bureau of Statistics then the ratio between the indexes shall be set by the landlord’s accountants and their determination shall be final and binding on the parties;

“Base Index”	As specified in the Annex of Special Terms Annex “A”;

“Known Index”	The last index known at the time of each actual payment;

“Linkage Differential”	The sum received when multiplying the relevant sum with the difference between the known index and the base index, when it has been divided by the base index;

“Area of the premises”	As defined in section 4 herein;

“Tenancy Period”	As defined in section 6 herein, including extended tenancy periods, as each case warrants;

“Quarter”	Three month periods each - the beginning of which will be January 1, April 1, July 1 and October 1, of each calendar year;

“Architect”, “Engineer”	Architect or engineer or project manager who will be appointed from time to time by the landlord;

“Landlord’s Representative”	A person who will be appointed from time to time to serve as the landlord’s representative and a notice of such appointment will be delivered to the tenant;

“Management Fees”, “Maintenance Fees”	Sums which the tenant must remit to the management company in accordance with the management agreement;

“Bylaws”	The bylaws of the project Annex “F” of the agreement or any other bylaws that replace it pursuant to the terms of the agreement;

2.2	This agreement contains the following annexes which constitute an integral part hereof, including any annex which is or will be added, with the consent of the parties:

2.2.1 Annex “A”	Annex of Special Terms (hereinafter: “Annex “A” or “Annex of Special Terms”);

2.2.2 Annex “B”	Blueprints of the premises (hereinafter: “Annex “B” or the “Blueprints”);

2.2.3 Annex “C”	Technical description of the premises and a specification of work in the premises (hereinafter: “Annex “C” or the “Technical Description”);

2.2.4 Annex “D”	Management Agreement (hereinafter: Annex “D” or the “Management Agreement”);

2.2.5 Annex “E”	Plans and specifications of modifications and customization by the tenant for the premises and a specification of the landlord’s work and the tenant’s work on the premises;

2.2.6 Annex “F”	By laws of the project;

2.2.7 Annex “G(1)”	Language of confirmation of the arrangement of construction insurance for the work to be carried out by the tenant;

Annex “G(2)”	Language of confirmation of the arrangement of insurance by the tenant;

2.2.8 Annex “G(3)”	Fire safety instructions;

2.2.9 Annex “H”	Language of a bank guarantee;

2.2.10 Annex “I”	Parking agreement (hereinafter: “Annex “I” or “Parking Agreement”);

3.	The tenancy and representations of the parties

3.1	The landlord undertakes to lease the premises to the tenant and the tenant undertakes to lease the premises from the landlord for the period specified in this agreement.

3.2	Revoked.

3.3	The tenant represents:

3.3.1	That he saw and inspected the land and the surrounding area, the plans of the project and the premises, the city building scheme, the blueprint Annex “B” and the technical description of the premises Annex “C”, and inspected the planning status of the land, the project and the premises with the planning authorities and with any other official as he saw fit, and that he is familiar with and knows all the details relating to them, and confirms that he found the project, the premises, the blueprints, the plans and the technical description suitable for his needs and purposes from every aspect and he waives all claims of inconsistency, defect except for a latent defect or any other claim in respect thereto.

3.3.2	If the premises are ready for occupancy prior to the signing of this agreement, the tenant states that in furtherance of the provisions stated in section 3.3.1 above, that he saw the completed premises and all sections and details thereof and inspected it and found it suitable for his needs from all aspects to his complete satisfaction.

3.3.3

That he knows that the landlord is entitled to make changes to the city building scheme, the plans of the project, his premises and technical description - as per its absolute discretion, or as a result of planning or other constraints, or due to orders by the relevant authorities. The tenant agrees and represents that the making of such changes, shall not infringe on his representations or agreements as specified in this section provided that they do not detract from the tenant’s ability to use the premises in accordance with the purpose of the tenancy as defined herein and provided that this use will not be inferior to the use which the tenant could make of the premises under the city building scheme and which is subject to the purpose of the tenancy.

3.4	The tenant represents that he is aware that until the conveyance date, the landlord is entitled, in its sole discretion, to change the location of the premises that appear on the blueprints, to another location in the project, provided that the size of the premises is not altered more than fifty percent. The tenant shall not be entitled to revoke the agreement due to this change, except if the change of location is a material change.

If the tenant revokes the agreement due to a material change of location as mentioned, the landlord will reimburse him for the sums that he paid until such date with linkage differential but without interest.

The landlord is entitled to change the location of the premises even after conveyance to the tenant to a location that will not be less than 5 floors from the existing premises. The landlord will notify the tenant of its decision and in its notice will offer the tenant alternative premises in the project. The tenant will notify the landlord fifteen days from receipt of said notice whether or not he agrees to accept the alternative premises. If the tenant agrees to accept the alternative premises, then all the direct costs resulting from moving the premises to the new location shall be borne by the landlord, including the modification of the alternative premises to the tenant’s requirements to match the state of the premises as it was on the date of said notice. If the tenant does not consent to accept the proposed alternative, the landlord will notify the tenant of the revocation of the agreement and the provisions of this agreement regarding the evacuation of the premises and termination of the tenancy period will apply accordingly.

If the location of the premises is moved, as stated above, a blueprint will be appended to this agreement on which the new location of the premises will be marked, this blueprint will be called Annex “B” and will replace the existing Annex “B”.

The tenant represents and undertakes that he will not have any complaint and/or demand and/or claim against the landlord for exercising its right to change the location of the premises, with the exception of the above stated, and he renounces all such claims and/or demands and/or complaints.

The parties agree that if the landlord exercises its right as stated above to move the location of the premises to another place in the project, after conveyance of the premises has already been made to the tenant, then the tenant will be exempt from payment of rental fees for the first month in the alternative premises to which he is transferred.

4.	Size of the premises

The size of the premises for purposes of this agreement, as calculated by the architect according to the method accepted by the landlord, is the size specified in the Annex of Special Terms. The size of the premises includes the gross area of the premises with its proportionate share of all the public spaces. It is understood that the aforementioned area is the final size and accepted by the parties and that additional measurements of the size of the premises will not be binding on the parties.

5.	Purpose of the tenancy

5.1	The tenant is leasing the premises from the landlord for the sole purpose as specified in the Annex of Special Terms, and not for any other purpose and/or requirements of any kind, without exception.

5.2	The tenant undertakes not to use the premises or any part thereof for any other purpose other than the purpose of the tenancy. The tenant undertakes that he will not change the purpose of the tenancy without obtaining the prior written consent of the landlord.

5.3	If the tenant wishes to change the purpose of the tenancy, in whole or in part, he will first send a letter to the landlord in which he will specify the new purposes and the reasons and explanations for the request. The landlord shall not be obligated to give its consent to the requested change. The landlord shall not withhold its consent except on reasonable grounds.

5.4	The breach of this section with all its terms shall constitute a fundamental breach of the agreement.

6.	Tenancy period

6.1	The tenancy period of this agreement shall be as specified in the Annex of Special Terms beginning from the conveyance date and ending on the date stated in the Annex of Special Terms (hereinafter: “Initial Tenancy Period”).

6.2	If the tenant is granted, in the Annex of Special Terms, the right to extend the tenancy, the tenant may lease the premises for an extended tenancy period or for extended tenancy periods (in this agreement: “Extended Tenancy Period” or “Extended Tenancy Periods”) as specified in the Annex of Special Terms. An extended tenancy period, if any, shall begin upon the termination of the initial tenancy period and any extended tenancy period, if any, shall begin upon the termination of the preceding tenancy period, but in no event shall the tenancy pursuant to this agreement last more than twenty four years and eleven months.

6.3	An extension of the tenancy period after the termination of the initial tenancy period or after the termination of any of the extended tenancy periods is contingent upon compliance with all of the following terms in aggregate:

6.3.1	The tenant gave the landlord at least four (4) months advance written notice prior to the start of each extended tenancy period, of his intent to extend the tenancy period.

6.3.2	Until the start of the extended tenancy period, the tenant complied with all of his obligations pursuant to this agreement, and did not commit a fundamental or recurring breach of the agreement.

6.3.3	The tenant provides the landlord prior to the start of the additional tenancy, with all the confirmations and instruments required to extend all the securities that were given by him to the landlord to the landlord’s complete satisfaction.

6.4	If all the terms for extending the tenancy for an additional term have not been fulfilled, then the agreement will end with the termination of the preceding tenancy period, and the tenant will vacate the premises at the termination of the tenancy period in accordance with the terms of the agreement.

6.5	If the tenant gives the landlord notice of an extension of the tenancy for an additional period, but the tenancy was not extended due to a breach by the tenant of the agreement and/or a failure to renew the securities as required or if the tenant changed his mind and clearly cancelled his notice, then without derogating from the provisions of this agreement or any relevant law and without derogating from any measure available to the landlord by this agreement and/or relevant law and/or from the duty of the tenant to vacate the premises at the end of the tenancy period, the tenant shall be obliged to pay rental fees for a period of 4 (four) additional months after the end of the tenancy period as fixed compensation and the landlord shall be entitled to collect this sum from any security it holds.

6.6	It is understood that the provisions above regarding an extension of the tenancy period for an extended tenancy period or for extended tenancy periods, are subject to the provisions stated in the Annex of Special Terms. In the event that the tenant’s entitlement to extend the tenancy period or the extended tenancy periods and their terms are not specified in the Annex of Special Terms then the aforementioned provisions shall not apply to the extension of the tenancy period and the tenant shall not be entitled to extend the tenancy period for all intents and purposes without the prior written consent of the landlord.

6.7	If the agreement is extended for an extended tenancy period and/or periods, all the provisions of this agreement, mutatis mutandis, will apply to those periods.

6.8	The tenant may not suspend the tenancy and/or vacate the premises prior to the expiration of the tenancy period, and if nonetheless the tenant does vacate the premises prior to the expiration of the tenancy period, the tenant shall be liable for all the payments applicable to him under this agreement, until the end of the tenancy period, unless the premises are leased by an alternative tenant in accordance with section 22 herein.

The aforesaid shall not impair from the rights of the landlord under this agreement and/or any relevant law to order the tenant to vacate the premises prior to the end of the tenancy period.

7.	Rental fees

7.1	The tenant will pay the landlord rental fees for the tenancy beginning from the conveyance date, as specified in the Annex of Special Terms, together with linkage differential and lawful VAT.

7.2	Rental fees will be linked to the index. However, the parties agree that rental fees paid for any quarter shall not be less than the rental fees paid for the preceding quarter.

7.3	Rental fees for each quarter will be paid up front by the tenant to the landlord with differential linked to the index, on the first day of each quarter. If a payment date falls on a non business day (Sabbath, holiday etc.) then the payment will be deferred to the first subsequent business day.

Subject to the provisions set forth in the Annex of Special Terms, rental fees will be paid for the period beginning on the commencement of the tenancy and terminating at the end of the quarter following the quarter in which the start of the tenancy took place, no later than ____________(illegible in original)

At the signing of the agreement the tenant shall pay rental fees to the landlord for the first three months of tenancy with lawful VAT. This payment shall be made no later than 3 days from the date of the signing of this agreement by both parties.

7.4	Payment of rental fees by the tenant shall be done through a standing bank order by the tenant or in any other manner so instructed by the landlord after coordination with the tenant. In order to collect the rental fees and linkage differential or any other sum owed by the tenant to the landlord, the tenant undertakes to produce for the landlord, on a date to be determined by the landlord but in any event within 7 days of the signing of this agreement or 7 days prior to the conveyance date, the earlier of the above, a standing bank order in the form accepted by the bank.

Receipt of the order and any use thereof by the landlord shall not be deemed as payment until the full and timely remittance of all the payments.

7.5	If the Annex of Special Terms contains a proviso that the tenant is entitled to extend the tenancy period for an additional tenancy period, rental fees shall be revised for the entire extended tenancy period for a sum determined by a formula set forth in the Annex of Special Terms.

7.6	The tenant undertakes to pay the rental fees, management fees and all taxes and other payments applicable to him, during the entire tenancy period, without stipulation, whether or not he makes use of the premises.

7.7	The provisions of this section 7 are fundamental and material provisions of this agreement, and the breach thereof constitutes a fundamental breach of the agreement.

7.8	The parties agree that insofar as the tenant has not received a notice stating otherwise from Bank Leumi of Israel Ltd. or from Bank Hapoalim Ltd., payment of the rental fees, as contemplated by section 7.4 above, will be made by him directly to account number 199999 in Bank Hapoalim Ltd., Montefiore branch 781 in Tel-Aviv.

8.	Taxes and additional payments

8.1	The tenant, for the duration of the entire tenancy period, shall make all payments, surcharges, municipal taxes, taxes and mandatory payments of any kind, municipal and/or governmental or others, including any fee, license or permit fees of any kind pertaining to the premises and/or its operation and/or its maintenance, in addition to all the payments clearly stated in this agreement. The tenant must also pay all taxes or surcharges and/or betterment fees, imposed on the premises due to deviant use of the premises contrary to the city building scheme applicable to the premises relating to use of the premises, its operation, maintenance, or related to rental fees that will be imposed in the future and which do not exist at the signing of this agreement.

Notwithstanding the above, it is agreed that taxes applicable by law on owners of a property shall apply to the landlord. It is understood that payments of arnona (municipal tax) shall always be paid by the tenant even if the law is modified and these payments are imposed on owners of a property and not its residents.

8.2	Without derogating from the foregoing generalities, the tenant shall be responsible, during the entire tenancy period, to pay for the supply of water, electricity, phone, arnona, business tax, sign tax, or any other cost resulting from the use of the premises and the operation thereof.

The tenant represents that he is aware that the supply of water to the entire tower is shared and that payment for consumption of water will be made in accordance with the landlord’s determination and based on his proportionate share of the premises out of all the leased areas in the tower. Notwithstanding the above, the tenant shall pay for water according to the reading of a water meter which will be installed on the floor.

Notwithstanding the above, the landlord shall be entitled, in its sole discretion, to install a meter to measure the consumption of water on the premises and/or in other areas of the tower. If such a meter is installed for the premises, the tenant shall pay for water consumption in accordance with the reading of the meter in accordance as determined by the landlord and/or the management company. The meter will be installed by the landlord at the tenant’s expense.

If meters will be or are installed in other areas of the tower (not for the premises), those areas that are covered with meters will not be taken into account in the calculation of the proportionate share of the premises out of all the leased areas in the tower for the purpose of determining consumption of water (if no meter is installed for the premises) as stated.

The tenant represents that he is aware that the consumption of water on the premises does not include the consumption of water in the public spaces and that payments for water consumption in the public spaces will be added to the management fees and will be collected by the management company as part of the management fees.

The tenant shall be responsible to connect the premises to a telephone meter and will pay for the costs of connecting the telephone meter to the premises subject to the provisions set forth in Annex “C”.

8.3	The tenant shall remit, for the entire tenancy period, in a timely fashion, all payments owed by him for maintenance and management of the project as specified in the management agreement. The tenant shall pay in a timely fashion all the payments owed by him, for use of the parking lots in accordance with the provisions of the parking agreement to be signed by him and for all other associated payments which he must make pursuant to this agreement and its annexes.

8.4	The tenant undertakes to notify the local authority and other relevant bodies in writing, of his lease of the premises and to specify in such notice the size of the premises as it appears in the Annex of Special Terms. The tenant undertakes to act so that all bills sent by the municipality or any other bill requesting payments and/or taxes applicable to him, will be issued to the tenant based on the size of the premises specified in Annex “A”. At the end of the tenancy period and onward the tenant will reinstate the name of the landlord or any other name, as he is so instructed, on the bills.

For the carrying out of the actions stated in this subsection, the tenant commits to sign all forms and/or applications for these authorities, as required.

8.5

Each payment which the tenant must make to the landlord and/or the management company in accordance with the provisions of this agreement, shall be made together with VAT, at the rate as will be from time to time pursuant to law and/or any tax which will replace it and/or any tax which by law is applicable to any payment which the tenant must make under this agreement. A lawful tax receipt for payment of the VAT will be given to the tenant immediately after the payment for such tax has cleared.

8.6	The tenant undertakes to show the landlord from time to time at the landlord’s demand, all the receipts and/or confirmations indicating that he indeed made all the payments which he was obligated to make pursuant to this agreement, within 4 business days of receiving an advance written demand for such by the landlord.

8.7	If the landlord makes a payment, for any reason, which according to this agreement the tenant was obliged to pay, the tenant must reimburse the landlord for any sum expended by it, immediately upon the first demand to do so. Original receipts of the landlord’s regarding such payments shall be conclusive proof of their accuracy.

9.	Construction and modification of the premises

9.1	In this agreement:

9.1.1	“Specifications Work” - the work which the landlord undertook to carry out according to the blueprint Annex “B” and the technical description Annex “C” of this agreement.

9.1.2	“Landlord’s Work” - work and modifications to the premises beyond the specifications work to which the landlord agreed, at the request of the tenant, to carry out for the tenant at his expense, as specified in Annex “C”.

9.1.3	“Tenant’s Work” - various construction on the premises beyond the specifications work and the landlord’s work which the tenant is interested in doing to the premises on his own.

9.2	No later than the date specified in the Annex of Special Terms, the tenant will deliver for the inspection and approval of the landlord, technical specifications, and plans adapted for execution, signed by the tenant, of all the works and modifications needed to be carried out on the premises by a breakdown of the specifications work, landlord’s work and the tenant’s work. Without derogating from the foregoing generalities, the plans shall contain plans for the distribution of partitions and division of the premises into rooms, location of electrical points and outlets, telephone outlets, communication points, air conditioning, computers etc., distribution of lighting fixtures, and any other detail related to the landlord’s and tenant’s works.

9.3

The landlord is entitled to approve the plans and technical specifications, ask for further details about them, make changes to them or refuse to approve them, provided that a refusal to approve the tenant’s plans are based on reasonable grounds only. The landlord may also refuse to carry out some or all of the works that the tenant asked to be included as part of the landlord’s works. The tenant may carry out these works as part of the tenant’s works. When the tenant does submit a request for the landlord’s approval, the landlord shall give its reasoned answer within 21 days.

If the plans or specifications were not approved or if the landlord asked for modifications, changes or further details about them, then the tenant will submit new technical specifications and plans and/or supplementary material to the landlord as per the landlord’s instructions within 14 days from the date that the tenant received the landlord’s comments. The plans and technical specifications, after being approved by the landlord, if approved, and subject to modifications made or which were requested to be made, as stated above, shall be added as Annex “E” to this lease agreement and will constitute an integral part hereof.

It is understood that approvals by the landlord and/or an agent thereof, including the architect and/or other advisors of the landlord, do not impose on the landlord any liability in respect to the specifications and plans, and the tenant is solely responsible for any defect, inconsistency, or mistake in the specifications and plans as well as for any damage caused as a result to the tenant and/or the landlord. It is understood that the foregoing shall apply even if the tenant hires the services of the landlord’s advisors in order to prepare the plans and the specifications and that such liability shall apply to him whether he himself paid the landlord’s advisors or whether their salary was paid by the landlord.

9.4	The parties shall decide among themselves the price for the landlord’s work, the terms of payment and the other terms relating to the carrying out of the landlord’s work and the tenant shall make such payment to the landlord in the manner agreed together with lawful VAT. To dispel any doubt, it is understood that the landlord’s work is subject to what is expressly agreed among the parties and the satisfaction of all the tenant’s obligations in respect to such agreements.

9.5	The landlord shall allow the tenant to carry out the tenant’s work on the premises at the same time the landlord, through its contractors, is carrying out various works in the project as well as the specifications work and landlord’s work in the premises.

9.6	The tenant may begin the tenant’s work on the premises prior to the conveyance date from the date he is given license to do so by the landlord as specified in Annex “A”. The tenant shall be obligated to carry out and finish sections of the tenant’s work by certain dates as the landlord will so instruct him taking into account the landlord’s needs, in order to allow it to carry out the specifications work and the landlord’s work. The landlord may suspend, periodically, after giving advance notice, for a reasonable time, the license granted to the tenant for specific periods in various sections of the premises as required to carry out the specifications work and the landlord’s work which cannot be carried out simultaneously with the tenant’s work.

9.7	The status of the tenant on the premises and the project during the period between the granting of a license until the conveyance date shall be as a licensee on behalf of the landlord, whereas this permission may be suspended from time to time, in the reasonable judgment of the landlord, and whereas the permission is expressly limited to the carrying out of the tenant’s work on the premises only in order to adapt and modify the premises to his needs.

9.8	The tenant represents that he is aware that carrying out the specifications work and the landlord’s work is contingent, inter alia, upon the submission of the plans and specifications by the tenant and their timely approval as stated, particularly in respect to all matters related to the planning and installation of partitions, air conditioning system, lighting, electricity, telephones, and the other systems on the premises insofar as they are included in the specifications work and the landlord’s work, as well as other work required to complete the premises. Therefore, the landlord shall not be liable for any delay or setback in the completion of the premises and/or in its conveyance to the tenant that is due to a delay by the tenant in submitting the plans or specifications for the landlord’s approval as stated above or a delay in conforming them to the landlord’s requirements.

Without derogating from the foregoing, in the event of a delay of the approval of the tenant’s plans as described above, the landlord shall be entitled to continue erecting the project and the sections of the premises required to complete the construction of the project and the premises, as per its discretion without connection to the plans and specifications which the tenant was to submit as described above. In this instance, the manner in which the landlord continues to carry out such construction shall be deemed as acceptable to the tenant for all intents and purposes and he shall not have any claims or complaints in respect thereto. The tenant shall be solely responsible for any damage and shall pay for all changes or modifications required as a result. Notwithstanding the above, the landlord may defer the conveyance in accordance with the delay in the submission of the plans for execution.

9.9	The following provisions shall apply to the tenant’s works insofar as they are carried out:

9.9.1	The tenant shall execute the tenant’s works in a manner that will cause minimal interference with the other works in progress on the premises and the project regardless of whether they are being carried out by the landlord or by another on its behalf or by other tenants.

9.9.2

The tenant will be responsible to coordinate the tenant’s work in advance with the landlord and its contractors as well as any other person associated with the work on the premises and the project who will be brought to his attention in advance. The tenant undertakes to keep the landlord’s representative apprised on a continuous basis of the progress of the tenant’s work and to provide him periodically, upon his request and for his approval, schedules and milestones regarding the carrying out of the tenant’s work. The tenant undertakes to carry out the tenant’s work according to the schedules and milestones and to make timely reports to the landlord’s representative of any expected deviation or irregularity from them.

9.9.3	The landlord may supervise the tenant’s work. The tenant undertakes that while he holds the status of a licensee and during the carrying out of the tenant’s work, he or any worker employed by him, will comply with instructions issued by the landlord’s representative and will act in compliance therewith.

9.9.4	It is understood that a deviation by the tenant from the plans or specifications approved by the landlord, constitutes a fundamental breach of this agreement and in such instance, the landlord may suspend the carrying out or continuation of the tenant’s work which deviates from the terms of the approval and may demand that the tenant restore the condition of the premises to its former state without such action detracting from any other right of the landlord under this agreement and/or any relevant law.

If the tenant fails to restore the condition of the premises to its former state or fails to rectify the deviation, the landlord is entitled, but not obligated, to restore the condition of the premises to its former state on its own and charge the tenant for all costs and damages incurred by the landlord as a result and the landlord shall be entitled to exercise any security which was given to it to secure compliance with the tenant’s obligations under this agreement including any guarantee and/or other security in its possession.

9.9.5	To carry out the tenant’s work, the tenant undertakes to use only licensed and skilled professionals, standardized equipment and materials as specified in the specifications and the plans that were approved by the landlord. The tenant shall be solely responsible for equipment and materials brought by or for him to carry out his work and installations, during the entire time they are situated on the project.

9.9.6	The tenant and/or anyone acting on his behalf shall not be entitled to store or place material or equipment inside the project outside of the premises, or to use them to perform work without the express prior written approval of the landlord.

9.9.7	The tenant and he alone shall be legally responsible to the landlord to any third party for any damage that he causes to the premises and/or the project and/or other leased space and/or to other tenants of the project and/or the landlord and/or any third party as a result of the tenant’s work.

9.9.8	The tenant will insure his liability as stated and if the tenant hires any contractors to perform any of the tenant’s work, the tenant will act so that those contractors are also insured with coverage that is consistent with the range of relevant risks and that this coverage will not be less than what is stated in this agreement. A precondition to the start of any type of work on the premises by the tenant is that the tenant will provide the landlord with a confirmation of the arrangement of construction insurance as mentioned in section 25 herein.

The tenant undertakes that he or one acting on his behalf (including contractors and subcontractors hired for the tenant’s work) will take all safety and precautionary measures necessary to prevent loss, harm or injury to the body and/or property of any person and/or body regarding the carrying out of the tenant’s work. Without derogating from the foregoing, the tenant undertakes that he or one acting on his behalf will take proper precautionary measures and will comply with all laws that arrange the carrying out of the tenant’s work and will comply with the provisions of Annex “G(3)”—Fire Safety Procedures.

9.9.9	If a building permit or any other permit or license is required by law or custom to carry out any of the tenant’s work the tenant shall have the duty to obtain them prior to beginning the work. The landlord shall cooperate and sign all documents required to have these authorizations issued.

9.9.10	The landlord will provide the tenant with water, for a fee, and electricity for the tenant’s work pursuant to the tenant’s request after coordination with the project manager and the chief contractor, whereby the tenant will pay for the water and electricity that he consumes.

9.11	A delay by the tenant in completing the tenant’s work that is not due to an act or omission by the landlord, shall not defer the date for the start of the lease.

9.12	The tenant, and he alone, shall be responsible for any damage and/or loss that will be caused to him and/or the landlord and/or the management company in the event that the tenant fails to complete the tenant’s work on time as stated above until the date of conveyance of the premises provided that the delay was not a direct result of an act or omission by the landlord.

9.13	Without derogating from the foregoing generalities, the tenant shall pay rental fees and the remainder of payments which he must make pursuant to this agreement and will comply with all of his obligations as specified in this agreement - even if conveyance of the premises is deferred due to the delays mentioned above - except for a period of delay which was caused by an act or omission by the landlord.

10.	Right of revocation

The tenant may revoke this agreement if a fundamental breach of this agreement is committed by the landlord and is not rectified following 60 days advance written notice by the tenant to the landlord or if a non fundamental breach is committed and not rectified by the landlord even after the tenant gave it at least 90 days or more depending on the circumstances, advance written notice, provided that under the circumstances of the case it would not be unjustifiable to revoke the agreement.

If the agreement is revoked by the tenant for circumstances other than what is stated above and/or for reasons other than those specified in this agreement which confer upon the tenant a right to revoke the agreement and/or not for reasons of transferring the tenant’s rights to an alternative tenant as stated in section 22 herein, the revocation will constitute a fundamental breach of this agreement and the tenant will be liable for full payment of the rental fees for the entire tenancy period in addition to all rights and other measures provided by the agreement and/or relevant law which are available to the landlord to recover the damages that were caused as a result of the breach of contract.

11.	Conveyance of the premises

11.1	The landlord shall give the tenant at least 14 days advance notice of the conveyance of the premises prior to the conveyance date, which will be the estimated date stated in Annex “A”.

11.2	A delay in the conveyance of the premises shall be considered a fundamental breach of the agreement.

Without derogating from the foregoing, if the conveyance date under this agreement is deferred due to a delay in the completion of the premises by the landlord as a result of force majeure as stated in section 21.1

If the conveyance date of the premises is deferred pursuant to this section, then the date for the start of the tenancy period shall also be delayed for the same amount of time, and the tenant shall be entitled to notify the landlord of his desire to extend the date for the termination of the tenancy period for an identical period of time.

11.3	The tenant undertakes to appear at the premises on the conveyance date for which he received prior notice as stated in section 11.1, and to accept the premises, subject to the completion of the premises according to the blueprints and the technical description, insofar as the matter relates to the landlord’s work and subject to the provisions of this agreement.

11.4	At the conveyance of the premises, whether or not the tenant is present, the landlord’s representative will prepare a conveyance protocol and this protocol will serve as conclusive and absolute proof that the tenant accepted the premises in accordance with the terms of this agreement, subject to the landlord’s obligations to finish and make the repairs specified in the conveyance protocol in the event that such exist.

11.5	To dispel any doubt, it is understood that the tenant’s abstention from accepting the premises or from appearing on the conveyance date or cooperating with the landlord in the preparation of the protocol and/or the existence of any defects which according to the architect’s determination prevent use of the premises and/or the need to complete work in the premises by the landlord, shall not serve as an excuse for refusing to accept conveyance, and in any such event the conveyance will be deemed to have taken place on time and the tenant will be obligated to accept the premises unless the architect determines that the defects or the need to complete the work as stated prevents the conveyance of the premises.

11.6	The tenant’s acceptance of the premises constitutes confirmation by him that the premises were delivered to him in full satisfaction of the terms of this agreement and to his full satisfaction, and that he has no nor will have any claims regarding the premises or this agreement, subject to that stated in the conveyance protocol and the landlord’s satisfaction of its obligations under this agreement. With the exception of a latent defect or inconsistency.

11.7	Without derogating from the foregoing generalities, conveyance of the premises to the tenant is contingent upon satisfaction of all the tenant’s obligations in accordance with this agreement including payment of rental fees, the production of a standing bank order, securities, and confirmations of insurance, etc.

11.8	The tenant undertakes to accept the premises on the conveyance date. The tenant acknowledges that in the event that he does not appear to accept the premises on the conveyance date, after being given a notice regarding the date of the conveyance by the landlord or if the premises is not given to the tenant due to the non fulfillment of one or more of the tenant’s obligations, he shall be deemed as having accepted conveyance of the premises on time without any reservations regarding its condition, and the duty to pay rental fees, management fees and any other payment in accordance with this agreement shall be paid by the tenant from this date onward.

11.9	The landlord shall repair defects mentioned in the conveyance protocol instantly, insofar as possible, with the goal of doing all the repairs, if there are any, at one time. Defects that require urgent repairs shall be made at the earliest possible time by the landlord.

12.	Permits and licenses

12.1	The tenant and he alone shall be responsible to obtain the permits and licenses required by law to manage his business on the premises and keep them valid, at his own expense and under his sole responsibility.

12.2	The tenant represents that he is proficient and familiar with the business that he intends to operate on the premises and in all matters regarding the licensing and permits required to operate such business. The tenant checked and is familiar with the requirements of the various authorities including the local authority, home command, sanitation department, Ministry of Health, Ministry of the Environment, etc. and he took these requirements into account when he signed the agreement and when he planned the modifications to the premises and specifications of the landlord’s work and the tenant’s work.

12.3	The landlord undertakes to sign, at the tenant’s request, all documents and/or applications required to obtain a business license and/or other permit needed to operate the business lawfully subject to the provisions of the law insofar as is required from it as owner of the premises provided that the signing of such instruments does not impose upon any type of liability whatsoever on the landlord.

12.4	Without derogating from the foregoing, the tenant undertakes to manage his business and comply with all the requirements of the Business Licensing Law, 5728 - 1968, to obtain all licenses and permits required by law to operate the tenant’s business on the premises in accordance with the purpose of the tenancy, and to renew them on a yearly basis or on any other basis as required by law.

12.5	The tenant alone shall be civilly and/or criminally liable for any offenses and/or legal violations committed on the premises.

12.6	The tenant himself shall make all payments, surcharges, betterment taxes for irregular use, fines and/or penalties that are imposed as a result of the management of the business and/or use of the premises by the tenant and/or his employees and/or agents and/or his customers without a permit or which deviates from the permit, or is contrary to the city building scheme, or any law whether imposed on the landlord or the management company or the tenant.

12.7	Nothing in this agreement or any act or approval or consent by the landlord shall be deemed as permission by the landlord to the tenant to use the premises and/or operate a business in it without a permit and/or to deviate from the terms of the permit and/or contrary to any law.

12.8	It is understood that the failure to obtain any license required for the tenant to operate his business on the premises or the revocation of such license, will not release the tenant from any of his obligations under this agreement. An abstention from using the premises at the start of the tenancy due to the failure to obtain any license, approval, or permit by the tenant, shall not detract from his obligations to pay rental fees, management fees and any other payment which he must make pursuant to this agreement, to the landlord. The tenant renounces all claims of frustration, justification or any other claim related to the failure to obtain a license or approval or their revocation or invalidation.

12.9	The provisions of this section 12 shall be deemed fundamental and material provisions of this agreement and their breach by the tenant constitutes a fundamental breach of the agreement.

13.	Maintenance and operation of the premises and its systems

13.1	The tenant undertakes to care for the premises during the tenancy period. Without derogating from the foregoing generalities, the tenant undertakes as follows:

13.1.1	To use the premises and its auxiliary systems carefully, not to overburden the permissible weight of the floors as specified in the annexes to this agreement.

13.1.2	To be strict about keeping the immediate area surrounding the premises clean including the public spaces adjacent to it, and to manage the business within the parameters of the premises only.

13.1.3	Not to place scrap metal, crates, items, goods, garbage and/or obstacles outside of the premises, including in the service corridors, and not to cause any nuisance, inconvenience, noise, contaminative odors, or unpleasantness to the visiting public and/or workers and/or other residents of the project.

13.1.4	The tenant undertakes not to interfere or harm the good existing arrangement, cleanliness and good neighborly relationships in the project.

The tenant will pay for damages and all fines imposed by the authorities, if imposed, for a breach of the provisions of this section and/or violation of any law. If fines are imposed on the landlord for acts or omissions committed by the tenant, the tenant will indemnify the landlord for the full amount of the fines, upon first demand to do so.

13.2	The tenant, in order to access the premises, undertakes to only use the access ways designated and marked by the landlord and/or the management company. The tenant undertakes to park all vehicles and transport vehicles only in those places designated for such by the landlord and/or the management company from time to time, in respect to the access to the premises and the surrounding area.

13.3	The tenant undertakes to maintain the premises and its systems in working and good order as he received them from the landlord. The tenant represents that he is aware that maintenance of the infrastructure of the electricity, plumbing, air conditioning and fire safety systems installed by the landlord on the premises and all the leased areas and/or those designated for lease in the tower (hereinafter: the “Systems”) will be maintained by the management company and that all costs of maintenance of such systems shall constitute part of the management costs.

13.4	To dispel any doubt it is understood that the management company will only handle the costs of the regular maintenance of the systems and that only these costs are included in the costs of the management company. Any maintenance of the systems required as a result of careless use of the systems and/or damage to the systems caused by a negligent act and/or omission by the tenant and/or his workers, invited guests and/or anyone acting on his behalf shall be paid for by the tenant according to bills submitted to him by the management company, within seven days from receipt of a written demand from the management company and/or the landlord. Bills by the management company shall be conclusive proof of their accuracy. A determination by the management company that a repair that was made is not included as part of the regular maintenance and therefore must be paid by the tenant, shall be final and binding on the tenant.

13.5	Subject to the provisions of sections 13.3 and 13.4, the tenant undertakes to make, at his own expense and responsibility, repairs and ongoing maintenance to the premises, including attrition caused by regular use of the premises. Without derogating from the foregoing generalities, any malfunction or damage caused to the premises by the tenant, his workers, agents, visitors or customers, or as a result of normal attrition, shall be repaired immediately within a reasonable time depending on the nature of the circumstances by the tenant, at his expense, after reporting all material malfunctions or damages to the landlord and receiving its approval for the measures that he plans to undertake.

Maintenance and repair of the premises by the tenant shall be carried out by licensed and skilled experts under the close supervision of the landlord and/or the management company.

To dispel any doubt, it is understood that the provisions of this subsection do not refer to the systems which are to be maintained as specified in sections 13.3 and 13.4 above.

13.6	If the tenant does not repair, within a reasonable time based on the urgency of the situation, any damage or malfunction as stated above, the landlord shall be entitled but not obligated, to make the repair, and the tenant will pay all costs for the repairs made by the landlord within 7 (seven) days from the date a bill for the repairs that was so issued was handed to him.

13.7	The tenant will enable the landlord and/or the management company and/or any one acting on their behalf to enter the premises at any reasonable time in order to check the premises and/or to make or repairs of any kind to or by way of the premises. Nothing in this section shall impose any duty to take any action whatsoever on the landlord and/or the management company.

13.8	The tenant shall manage his business on the premises by following the bylaws - Annex “F” of the agreement and all the procedures and instructions that will be decided by the management company pursuant to its authority under this agreement including but without impairing from the foregoing generalities, the tenant will be meticulous in his strict compliance with all the instructions of the management company and/or the landlord regarding the transport, entry and evacuation of merchandise and containers to and from the premises, particularly in respect to the hours and methods for conducting such actions.

13.9	The tenant represents that he is aware that the landlord is the holder of rights to the infrastructure for the supply of water to the project and its connection to the telecommunications network through Bezeq, the municipality and all other entities and that such rights are the sole property of the landlord. The right given to the tenant under this agreement is a temporary usufructuary right for the tenancy period subject to any other term or provision in this agreement.

13.10	Insofar as the area of the premises contains secure rooms for each floor (hereinafter: “Secure Room”), the tenant represents and affirms that he is aware and it was made clear to him that the secure room was designated as a secure room for the floor and/or as a shelter and he is prohibited from using it for any other purpose other than for protection during an attack, unless he obtains a permit from the relevant authorities pursuant to law, including the Civil Self-Defense Law, 5711 - 1951.

The tenant represents that he will not use the secure rooms without possessing the licenses required by law, including the Civil Self-Defense Law, 5711 - 1951.

The tenant represents and covenants that the responsibility to obtain the licenses required by law to use the secure rooms is exclusively upon him, and the tenant will not have any claim and/or demand and/or action against the landlord if he cannot obtain these licenses.

It is understood that the right to use the secure rooms is subject to the directives of the home front command and all relevant law. Without derogating from the foregoing generalities, the tenant undertakes to maintain the secure rooms and to use them in accordance with the law, the directives of the home front command, and the instructions of the management company based on the relevant laws.

In emergency situations the tenant undertakes to clear out the secure rooms instantly and make them available to the public. To dispel any doubt it is understood that the tenant will continue to pay, even when the secure rooms become available to the public, all the payments relating to the secure rooms fixed in this agreement and the management agreement.

The tenant will be entitled to lock the secure rooms, in his discretion, provided that he leaves a key for the secure room with the management company so that they can enter in an emergency or conduct an inspection in coordination with the tenant.

13.11	Insofar as other secure rooms exist outside of the premises, the tenant represents that he is aware that the landlord may, in its sole discretion, confer rights to them upon third parties and the tenant shall not have any claim and/or action against the landlord as a result.

14.	Posting signs

14.1	The tenant will not post any sign on the premises including on its walls or outside windows and/or its roof and/or within the premises so that it can be seen outside of the premises and/or on the Land or surrounding area without the prior written approval of the landlord. The tenant must submit, for the prior approval of the architect, any application for posting signs that bear his commercial name and/or any other sign designed for him or pertaining to him such as a commercial or other advertisement for any entity. Approvals by the landlord and the architect and obtaining all necessary licenses are prerequisites for the posting of the signs. If the tenant obtains such approval, the tenant will install the sign in a skilled and professional manner at his own expense and sole liability and will be responsible to maintain it during the entire period of the tenancy and will be responsible for payment of all fees, taxes, surcharges and/or any other payment in respect thereto.

14.2	The placement and maintenance of the signs in the project which are not on the premises will be done in aggregate by the landlord and/or through the management company. The upkeep costs for the maintenance of such signs will be part of the management fees.

14.3	Without derogating from the foregoing, the landlord and/or the management company may at the tenant’s expense, remove or take down any sign and/or poster and/or ad that was placed or hung in the project, including in public places, or on the walls or windows of the premises without the prior written approval of the landlord and/or management company, and the tenant waives all actions or claims relating to their removal or for any damage that may be caused as a result.

14.4	The provisions of this section 14 are fundamental and material and their breach constitutes a fundamental breach of the agreement.

15.	Electricity

15.1	Definitions

In this section:

“The Engineer” - an electrical engineer or licensed electrician who will be responsible for the power system in the project for the landlord.

“Power Services” - supply of power including operation, maintenance and insurance coverage of power fixtures and electrical systems to be installed in the project and premises by the landlord.

15.2	General:

15.2.1	The tenant represents that he is aware that the landlord is the holder of the rights to the infrastructure for the supply of power to the project from the electric company and any other entity and that all such rights are the sole property of the landlord. The right given to the tenant under this agreement is a temporary usufructuary right for the tenancy period and is subject to all terms and other provisions in this agreement.

15.2.2	The tenant will bear all costs of connecting the electric meters subject to the provisions stated in Annex “C”.

15.3	Aggregate Electricity

The tenant represents that he is aware that the landlord signed a contract with the electric company for the supply of aggregate electricity (hereinafter: “Power Supply Contract”) in accordance with the rules practiced by the electric company and he undertakes and represents that:

15.3.1	The tenant may not ask for a direct and/or separate supply of power from the electric company and/or any other entity except from the landlord and shall not be entitled to contact the electric company to request the installation of a separate meter or make a direct payment to the electric company.

15.3.2	The tenant renounces any action and/or claim for any cause of action against the electric company due to the non supply of power and/or interference with the power supply. The tenant undertakes to compensate the electric company for any cost or damage incurred by it as a result of a complaint for not supplying power and/or disturbances to the supply that will be filed against the electric company by a customer and/or licensee of the tenant’s.

15.3.3	Without derogating from the foregoing, if the tenant installs any electrical or electric equipment of any kind, he shall not be entitled to bring any complaints against the electric company due to a power outage and/or disturbances to the supply of power.

15.3.4	The tenant is not entitled to supply and/or sell power and/or provide electrical services of any kind to any third party for a fee or for free whether directly or indirectly.

The tenant acknowledges that the electric company can make changes to the power supply contract and he agrees in advance to all changes that will be made to the terms of the contract as a result of various requirements from the electric company provided that such change does not affect the tenant’s use of power in the premises.

15.4	Supply of power

15.4.1	Electricity will be supplied to the premises at the strength fixed in Annex “A” of the agreement, with alternating current (AC), at a frequency of 50 cycles per second, 230 volts per phase and 400 volts between each phase. The supply will be single or triple phase protected by semi automatic fuses that are designed for the nominal current of the premises. The tenant is not allowed to replace these fuses without permission from the landlord.

15.4.2	The tenant is not entitled to expand and/or modify and/or make additions to the power supply devices that will be provided for the premises. The landlord may disconnect or instantly remove any expansion, modification, addition etc. that was made without the landlord’s permission, at the tenant’s expense, without impairing from the tenant’s responsibility for any damage that will be caused to the power supply devices as a result from such work.

15.4.3	If the tenant is interested in a further allocation of electricity than what is being supplied to the premises in accordance with the technical description, Annex “C”, the landlord will examine the possibility of increasing the electrical supply to the premises according to the electrical capacity of the project and will be entitled to refuse or agree to the request in its sole and absolute judgment, to be utilized reasonably.

The tenant represents that he is aware that the landlord is not obligated to supply electricity beyond the amount specified in the technical description and he will not bring any action or claims against the landlord if his request is denied.

Payment for connecting additional power as stated above shall be borne by the tenant and it shall be paid within 7 days from receipt of a demand to do so from the landlord. The tenant shall be solely responsible for the installation of any wiring or additional systems that are required to electricity as stated and they shall be added at his expense and under his responsibility alone.

15.5	Safety

15.5.1	The landlord and/or the engineer and/or anyone acting on their behalf shall be entitled to visit the premises at any reasonable time with prior notice to examine all electrical devices, for safety inspections and to confirm compliance with accepted safety standards.

15.5.2	If the engineer believes that any of the electrical devices that were installed on the premises may cause harm to the general power supply system in the project and/or poses a safety hazard or danger and/or does not meet the accepted safety standards and/or the burden it places on the electrical supply system may disrupt the system - the engineer may demand that the device be repaired and/or replaced and/or changed, and the tenant undertakes to take all steps required to comply with the engineer’s demand within 14 days.

15.5.3	The tenant shall be responsible for all damages caused to equipment and/or electrical devices on the premises and/or the electrical system outside of the premises as a result of operating an improper electrical device, as stated above.

15.6	Maintenance of electric devices

15.6.1	The tenant shall allow, upon prior coordination and at a reasonable time, all licensed workers of the landlord’s, access to all electrical devices on the premises, for the purpose of inspection, supervision, installation, repair, replacement of defective parts, removal, dissemble, assembly, etc. work that in the landlord’s opinion is required on the electrical devices supplying electricity to the premises. The tenant will act to remove and/or move any device that would interfere with the aforementioned work.

15.6.2	In order to carry out these works, the landlord may temporarily, with prior notice and if possible, prior coordination, disconnect, for the necessary time period, the supply of electricity to the premises, provided that the suspension of power to the premises is for a reasonable time taking into account the type of work being conducted on the premises.

15.7	Electrical devices

15.7.1	All instruments, accessories, and other equipment related to the electrical supply system (hereinafter: “Electrical Appliances”) belong solely to the landlord, whether or not the tenant shares in their purchase and/or installation and/or connection costs.

15.7.2	The tenant shall be prohibited from working on the electrical devices unless he receives prior written approval from the landlord to undertake such work that is not being done by the landlord.

15.8	Limited liability of the landlord for power shortages

The landlord shall be entitled to suspend or limit the supply of electricity to the premises and other places in the project, in the following instances:

15.8.1	In any instance of a suspension or limitation of electricity, whose source is an internal malfunction and/or outside of the central power supply system of the project, for example, national or regional power shortages, the source of which is with the electric company or in the internal electrical system of the project.

15.8.2	In any instance where there is danger to persons or property.

15.8.3	In any other instance, where the engineer gives instructions regarding the need for such suspension.

If it is possible to notify the tenant prior to the expected power suspension, advance notice will be given by the landlord, in a manner determined by the landlord. The landlord will not be responsible nor will bear the costs for any damages caused to the tenant due to the power suspension, in the instances specified above and/or in any other instance over which the landlord had no control.

15.9	Unpredictable changes

If, as a result of a law, regulation or action by an authorized authority, the landlord is of the opinion that there is a need to make any type of change to the electrical services supply system to the premises, the landlord shall make such changes without the tenant having any complaint and/or action against it and the tenant will pay the cost for carrying out such work.

15.10	Suspension of electrical services

In the event of the commission of a fundamental breach of the agreement where the tenant has not rectified the breach after receiving 8 days advance written notice to do so, including and particularly in the event where the tenant has not paid the rental fees or management fees that he owes, the landlord may disconnect the electricity on the premises, after giving 48 hour written notice prior to doing so. In the event of such suspension, all costs, damages and losses due to the suspension shall be the sole responsibility of the tenant.

15.11	Suspension of aggregate supply

Notwithstanding the aforesaid, the landlord and/or the management company, after obtaining prior approval of the electrical company, may order the tenant to connect to the electrical network and power supply of the Israel Electric Company Ltd., and in this instance, the stipulations and rules of the electric company, related to the contractual arrangements for and supply of electricity to the tenant will apply. All costs resulting from such arrangements with the electric company and the connection of the premises to the electrical network of the electric company shall be borne solely by the tenant.

15.12	Payment for electrical services

15.12.1	The tenant represents that he is aware that the charges for the use of electricity on the premises will be made by the reading of a meter to be installed by the landlord at the tenant’s expense. The type of meter will be chosen by the landlord in its sole judgment. The rate at which the tenant will be charged for the use of electricity on the premises by a reading of the meter will be the rate accepted from time to time by the electric company for consumption of electricity at the rate for load and time at a low voltage.

15.12.2	The tenant represents that he is aware that in addition to the charge for using electricity on the premises he will also be charged for consumption of electricity for the floor’s air conditioning system. The charge to the tenant for the electricity use of the floor’s air conditioning system will be calculated according to the tenant’s proportionate share of the overall consumption of the floor’s air conditioning system. The tenant’s proportionate share of the consumption of electricity of the floor’s air conditioning system shall be calculated according to the proportionate share of electrical consumption on the premises compared to the electrical consumption in all the leased areas on the floor.

Electrical consumption for the floor’s air conditioning system shall be measured by the reading of a meter to be installed by the landlord at the expense of the tenants on the floor. The type of meter will be determined by the landlord in its sole judgment. The rate by which the tenant will be charged for the floor’s air conditioning system shall be the rate that is accepted from time to time by the electric company for electric consumption at the rate for load and time at a low voltage.

An example for calculating the tenant’s share of the electrical consumption of the air conditioning system on the floor: If for example the total consumption of all the tenants on the floor (not including electrical consumption of the floor’s air conditioning system) according to an aggregate reading of all the meters installed for the leased properties on the floor is 100 and the electrical consumption on the premises according to a reading of the meter installed for the premises is 20, then the tenant’s share in the electrical consumption of the air conditioning system for the floor will be 20%.

15.12.3

If, in the opinion of the landlord, the premises require a higher consumption of electricity of the floor’s air conditioning system than the tenant’s proportionate share of the floor’s use as stated above, then the landlord may establish that the tenant’s share of the payment for electric consumption for the air conditioning system on the floor will be greater than his proportionate share of electrical consumption of all the tenants on the floor. In this instance the tenant’s proportionate share in the payment of electric consumption for the air conditioning system on the floor will be calculated according to a variable fixed by the landlord after consultation with its electrical specialist. If such a variable is established for charging the tenant, the tenant will pay his share for the consumption of electricity for the air conditioning system on the floor in accordance with the landlord’s determination.

15.12.4	The tenant affirms that he is aware that the use of electricity in the public spaces and the public systems, including but not limited to, elevators, central air conditioning systems and the like, will be charged through the management company.

15.12.5	The tenant undertakes to pay the landlord for the use of electricity during the tenancy period as charged by the landlord by giving a standing order to the landlord to debit the tenant’s account which will be submitted to the bank as described in section 7 above. The tenant affirms and agrees that the landlord may suspend the supply of electricity to the premises whether due to a non payment of an electrical bill or any fundamental breach of this agreement, after giving 8 days advance written notice.

The tenant represents that he is aware that the payments for electricity augment but do not replace other payments to be made pursuant to this agreement.

15.13	The tenant represents that he is aware that a substation of the electric company and all the devices associated and/or related to the substation, exists and is operated on the project and he waives all claims and/or actions including complaints related to noise and/or nuisance against the landlord and the Israel Electric Company Ltd. relating to the substation and its operation on the project.

16.	Additions and modifications to the premises

16.1	The tenant is not entitled to make any changes or additions to the premises, its fixtures or systems, whether they are internal or external changes, without obtaining prior written consent by the landlord (hereinafter: “Changes and Additions”).

16.2	Without derogating from the foregoing, if and when the tenant plans and/or or makes changes or additions to the premises, the landlord shall have the right and choice to demand their removal and the restoration of the premises to its previous physical condition as it was on the date of conveyance without the changes and additions.

If the landlord does not demand the removal of the changes and additions, they shall become the property of the landlord without charge, and the tenant shall not have any claim and/or demand against the landlord for the changes and additions and/or for his investment in them.

16.3	It is understood that if the landlord permits the tenant to make any type of changes and additions to the premises, section 9 of this agreement relating to work and modifications on the premises by the tenant shall apply to them, mutatis mutandis.

17.	Management of the tower

17.1	The tower shall be managed by the landlord or by a management company appointed by the landlord who will engage in the management and maintenance of the tower. The landlord will be entitled at any time from time to time to transfer the management from the management company appointed by it to another management company, as per its sole judgment, and the tenant undertakes to sign the management contract with the proviso that the tenant’s obligations to the management company and/or the landlord will not be materially altered.

The signing by the tenant on this agreement constitutes a direct commitment to the management company, when it will be appointed, insofar as the provisions apply to it, as well as a commitment by the tenant to the landlord to satisfy all of his obligations towards the management company whether or not they are specified in this agreement or whether they are specified in the management contract, and these commitments by the tenant can be deemed a third party contract.

17.2	As long as a management company is not appointed, the landlord shall serve as the management company for purposes of this agreement.

17.3	As soon as the landlord informs the tenant that a management company has been hired to supply the management services to the tower, the tenant will satisfy all of his obligations pursuant to the management contract vis a vis the management company, and upon the landlord’s request, will sign the management agreement and the annexes thereto with the management company.

17.4	Without derogating from the provisions set forth in the management contract, the management company will determine the arrangements and procedures relating to the management and maintenance of the tower and will establish bylaws which will apply to the various tenants and users of the tower and will monitor its execution. The bylaws appended hereto as Annex “F” of this agreement will be valid insofar as the management company has not published any changes to it.

17.5	The management company will supply on its own and/or through subcontractors, management and maintenance services to the tower as specified in the management contract.

17.6	The tenant will pay management fees as specified in the management contract. On the conveyance date the tenant will pay management fees in advance for the first quarter according to a projection calculated by the management company.

17.7	The tenant represents that he is aware that payment of the management fees and strict compliance with the management contract, the bylaws and directives of the management company is necessary for proper management of the project at a high level and standard, and it is for the benefit of the tenant and all the users and visitors of and to the project.

17.8	The tenant represents that he is aware that the landlord may take any action pursuant to this agreement through the management company, including collection of rental fees or any other payment and may appoint the management company its representative for all matters pursuant to this agreement.

Any request, demand or action by the management company to the tenant on behalf of the landlord shall be deemed a request, demand or action by the landlord and the tenant undertakes to act towards the management company in all matters in the same manner as he would act to the landlord pursuant to this agreement.

17.9	The tenant represents that he is aware that the aforesaid does not detract from any provision in the management contract but is in addition thereto and any breach of an obligation pursuant to this section shall be deemed a fundamental breach of this agreement and the management contract.

18.	Parking lots

18.1	The tenant is aware that there are parking lots on the project (hereinafter: “Parking Lots”).

18.2	The landlord shall be entitled in its sole judgment, to decide from time to time to operate the parking lots or any part of them as paying parking lots, whether on its own or through others, to lease them or rent them to subcontractors to operate them as paying parking lots and/or to decide arrangements of use, operation, parking, entry and exit, and hours of operation on the lots and to change all these from time to time.

18.3	If the lots are operated as paying parking lots the landlord and/or the management company and/or the parking lot operator (hereinafter: “Parking Lot Operator”) may set from time to time the amount of parking fees as well as procedures for the operation of the lots. The price for a parking subscription is subject to the provisions of Annex “I” section 4.1.

18.4

The tenant undertakes to comply with all such determinations and all arrangements and procedures to be fixed by the parking lot operator for this purpose and to use the lots in a manner that will not harm other users, to heed the instructions of the parking lot operator, to follow signs and markings which will be set up in the parking lots, not to obstruct passageways, to park only in those spots and areas that are designated for parking and not to cause any damage to the parking lots or their equipment. in the event of obstruction of passageways or parking contrary to the instructions of the parking lot operator, the parking lot operator may take all steps necessary to remove the interference including towing the car, moving it, and taking all actions that it deems fit and reasonable in order to keep proper order and operations in the parking lots.

18.5	The provisions of this section constitute direct obligations towards the landlord and/or the management company and/or any person or body that will operate the parking lots from time to time, as warranted.

18.6	It is understood that the rental fees and management fees do not include payment for the use of the lots, and the tenant represents that the fact that he is a tenant does not confer upon him or anyone acting on his behalf the right to use the lots. The use of the parking lots by the tenant on a permanent basis or by way of a subscription requires the signing of a separate agreement with the landlord and/or the management company and/or the parking lot operator, in the language appended as Annex “I” of this agreement.

19.	Continuation of construction of the project

19.1	The tenant represents and affirms that he is aware that the erection of the project is taking place in stages and that there may be sections or stages of the project that will not be completed by the conveyance date and the landlord may finish them at any time in its sole judgment.

19.2	The tenant waives any claims or actions against the landlord for any noise, nuisance, disturbance, inconvenience or the like incurred by him or the business that he is operating on the premises due to the construction work or establishment and installation of any type of system or installations in the project and the surrounding area, provided that they do not materially affect the tenant’s ability to use the premises for the purposes of the tenancy.

19.3	The landlord may at any time, without the need for the tenant’s consent, make any change or addition to the project, in its sole discretion, whether prior to the beginning of the tenancy period or whether afterwards, including but not limited to, additions or reduction of areas, adding floors, areas or wings in the project, changing public spaces to areas for the individual use by various residents, change of entrances and passageways, various building extensions and any other change to the structure or plans of the project, provided that they do not pose a constant and unreasonable interference with the operation of the premises pursuant to the purpose of tenancy.

The tenant undertakes not to interfere or oppose any change or extension as stated above for any reason.

19.4	Without derogating from the aforesaid, the landlord may ask from time to time for changes to be made to the city building scheme in respect to the plans of the project and the uses of the project including extending building areas etc., and the tenant represents that he undertakes not to oppose any such change and not to take part in the filing of objections with the planning committees directly or indirectly. If the tenant violates this obligation, it shall be deemed a fundamental breach of the agreement.

19.5	If the landlord is authorized to add areas adjacent to the tower and/or add floors to the tower in which the premises are located, the landlord may build these additional areas subject to the aforementioned provisions while refraining as much as possible from interfering with the ordinary use of the premises by the tenant.

19.6	The landlord may, without the tenant’s permission, transfer through the premises and install on its own or through others on its behalf, as needed, all types of pipes, including air conditioning ducts, water pipes, cables and power cables, telecommunication and television cables etc. whether they serve the tenant and/or the premises and/or the project or not, and the tenant undertakes to allow the landlord or anyone acting on its behalf to enter the premises to do such work with all that it involves provided that the work is done with prior coordination and in a manner that will abstain insofar as possible from causing a constant disturbance to the tenant and that at the end of the operation the landlord will restore the premises to its original condition and fix any damage caused to the premises during the work.

19.7	The tenant is aware that during the continuation of the building of the project there may be changes in access to the project and the premises including the main access that crosses the project, as well as access ways and entrances into the parking lots, and the landlord may make these changes with the purpose of making alternative access ways available insofar as possible and the tenant will not be entitled to bring any action or claim against the landlord as a result.

20.	Evacuation of the premises

20.1	The tenant undertakes that upon the expiration of the tenancy period or upon the lawful revocation of this agreement for any reason (in this agreement: “Date of Departure”), he will vacate the premises and return them to the landlord, when the premises are free of all persons and things, clean and in order as he received them from the landlord or in another condition following the completion of the tenant’s work with the exception of regular attrition. The premises will be returned to the landlord painted in the original shade of color, free of all residents, tenancies or any other third party rights including any renovation, improvement, extension, change, permanent fixture even if not installed by the landlord, unless the landlord demanded that such or any part of the additions be removed.

To dispel any doubt it is understood that any item and/or equipment and/or accessory and/or inventory which cannot be defined as the landlord’s property pursuant to this agreement which is left on the premises after the tenant’s departure, within 7 days after the evacuation of the premises, shall be considered the landlord’s property upon the evacuation and the tenant waives all claims and/or demands and/or actions for them.

20.2	When the tenant returns the premises to the landlord, an inspection of the premises shall be conducted by the engineer in the presence of a representative of the tenant after prior coordination. The engineer will list the repairs that the tenant must make pursuant to this agreement, if he is so obligated, including repairing damage and defects relating to the restoration of the premises to its former state. If a representative of the tenant is not present at the time of inspection by the engineer, his absence will not detract from the validity of the inspection and the findings to be included in the list of repairs or from the tenant’s obligation to fix them as specified above.

20.3	If the tenant fails to make such repairs until the expiration of seven days from the end of the tenancy period, the landlord may make such repairs at the expense of the tenant. The amount of time it takes to make the repairs, beginning on the date of the expiration of the tenancy period as determined by the engineer, shall be considered a period during which the tenant is late in the departure of the premises. The tenant will pay the landlord, upon its first request, the price of the repairs as determined by the engineer, as well as rental fees for the period of repairs, whether or not the repairs actually took place.

20.4	The tenant undertakes that if he does not depart the premises upon the termination of the tenancy period as stated above, he will pay the landlord for the period between the date fixed in this agreement for the evacuation of the premises and the date of actual departure, proper fees for the use of the premises in the amount of rental fees that would have been owed from the tenant to the landlord for the month prior to the date designated for the evacuation from the premises multiplied by three, or the proportionate share of the rental fees for a period shorter than one month, without proof of damage (hereinafter: “Proper Usage Fees”). The tenant represents that this sum is designated as fixed compensation by the parties after prior consideration, as a cautious and reasonable assessment of the damage that would be caused to the landlord due to the failure to evacuate the premises on time, without derogating from any other right and/or measure available to the landlord under the agreement or relevant law.

20.5

The tenant represents and undertakes that if he does not depart the premises on the designated date, the landlord and/or the management company are entitled to sue and collect from the tenant, in addition to proper usage fees, all the sums, payments, taxes, commitments, expenses, losses or any other payment resulting from the failure to vacate the premises on time, for the period between the designated date of departure according to this agreement and the date of actual departure, as if the tenancy period had continued until the date of actual departure. The landlord and/or the management company may exercise the guarantees given to the landlord and/or the management company pursuant to this agreement, without releasing the tenant from the duty to vacate the premises on time and/or detracting from all other measures available to the landlord and/or the management company pursuant to this agreement or relevant law.

20.6	To dispel any doubt, the tenant represents that payment and/or receipt of proper usage fees and the other payments as described above, does not create between the parties any tenancy relationship for the period after the date of departure of the premises.

20.7	The tenant represents that if he fails on his own to vacate the premises on the date of the departure from the premises pursuant to this agreement or upon its revocation, the landlord and/or any person on its behalf, may enter the premises at any time that they deem fit without the need to provide advance notice, and remove all persons and things belonging to the tenant and/or which he uses for his business conducted on the premises and for such purpose, to use reasonable force and all reasonable means including, opening the premises, changing locks, posting guards, and preventing the tenant or anyone acting on his behalf form entering the land and to act with the premises as the owner thereof for all intents and purposes.

20.8	The landlord shall be entitled to store the property and equipment that if finds on the premises in any place it deems fit, and to charge rent and storage fees from the tenant, in its sole discretion.

20.9	Without derogating from the foregoing generalities, the tenant gives the landlord power of attorney to disconnect the premises from the power network, water, gas and the other systems and to use third parties for such purpose.

20.10	In any instance where the tenant fails to vacate the premises, the tenant and anyone present on the premises on his behalf or by his permission shall be considered as trespassers and as “hot intruders” on the premises. The tenant represents that the landlord and/or anyone acting on its behalf shall not be responsible in any manner for any damage that will be caused to the tenant, if such damage is incurred, due to any activity associated with evacuating the premises, equipment and property from the premises and/or the storage of the equipment or property following the failure to vacate the premises on time and he waives all complaints or actions against the landlord in respect to such eviction.

20.11

All expenses caused to the landlord due to the failure of the tenant to vacate the premises and due to the evacuation of the premises by the landlord as a result including all sums which the tenant must pay according to this section shall apply to the tenant and the tenant undertakes to pay all such sums immediately upon first demand to do so by the landlord. The landlord shall be entitled to collect any such sum by forfeiting or exercising any guarantee or surety available to it.

21.	Force Majeure

21.1	The tenant represents and undertakes that the landlord and/or the management company shall not be deemed as having breached this agreement and/or failing to fulfill any of its provisions if the reason for doing so is force majeure.

Force majeure for purpose of this agreement means fire, explosion, demolition, natural disaster, national strike, war, expanded call up for reserves, work stoppage orders by the authorities and any other reason that is not under the influence and/or control of the landlord and/or management company and which is not a result of negligence on their part.

21.2	The tenant agrees that a breach of the agreement and/or failure to keep any of its provisions due to a force majeure shall not serve as grounds by the tenant to cancel this agreement in whole or in part and shall not serve as grounds for any action by the tenant against the landlord and/or the management company.

22.	Transfer of rights

22.1	The landlord and any of the entitles of the landlord may mortgage and/or pledge and/or endorse and/or sell and/or rent and/or lease and/or transfer their rights and/or obligations in whole or in part under this agreement, and/or their rights and/or obligations to the project and/or in any section thereof, in whole or in part, and to bring in any entity or body to manage and/or own the project as they deem fit, provided that the rights of the tenant under this agreement are not impaired, all to be conducted in a manner that it deems reasonable, in its sole and absolute discretion without the tenant having any actions or claims against it.

22.2	The tenant undertakes not to transfer and/or assign and/or endorse and/or pledge and/or mortgage directly or indirectly his rights under this agreement or any part thereof in any manner to any person, nor to allow another to use or occupy the premises or any part thereof, as a subtenant or in any other manner, directly or indirectly, regardless whether the use, permission or benefit are defined, or whether for consideration or for free.

Notwithstanding the above, the tenant may transfer his rights to an alternative tenant provided that the following accumulated conditions exist:

22.2.1	The landlord gives prior written approval for the transfer of rights and for the specific alternative tenant.

22.2.2	The alternative tenant will use the premises in accordance with the purpose of the tenancy as fixed by this agreement.

22.2.3	The alternative tenant signed at the least a lease agreement with the landlord with the same terms as this agreement and provided the landlord with all the securities required by this agreement. The landlord may stipulate its consent for the transfer of rights to the alternative tenant on various conditions including the addition of securities, as it deems fit.

22.2.4	After the alternative tenant signs this tenancy agreement and after he provides all the securities required and after the commencement of the tenancy period for the alternative tenant, the tenant shall be released from all of his obligations under this agreement, subject to the fact that until such date he complied with all of his obligations pursuant to the agreement.

22.2.5	Notwithstanding the aforesaid, the landlord shall be entitled to notify the tenant that it is interested in revoking this agreement instead of allowing the tenant to transfer his rights to an alternative tenant and in this instance the agreement will be revoked and the premises will be vacated on the date so decided between the parties. Subject to the satisfaction of the commitments by the parties under this agreement until the date for the evacuation of the premises, neither of the parties shall have any claim and/or action against the other for the early revocation of the agreement.

22.3	The tenant undertakes not to enlist another or others in the occupancy and/or operation and/or management of the premises, not to confer upon any other person or entity rights of occupancy and/or permission to use the premises or any part thereof, whether as a licensee, for a fee or for free, or in any other manner.

Notwithstanding the aforesaid, the tenant may sublet part of the premises on the following conditions:

22.3.1	The landlord gave its advance written consent for the subtenancy and the specific subtenant. The landlord’s consent shall not be withheld except on reasonable grounds.

22.3.2	The tenant may sublet sections of the premises provided that the total areas actually sublet do not exceed 30% of the area of the premises.

22.3.3	The subtenant may use the premises in accordance with the purpose of the tenancy specified in this agreement.

22.3.4	The tenant shall be responsible for and shall guarantee that the subtenant fulfills all of the tenant’s obligations in this agreement and the annexes thereto and any breach of this agreement by the subtenant shall be deemed a breach of the agreement by the tenant.

22.3.5	The tenant shall remain directly liable for the satisfaction of all of his obligations pursuant to this agreement towards the landlord.

22.3.6	The tenant commits that the provisions of this agreement constitute in any event an integral part of the subtenancy agreement.

22.6	If the tenant is incorporated as a partnership, whether registered or otherwise, then any change of partner or addition of partner requires the advance written consent of the landlord and the landlord may stipulate its consent according to its exclusive judgment.

22.7	If the tenant is incorporated as a corporation, the tenant undertakes that during the entire tenancy period the control of the corporation will not change without the prior written consent of the landlord. The landlord’s consent shall not be withheld except on reasonable grounds. Control in this section means control of at least 50% of the shares and rights of the company and the right to appoint at least 50% of the company’s directors.

22.8	If the tenant’s rights are transferred contrary to the aforesaid, the matter will be deemed a fundamental breach of this agreement.

22.9	In the event of a merger (as defined in the Antitrust Law, 5748-1988), the tenant shall be entitled to transfer to the acquiring company all of his rights and duties under this agreement, provided that the acquiring company assumes in advance and in writing to fulfill all of the obligations of the tenant towards the landlord as specified in this agreement, and provided that the tenant will be directly responsible and will guarantee to the landlord for the acquiring company to satisfy all of the obligations of the acquiring company according to this agreement.

23.	Ineffectiveness of the protected tenancy laws

23.1	The tenant represents that he is aware that the project is a new building constructed after August 28, 1968 and that on such date no tenant was entitled to occupy the premises as a protected tenant and since then the premises have not been leased with key money to any person, and no key money has been paid or received directly or indirectly in respect to the premises or the tenancy relationship created by an agreement. Any repair and/or change or addition or investment made on the premises, if so made, by the tenant or one acting on his behalf shall not constitute or be considered as payment of key money and therefore the agreement or the tenancy shall not be bound by the provisions of the Protected Tenancy Law (Consolidated Version), 5732 - 1972, or any other law which replaces this law.

23.2

In no event shall the tenant be considered a protected tenant and he shall not be entitled to any payment of key money or another kind upon his departure from the premises and he shall be obligated to vacate the premises on the designated date and return the premises to the landlord when they are clear and free of all persons and things, as specified in this agreement.

23.3	It is understood and represented that the provisions of this section are prerequisites and the basis for the contracting by the parties on this agreement and any contradictory claim raised by the tenant or one acting on his behalf shall constitute a fundamental breach of this agreement.

24.	Liability and indemnification

24.1	The landlord and/or the management company and anyone who represents them and/or operates on their behalf shall not be liable in any manner for any damage and/or loss and/or ruin and/or harm caused to the tenant and/or his business and/or his property, including, without derogating from the foregoing generalities, damage or harm caused as a result of the entry of the landlord and/or the management company or anyone acting on their behalf onto the premises for the purpose or purposes specified in this agreement unless the damage, ruin and/or loss occurred as a result of the negligence of the landlord and/or management company and/or an actor on their behalf.

24.2	Without derogating from the above, it is understood that the landlord and/or management company and anyone acting and/or operating on their behalf shall not bear any liability and/or any duty for personal injury and/or loss and/or damage to property of any kind that may be caused to the tenant and/or his employees and/or anyone acting on his behalf, and/or to any third party including and without impairing from the foregoing generalities, employers, agents, contractors, customers, visitors and any other person who is present on the premises or in another area occupied by the tenant except if the damage is caused as a result of the negligence of the landlord and/or the management company and/or an actor on their behalf.

24.3	The tenant alone shall bear liability for all loss and/or damage caused to the premises and/or project and/or their contents and/or any person and/or corporation including his employees and/or landlord and/or the management company and/or anyone acting on their behalf and/or the customer public and/or the visiting public in the project and/or any other third party, which results from the operation of the tenant’s business on the premises and/or from the occupancy and/or use of the premises and/or any other action by the tenant and those acting on his behalf.

24.4	The tenant undertakes to compensate and/or indemnify the landlord and/or the management company for all costs for damages and/or expenses which they may be obligated or forced to pay or which they paid as a result of damage related to the premises or its occupancy by the tenant and the use thereof. Including for any damage or expense incurred by them as a result of a lawsuit filed against them, whether civil or criminal, or for the need to mount a defense against such a lawsuit, insofar as the lawsuit resulted from the non compliance or a breach of an obligation by the tenant or due to his liability pursuant to this agreement.

25.	Insurance

25.1 25.1.1	Without derogating from the tenant’s obligations pursuant to this agreement and/or relevant law, and in particular without derogating from the provisions contemplated by section 9 of this agreement, prior to the date for the commencement of the tenant’s works on the premises, the tenant undertakes to arrange for construction insurance in his name, the name of the contractors and subcontractors, the landlord and the management company, as specified in the approval of the arrangement of insurance appended to this agreement and constituting an integral part hereof and marked as Annex “G(1)” (hereinafter: “Confirmation of the Arrangement of Insurance for the tenant’s work”).

25.1.2	Without the need for any demand by the landlord, the tenant undertakes to provide the landlord no later than the commencement of work on the premises with the “Confirmation of the Arrangement of Insurance for the tenant’s Work”, signed by the insurer. The tenant represents that he is aware that the provision of the confirmation of the arrangement of insurance for the tenant’s work as stated above is a prerequisite and a suspending condition for the carrying out of work on the premises, and the landlord shall be entitled to prevent the tenant from doing any work in the premises if such confirmation is not provided prior to the commencement of the work.

25.1.3	The limits of liability for third party insurance to be arranged by the tenant, as stated in section (2) of the confirmation of the arrangement of insurance for the tenant’s work (Annex “G(1)”) is the shekel equivalent to $1,000 per each square meter of the premises, however said sum shall not be less than $50,000 (fifty thousand U.S. dollars) and shall not exceed $1,000,000 (one million U.S. dollars) per event and accumulative for an annual policy; the aforesaid is subject to the provisions of section 25.11 herein.

25.2 25.2.1	Without derogating from the responsibility of the tenant pursuant to the agreement and/or relevant law, the tenant undertakes to arrange and maintain for the entire period of this agreement the insurance policies specified in the confirmation of arrangement of the insurance appended to this agreement and constituting an integral part hereof and marked as Annex “G(2)” (hereinafter: “Confirmation of arrangement of the tenant’s insurance”) with a duly licensed reputable insurance company (hereinafter: “tenant’s Policies”).

25.2.2	Without the need for any demand by the landlord, the tenant undertakes to provide the landlord no later than the date of the opening of the tenant’s business in the premises or prior to moving in any property into the premises (except for property included in the works insured by section 25.1 above)-the earlier of the two dates-with a confirmation of arranging the tenant’s insurance, signed by the insurer. The tenant represents that he is aware that the provision of confirmation of arranging the tenant’s insurance is a precondition and suspending condition to the opening of his business on the premises and/or moving any property onto the premises (except for property included in the work insured under section 25.1 above) and the landlord will be entitled to prevent the tenant from opening his business on the premises and/or moving property onto the premises if the confirmation is not provided prior to the date designated above.

25.2.3	The limits of liability of third party insurance arranged by the tenant as stated in section (2) of the confirmation of the arrangement of the tenant’s insurance (Annex “G(2)”) is a sum equal to $3,500 per square meter of the premises, however such sum shall not be less than $50,000 (fifty thousand U.S. dollars) and shall not exceed $5,000,000 (five million U.S. dollars) per event and accumulative for the entire year of coverage; All of the above is subject to the provisions of section 25.11 herein.

25.2.4	It is agreed that the tenant is not obligated to arrange a policy for loss of revenue, as specified in section (4) of the confirmation of the arrangement of the tenant’s insurance (Annex “G(2)”), however the provisions of section 25.4 herein shall apply for all loss of revenues as if a policy was arranged for it.

25.2.5	The tenant is entitled to exclude insurance for broken glass, as required by section (1) of the confirmation of the arrangement of the tenant’s insurance (Annex “G(2)”), however the provisions of section 25.4 herein will apply for any loss or damage following broken glass as if a policy was arranged for it.

25.2.6	If the tenant believes that there is a need for additional and/or supplemental coverage to the tenant’s policies as stated above, the tenant must arrange and maintain the additional and/or supplemental coverage. A section will be included in every additional or supplemental coverage of the tenant’s regarding a waiver of subrogation rights towards the landlord and the management company, regarding property insurance and/or the policy holder’s name will be expanded to include the landlord and the management company, regarding liability insurance, subject to a cross liability clause.

25.3	The tenant commits to update the amounts of insurance for the policies arranged pursuant to sections (1) and (4) of the confirmation of arrangement of the tenant’s policies (Annex “G(2)”) from time to time, so that they will always reflect the full value of the insured items that they cover.

25.4	The tenant states that he will not have any complaint and/or demand and/or action against the landlord, management company or other tenants and/or lessees in the project, who have in their tenancy agreements or any other agreement conferring upon them rights in the project, a parallel exemption in respect to the tenant, for damage for which he is entitled to indemnification if not for the deductible listed in the policy according to the policies arranged in accordance with section (1) of the confirmation of the arrangement of insurance for the tenant’s work (Annex “G(1)”) and sections (1) and (4) of the confirmation of the arrangement of the tenant’s insurance (Annex “G(2)”), and the tenant releases the aforementioned from any liability for damage for which is entitled to such indemnification. The aforesaid regarding an exemption from liability will not apply in favor of a person who caused damage maliciously.

25.5	To dispel any doubt, it is understood that the failure to provide the confirmations of insurance on time, as stated in sections 25.1.2 and 25.2.2 shall not impair from the obligation of the tenant under this agreement, including, and without impairing from the foregoing generalities, any duty of payment applicable to the tenant. The tenant commits to fulfilling all of his obligations under this agreement even if he is prevented from doing work and/or gaining occupancy of the premises and/or moving property into the premises and/or opening his business on the premises, due to the failure to present the confirmations on time.

25.6	No later than the 14th day prior to the expiration of the tenant’s insurance, the tenant commits to deposit with the landlord a confirmation of the arrangement of insurance as specified in section 25.2.2 for an extension of the policy for an additional year. The tenant undertakes to return and deposit the confirmation of arranging the insurance on the designated dates, each policy year as long as the agreement remains valid.

25.7	The landlord may inspect the confirmations of insurance provided to it from the tenant as mentioned in sections 25.1.2, 25.2.2 and 25.6 and the tenant undertakes to make any reasonable change or amendment that is required in order to adapt them to his obligations pursuant to this section 25. The tenant represents that the landlord’s right of review in respect to the confirmations of insurance and its right to order an amendment of the tenant’s insurances as stated above, does not impose upon the landlord or anyone acting on its behalf any duty or any liability regarding the confirmations of insurance, their quality, scope, and validity of the tenant’s insurance, or in respect to their absence, and does not detract from any duty imposed on the tenant under this agreement.

25.8	The tenant undertakes to comply with the terms of the insurance policies arranged by him, to pay the premiums in full and on time, and to act and ensure that the tenant’s policies are renewed from time to time according to need, and will remain valid for the entire tenancy period.

25.9	The tenant undertakes to follow the safety procedures to be publicized from time to time by the landlord and/or the management company and undertakes not to take and/or allow another to take any action or omission on the premises and/or the project which may cause an explosion and/or leak and/or which may endanger lives or the project.

25.10	The tenant commits that if the landlord and/or the management company are obligated to pay additional premiums beyond what is acceptable due to the irregular activity of the tenant, the tenant will pay the landlord and/or the management company, as the case may be, the difference, immediately upon their first demand to do so.

25.11	It is understood that the determination of the limit of liability as specified in sections 25.13 and 25.2.3 above is the minimal demand imposed on the tenant, and the tenant must analyze his exposure to liability and determine the limits of liability accordingly. The tenant states that he is estopped from raising any complaint and/or demand against the landlord and/or the management company and/or anyone acting on their behalf, relating to the negligible limits of liability.

25.12	The landlord undertakes to arrange and maintain on its own or through the management company, for the duration of this agreement, the following policies (hereinafter: the “Project’s Policies”) with a duly licensed reputable insurance company:

25.12.1	Structural insurance for the project against loss or damage due to the accepted risks with expanded fire insurance including fire, smoke, lightening, explosion, earthquake, storm and hurricane, flood. Damages caused by liquids and cracking of pipes, injury by vehicles, injury by aircraft, disturbances, strikes, malicious damage and break in damage. These policies shall contain a waiver of subrogation clause towards the tenants for damage caused by them provided that the subrogation clause will not apply in favor of a person who causes damage maliciously. It is expressly agreed that for purposes of this section “Structures of the Project” shall not include the contents of the leased areas and will not include any addition, renovation or expansion done to the leased areas by or for the tenants (that is not through the landlord).

25.12.2

Third party insurance at a limit of liability that will not be less than the sum of $10,000,000 (ten million U.S. dollars) per event and accumulative during a policy year, that covers the duty of the landlord and the management company. The policy will be expanded to indemnify the tenant for harm or damage that may be caused to the person and/or property of any person inside the project, but outside of the premises, subject to the cross policy clause, by which the insurance will be deemed as having been arranged separately for each of the entities of the policy holder. It is expressly agreed that this policy is residual and is extra coverage above all third party liability insurance policies that the tenant arranged or undertook to arrange, and this policy will not be considered as a joint policy to those arranged by the tenant.

25.12.3	Employers insurance that covers the duty of the management company to its workers for harm caused during and due to their employment with the management company, with a limit of liability that will not be less than the maximum standard limit of liability acceptable in Israel at the time of the arrangement of the policy and/or its renewal.

25.12.4	Insurance covering the loss of rental fees and management expenses for damage caused to the project structure due to the risks specified in section 25.12.1, for a compensation period that will not be less than 12 months. Such policy will contain an express waiver of subrogation clause in favor of the tenant, provided that the waiver of subrogation shall not apply in favor of a person who causes damage maliciously.

The arrangement of the policies specified above shall not add to the liability of the landlord and/or the management company beyond the provisions of the tenancy agreement and/or management contract and/or detract from the liability of the tenant under such agreements (except in respect to the provisions of section 25.12 herein.

25.13	The landlord represents on its behalf and on behalf of the management company that it will not have any claim and/or demand and/or action against the tenant for damage for which they are entitled to indemnification and/or for which they are entitled to be indemnified if not for the deductible specified in the policy) pursuant to the policies that were arranged by them as stated in sections 25.12.1 and 25.12.4 above, and they release the tenant from any liability for such damage. The aforesaid regarding an exemption from liability shall not apply in favor of a person who caused damage maliciously.

If a policy incident occurred that is covered as stated in section 25.12 under circumstances for which the tenant is liable as stated in section 24 above, the tenant shall pay the deductible under such policies, provided that the deductible for each such event does not exceed $10,000 (ten thousand U.S. dollars).

A breach of section 25 and its clauses constitutes a fundamental breach of the agreement.

26.	Guarantee

26.1	To secure the satisfaction of all of the tenant’s obligations under this agreement and the management contract, the tenant undertakes to provide the landlord at the signing of this agreement, a bank guarantee in the language appended hereto as Annex “H” as specified herein (hereinafter: the “Guarantee”):

26.1.1	The guarantee will be a bank guarantee linked to the index, non contingent, assignable, and made in favor of the landlord, able to be forfeited in its entirety or in installments at any time, and duly stamped.

26.1.2	The guarantee will be in the equivalent amount of rental fees for a number of rental months with linkage differential at the rate on the conveyance date, with VAT, as specified in the Annex of Special Terms.

26.1.3	The validity of the guarantee will be until the end of three months following the expiration of the tenancy period. If the agreement confers upon the tenant a right to extend the tenancy period for an extended tenancy period and the tenant exercises his right to extend the tenancy, the tenant will extend the guarantee no later than the date of the beginning of the extended tenancy period and/or will revise the amount as required by the terms of the extended tenancy.

26.1.4	Any expense involved in the issuance of the guarantee including fees, stamp duty and the like shall be paid solely by the tenant.

26.1.5	The landlord may exercise the guarantee or a part thereof in its sole discretion in any instance of a breach of the contract and/or a breach of the management contract by the tenant and/or in any instance where the landlord and/or the management company are not paid in a timely manner by the tenant.

26.2	The failure to produce the guarantee as provided by this section including supplementing it in the event that it was exercised shall be deemed a fundamental breach of this agreement and will grant the landlord the right to revoke the agreement and/or defer the conveyance date of the premises until the guarantee is produced without detracting from the tenant’s duties under this agreement, including his duty to pay rental fees, management fees and all other payments which he must remit according to this agreement, and without derogating from any other measure available to the landlord by this agreement and/or relevant law.

26.3	In any instance where the aforementioned guarantee or a part thereof is exercised, the tenant must supplement the guarantee and provide the landlord within 7 days from the date of exercise a new bank guarantee in the sum that was forfeited.

26.4

The tenant represents and undertakes that he is aware that the giving of the guarantee pursuant to this agreement and/or its exercise by the landlord does not constitute a waiver and/or infringement of any right belonging to the landlord, including and without derogating from the foregoing generalities, its right to any other measure conferred upon it by this agreement or by relevant law.

26.5	The exercise of the guarantee by the landlord as stated, shall not grant the tenant any right to the premises and does not constitute a waiver or stipulation of any of the landlord’s rights or from the tenant’s obligations pursuant to this agreement and it does not replace any of them.

26.6	Upon the termination of the tenancy period and after the full satisfaction of all the tenant’s obligations pursuant to this agreement, including his obligation to depart the premises, full payment of rental fees, payment of taxes, expenses and all other sums which he must pay according to this agreement and by law, the landlord will return the guarantee to the tenant.

26.7	A violation of the provisions and commitments by the tenant according to this section constitutes a fundamental breach of the agreement.

27.	Breaches and remedies

27.1	The Contracts Law (Remedies for Breach of Contract), 5731-1970 shall apply to a breach of this agreement, even in those instances where specific remedies or measures are conferred by this agreement for the breach, without derogating from the provisions of this agreement or the provisions of any law.

27.2	Moreover, the tenant waives all rights of offsetting or claims of offsetting against the landlord and/or the management company relating to sums owed from him to the landlord and/or the management company pursuant to this agreement and the management contract.

27.3	Without derogating from any other measure and in addition to any right of the landlord derived from this agreement and any relevant law, the landlord is entitled to revoke the agreement, notwithstanding any provision about the tenancy period and the tenant shall be obliged in this instance to vacate the premises immediately or on the date determined by the landlord and restore the premises to the landlord as provided by this agreement, in each of the following instances:

27.3.1	The tenant commits a fundamental breach of this agreement.

27.3.2	The tenant breaches the agreement or a provision thereof that is not a fundamental breach and fails to rectify the breach within 7 days of the date when he received notice of such from the landlord.

27.3.3	The tenant repeatedly breaches the agreement or a provision thereof that is not a fundamental breach.

27.3.4	An application is filed with a court for the dissolution of the tenant, or to pronounce that he is bankrupt, to appoint a trustee, liquidator, interim liquidator, pre liquidator, a receiver for a substantial part of his assets, for him, an application for an order pursuant to article 233 of the Companies Law [New Version], or for the placement of a lien on a substantial part of his assets and an order was issued pursuant to the application or that the application was not rescinded or dismissed within 45 days from the date it was filed with the court.

27.4	If the agreement was revoked by the landlord as described above, in addition to any other provision relating to the evacuation of the premises and its return to the landlord, the following provisions will apply:

27.4.1	The landlord shall have the right to place a lien on the equipment and inventory of the tenant to secure the payment of any sum and/or compensation owed to the landlord and/or the management company related to the agreement and/or the breach thereof.

27.4.2	The landlord may disconnect the premises form the electric power, water supply, the telecommunications network, and from any other service or other system to which the premises is connected and/or which operates on the premises.

27.4.3	The landlord may prevent the tenant or anyone acting on his behalf from entering the premises, every section of the project including the parking lots and public spaces, except for the purpose of evacuating the premises and returning it to the landlord.

27.4.4	The tenant will pay the landlord fixed damages in the amount of rental fees owed by the tenant to the landlord pursuant to this agreement for the month that preceded the breach multiplied by four without the need for any proof of damages. The parties state that this compensation was fixed after an assessment was made of the amount of damage that could be caused to the landlord as a result of a breach of the agreement by the tenant and its revocation. Nothing in the foregoing shall detract from any other right available to the landlord by law and/or this agreement.

27.5	In the event that the tenant is late in paying any sum which he must make pursuant to this agreement to the landlord and/or the management company this payment shall bear arrears interest as provided herein:

27.5.1	The tenant will pay the landlord and/or the management company as the case may be, arrears interest on the amount in arrears at the rate practiced in Bank Leumi of Israel Ltd. for unauthorized overdrafts in regular debit accounts, the interest shall be calculated for the period from the day on which the tenant was to pay the amount in arrears until the date of actual payment.

27.5.2	If the arrears deals with a payment of an amount that was paid by the landlord and/or the management company to a third party instead of the tenant and which the tenant was to pay to the third party, the interest will be calculated for the period from the day the landlord and/or the management company paid the sum in arrears to the third party until reimbursement by the tenant. If the landlord and/or the management company paid the third party interest and/or an arrears fine due to the delay of the tenant in paying, the interest and/or arrears fine will be calculated as part of the principal debt which the tenant must reimburse the landlord and/or the management company, as the case may be.

27.5.3	If the tenant is late in the payment of any sum which he is obligated to pay the landlord and/or the management company in accordance with this agreement, each amount paid by the tenant shall first be credited to the interest and then the principal. If the collection of such amount involves costs and/or legal fees for the landlord and/or the management company, any amount paid as stated shall first be credited to pay the costs and/or legal fees and afterward credited according to the aforementioned order.

27.5.4	The payment of interest in accordance with this section shall not detract from the right of the landlord and/or the management company to any other measure fixed in this agreement and/or by law. The receipt of the interest shall not be construed as a waiver by the landlord and/or the management company of any other measure and/or any infringement of any right conferred upon them pursuant to this agreement and/or by relevant law.

27.5.5	Repeated tardiness, that exceeds 7 (seven) business days, in the making of any payment which the tenant is obligated to pay to the landlord and/or the management company pursuant to this agreement shall be deemed a fundamental breach of this agreement, conferring upon the landlord all the relief that is conferred upon it by this agreement and by law in respect to a fundamental breach of the agreement.

28.	Jurisdiction and arbitration

28.1	Without derogating from the generalities set forth in section 28.2 herein, the parties agree that only the relevant court in Tel Aviv Jaffa shall have sole jurisdiction to deliberate on matters relating and arising from this agreement and no other court.

28.2	Any disagreements and disputes which arise, if they arise, between the parties relating to the provisions of this agreement and/or resulting from the agreement will be determined by a sole arbitrator, as follows:

28.2.1	The arbitrator shall be an attorney chosen by both parties. If there is no agreement about the appointment within seven days from the date one party demanded arbitration proceedings from the other, the arbitrator will be chosen by the chairman of the district committee of the Tel Aviv Bar Association.

28.2.2	The arbitrator will set a first meeting within 7 (seven) days from the day he was appointed and will give his decision within 60 (sixty) days from the date of the first meeting which was set by him.

28.2.3	The arbitrator will be subject to substantial law and laws of evidence and must give reasons for his decision.

28.2.4	The arbitrator will be licensed to deliberate on a claim for eviction and be able to issue eviction orders. If an eviction order is requested, the arbitrator will deliberate on it first together with the charges related to eviction and/or resulting from it before any other charge or claim and will give his decision about the eviction within 30 days from the first meeting set by him.

28.3	Subject to section 28.2.4 the arbitrator is not authorized to issue any interim orders relating to the issue of occupancy of the premises or the exercise of securities that were given to the landlord and/or the management company and is also not authorized to turn to the courts in order to clarify this matter.

28.4	If the arbitration was demanded by the tenant and if prima facie proof was presented in the first arbitration meeting to the arbitrator that the tenant owed the landlord and/or the management company debts for rental fees, management fees, parking fees or for the consumption of electricity pursuant to the tenancy agreement and/or management company, the arbitrator will not continue with the arbitration proceedings unless within 7 (seven) days from that meeting the tenant deposits with him the amount of the debt or an unconditional bank guarantee for the payment of that debt. For purposes of this section the landlord’s books shall be prima facie proof for such debt.

Deposit of the aforementioned sum and/or guarantee shall be a suspending condition to continue the arbitration proceedings that began at the initiative of the tenant, unless the landlord and/or the management company notified the arbitrator in writing that it waived this condition.

28.5	The arbitrator will determine at the end of the arbitration proceeding, the legal expenses owed by one of the parties to the other, basing himself on the actual legal expenses borne by the parties. The arbitrator will also fix the amount of the arbitration fee and how much each of the parties should bear of that fee.

Original invoices of the landlord regarding these expenses shall be conclusive proof of their accuracy.

28.6	The provisions of this section shall be construed as an arbitration agreement between the parties under the Arbitration Law, 5728 - 1968.

29.	General Provisions

29.1	This agreement is the realization of all agreements, understandings, stipulations, representations, and intentions between the parties and replaces any instrument and/or draft and/or exhibit and/or promise whether written or verbal, express or implied, by one of the parties to the other prior to the signing of this agreement in respect to every matter related to this agreement.

29.2	Upon the signing of this agreement which constitutes the complete and binding agreement between the parties, any memorandum of understanding and/or agreement and/or representation and/or prospectus and/or promise and/or advertisement and/or prior drafts of this agreement made, if made, shall be cancelled and voided by the landlord or its representatives or anyone acting on its behalf and the landlord shall not be bound by any of them.

29.3	Any behavior, extension, waiver, permission, acceptance of money, change or the drawing up of a new contract shall not be indicative of any intent by either party, to waive and/or change any of their rights under this agreement, and shall not have any legal validity unless the waiver or the change was done expressly, in writing and signed by the waiving party or the party making the changes.

29.4	Refrain from using any right by the landlord and/or the management company pursuant to this agreement shall not constitute in any instance a waiver of the right or the basis for a claim of hindrance or postponement against them by the tenant.

29.5	Consent by one of the parties to a waiver and/or deviation from a term of this agreement in a specific instance shall not serve as a precedent nor as an inference for any other matter. If a party fails to use a right conferred upon him by this agreement in a specific instance, it should not be construed as a waiver of that right in that instance and/or in another similar or other instance and no conclusions shall be drawn in respect to any waiver of any right by that party.

29.6	Any payment applicable to the tenant according to the provisions of this agreement shall be paid on the date designated for such payment. If a date for payment is not fixed in this agreement, the payment shall be made on the date fixed for it by law (if there is a provision of law) or within seven (7) days after the first demand from the landlord.

29.7	The landlord shall be entitled to debit the bank account of the tenant by the standing order given to it, in any event where the tenant does not make any of the payments under this agreement and/or the management company.

29.8	The tenant shall not deduct from the sums he owes the landlord and/or the management company benefits or sums to which he entitled to receive from the landlord and/or the management company and the tenant waives the right of offsetting as stated notwithstanding the provisions of any relevant law.

29.9	The tenant shall not be entitled to condition the making of any payment or fulfillment of any obligation under this agreement and/or the management contract on the performance of or demand that the landlord and/or management company perform any commitment first.

29.10	No provision and/or term and/or stipulation contained in this agreement and its annexes shall detract from another term or provision of this agreement except to add to it.

29.11	The tenant shall not be entitled to register a cautionary note by virtue of his rights under this agreement.

29.12	The parties agree that the provisions of The Hire and Loan Law, 5731-1971 shall not apply to this agreement except for the provisions of the law which cannot be stipulated.

31.	Notices

31.1	All notices pursuant to this agreement shall be made in writing only.

31.2	The addresses of the parties for purposes of this agreement is as specified in the foreword and any notice sent by one party to the other according to the address of the party as set forth above shall be considered as having reached its destination within 72 hours from the date of its dispatch by registered mail or on the first business day after being transmitted by fax, and in the event of hand delivery, upon actual delivery.

In witness thereof the parties set their hand at the location and on the date specified at the heading of this agreement

/s/ Kanit Hashalom Investments Ltd.	/s/ BigBand Networks Ltd. Corporate no. 51-27507-4
The Landlord	The Tenant

Note: This agreement and the negotiations about it are not binding on the landlord until the landlord’s signatories sign the agreement

AZRIELI CENTER

ANNEX “A”

SPECIAL TERMS

To the agreement dated __________ (hereinafter: the “Principal Agreement”) with BIGBAND NETWORKS LTD.

The terms, definitions and all the provisions in this annex, are designated to add and complete the principal agreement and not to detract from it and shall be considered an integral part thereof. Any term which is not expressly attributed a definition in this annex shall bear the meaning designated for it in the principal agreement.

All sums specified in this agreement in dollars shall be translated into new shekels according to the representative rate of the U.S. dollar as published by the Bank of Israel immediately prior to the signing of this agreement which is 3.9750 shekels per dollar and from this date onward these sums shall be linked to the index in accordance with the terms of this agreement.

Sections in the agreement

Section 2.1	“Property” or the “Premises” - the area marked on the blueprints Annex “B” located in the triangular tower on the 36th floor.

Section 2.1	“Base Index” - index for February, 2000, which was published on March 15, 2000.

Section 4	“Size of the Premises” - the size of the premises for purposes of this agreement is 600 square meters.

Section 5.1	“Purpose of the Tenancy” - offices for the management of a hi-tech company.

Section 6	“Tenancy Period” -

	“Initial Tenancy Period”	a period of 60 months.

	“First Extended Tenancy Period”	a period of 24 months.

	“Extended Tenancy Periods”	a period of 24 months.

a period of 12 months.

Section 7.1	“Rental fees for the first year of tenancy” - the amount of $12,000 (twelve thousand dollars) per month with linkage differential and lawful VAT, which equals $20 (twenty dollars), for each square meter of the premises, per month, with linkage differential and lawful VAT.

“Rental fees for the second year of tenancy” - the amount of $12,300 (twelve thousand and three hundred dollars) per month with linkage differential and lawful VAT, which equals $20.50 (twenty dollars and fifty cents) for each square meter of the premises, per month, with linkage differential and lawful VAT.

“Rental fees beginning from the third tenancy year until the end of the initial tenancy period” - the amount of $13,200 (thirteen thousand and two hundred dollars) per month with linkage differential and lawful VAT, which equals $22 (twenty two dollars) for each square meter of the premises, with linkage differential and lawful VAT.

Section 7.3	“First payment at the signing of the agreement” - at the signing of the agreement the tenant will pay the landlord rent for the first three months with lawful VAT in the amount of $36,000 (thirty six thousand dollars) with linkage differential and lawful VAT.

Section 7.5	“Rental fees and parking fees during the extended periods” - Being that the tenant was granted the right to extend the tenancy for further tenancy periods, as stated above, rental fees and parking fees for the first extended tenancy period, will increase according to the increase in the index or the dollar, the greater of the two, with an extra 10% above the rental fees and parking fees applicable on the eve of the commencement of the first extended tenancy period. Rental fees and parking fees for each of the extended tenancy periods will increase by 2% above the rental fees and parking fees applicable on the eve of the commencement of each of the extended tenancy periods.

Section 9.2	“Last date to submit plans for the tenant’s work” - April 5, 2000.

Section 9.6	“Date for conferring license” - May 5, 2000.

Section 11	“Conveyance date” - July 5, 2000.

Section 26	“Bank guarantee” - a bank guarantee for the entire tenancy period and an additional 3 months after the expiration of the tenancy period - for a sum equal to, on the date the guarantee is delivered, rental fees for three months, at their value on the date of the delivery of the guarantee, together with VAT for a total of $42,120 (forty two thousand one hundred and twenty dollars). The amount of the bank guarantee shall be linked to the index.

Special terms

1.

The tenant is granted an option to rent the rest of the floor on which the premises are located, consisting of an area of 830 square meters, provided that the landlord receives a written notice of such no later than twenty one (21) days from the signing of this agreement. The terms for leasing this area shall be identical to the terms of this agreement, subject to the provisions provided below. If the tenant exercises this option to rent the rest of the floor, the landlord shall make available for him an additional 26 entry passes to the parking lot beyond those provided in the parking agreement Annex “I”, for the price and under the terms mentioned in the parking agreement. It is understood that the dates fixed above for the delivery of the tenant’s plans and conveyance of the premises will not change. The _____ parking passes will be made available to the tenant no later than the end of December 2000.

2.	In addition to the works which the landlord committed to undertake at its own expense pursuant to the technical specifications in Annex “C”, the landlord will make available for the tenant the sum of $40,000 with VAT for additional work on the premises to be carried out by the landlord. It is understood that the credit will be given only for work on the premises related to items permanently fixed to the premises and no cash payment and/or a credit for the tenant’s investment in movable items shall be given to the tenant. The calculation of the amount of the credit will be made in accordance with the credit price list accepted by the landlord at such time. It is understood that the amount of the credit mentioned above is absolute and final and this sum shall not be increased insofar as the tenant exercises the option mentioned in section 1 above and/or the right of refusal mentioned in section 3 herein. This sum is contingent upon the exercise of the option defined in section 1 above.

3.	The tenant is given a right of refusal to rent the 37th floor in the tower consisting of 1,430 square meters (hereinafter: “Right of Refusal Area”). This right is given to the tenant for a period of 3 months from when he enters the premises and will be subject to the following provisions:

3.1	The landlord delivers written notice to the tenant of its intent to lease the right of refusal area or any section thereof.

3.2	The tenant undertakes to answer the landlord in writing no later than seven business days from the date he received the notice from the landlord whether he is interested in exercising the right of refusal granted to him and lease the right of refusal area or not.

3.3	If the tenant fails to respond until the expiration of the designated period or if the tenant delivers a notice that he is not interested in leasing the right of refusal area, then the landlord may lease the space to any third party under any terms that it deems fit. Notwithstanding the above, the tenant’s right to lease additional space under this section shall be in respect to no less than half a floor nor shall it exceed one floor.

3.4	The parties agree that if the tenant leases the right of refusal area or any section thereof then all the provisions of this agreement will apply to the right of refusal area, including the technical specifications appended to this agreement mutatis mutandis. Rental fees to be remitted by the tenant for each square meter of the right of refusal area shall be identical to the rental fees paid by him for each square meter of the premises. It is understood that the initial tenancy period for the right of refusal area will overlap the tenancy period for the premises - it will begin on the date of conveyance of the right of refusal area to the tenant and will end on the date the initial tenancy period for the premises ends.

3.5	The tenant undertakes to submit the final approved plans to the landlord for the modification of the right of refusal area no later than 30 days after the date he exercised his right of refusal. The landlord shall convey the right of refusal area to the tenant no later than three months from the submission of the tenant’s plans, subject and in accordance with the provisions of the lease agreement.

3.6	Insofar as the tenant exercises his right of refusal provided above, the tenant shall be entitled to receive from the landlord 25 additional parking passes to the parking lot in return for leasing all of the right of refusal area for the price and under the terms provided in the parking agreement, Annex “I”. The additional parking passes will be made available to the tenant no later than December 2000.

4.	If the landlord’s work on the premises is completed by June 5, 2000, so that the tenant can occupy the premises on this date, the tenant will pay the landlord an equivalent sum of $10,000 with linkage differential and lawful VAT for the advancement of the conveyance date.

It is understood that this sum is in addition to the rest of the payments applicable on the tenant by this agreement.

5.	The parties agree that the air conditioning system on the floor will operate on a regular basis from Sunday-Thursday (except for holidays) between the hours of 07:00-21:00 and on Friday and holiday eves between the hours of 07:00 and 16:00. The operation of the air conditioner beyond these hours shall be by a written request by the tenant at least 24 hours in advance. If the landlord operates the air conditioning system beyond the hours mentioned above, then the tenant will pay the landlord the sum of 50 shekels for each additional hour together with linkage differential and lawful VAT. This sum will be paid to the landlord no later than seven business days from receiving a written demand to do so by the landlord.

6.	The tenant will pay 50% of the cost of the landlord’s work on the premises as a prerequisite to the start of these works. An additional 25% of the cost of the landlord’s work will be paid by the tenant one month after the start of the landlord’s work and the remaining 25% of this cost will be paid by the tenant on the conveyance date. All the payments stated above shall be paid with linkage differential and lawful VAT.

7.	The landlord will not charge rental fees for the first three months of the initial tenancy period. The provisions of this section do not apply to the option area mentioned in section 1 above or the right of refusal area mentioned in section 3.

8.	Notwithstanding the provisions of this agreement, the parties accept that the tenant may end the tenancy period at any time after the expiration of 24 months with delivery of a 6 months prior written notice to the landlord and subject to the tenant paying the landlord the following compensation:

8.1	If the tenancy period ends after the expiration of 24 months of tenancy but prior to the expiration of 30 months the tenant will compensate the landlord with rental fees for 7 months with VAT and linkage differential.

8.2	If the tenancy period ends after the expiration of 30 months of tenancy but prior to the expiration of 36 months the tenant will compensate the landlord with rental fees for 6.5 months with VAT and linkage differential.

8.3	If the tenancy period ends after the expiration of 36 months of tenancy but prior to the expiration of 42 months the tenant will compensate the landlord with rental fees for 6 months with VAT and linkage differential.

8.4	If the tenancy period ends after the expiration of 42 months of tenancy but prior to the expiration of 48 months the tenant will compensate the landlord with rental fees for 5.5 months with VAT and linkage differential.

8.5	If the tenancy period ends after the expiration of 48 months of tenancy but prior to the expiration of 54 months the tenant will compensate the landlord with rental fees for 4 months with VAT and linkage differential.

8.6	If the tenancy period ends after the expiration of 54 months of tenancy but prior to the expiration of 58 months the tenant will compensate the landlord with rental fees for 1.5 months with VAT and linkage differential.

It is understood that payment of the compensation fixed above does not detract from the tenant’s duty to make all payments set forth in this agreement until the date of his actual departure from the premises.

9.	If in accordance with the instructions of the safety advisor for the project, there will be a requirement to add smoke resistant doors to the premises, the cost related to the installation of the doors will be paid by the landlord as part of the specifications work.

/s/ Kanit Hashalom Investments Ltd.	/s/ BigBand Networks Ltd. Corporate no. 51-27507-4
The Landlord	The Tenant

The Shalom Project

Appendix “C”

Technical Description of the Office Towers

1.	Project Description:

1.1	The project is situated in the heart of Tel Aviv between Derech Petach Tikva to the west and Givat Hatachmoshet Road (Derech Hashalom) to the south, the Netivei Ayalon highway to the east and Yediot Acharonot house to the north.

1.2	The Project consists of:

1.2.1	Four subterranean parking levels covering the entire approximate 125,000 square meters of the lot.

1.2.2	A ground floor with commercial areas, lobbies and machine rooms for the towers.

1.2.3	Two commercial floors (mall) covering approximately 23,000 square meters.

1.2.4	A public floor inside the towers, on the roof of the mall.

1.2.5	Office floors of differing geometric shapes: round, triangular and square.

In the round tower 48 floors of around 1,520 square meters each floor, of which 39 floors are designated for offices and an upper visitors floor.

In the triangular tower 44 floors of around 1,430 square meters each, of which 39 floors are designated for offices.

In the Square tower 40 floors of around 1,370 square meters each, of which 35 floors are designated for offices. Some floors may contain residences or hotel rooms.

The areas mentioned constitute the entire floor including external walls.

2.	Technical description

2.1	Parking levels:

2.1.1	Floor – polished concrete. The angled areas (ramps) are of combed or lined concrete.

2.1.2	Pillars – round concrete pillars with an acrylic or of similar value – paint finish.

2.1.3	Walls and ceilings ceilings of concrete and walls of exposed concrete with synthetic whitewash painted directly on the concrete.

2.1.4	Lighting – natural lighting through the use of “English courtyards” for the entire height of the side walls to the floor of the basement (-4). Additionally fluorescent lighting fixtures with protective covers against damage by antennas, or PL light fixtures with anti vandalism covers.

The level of lighting be – 100 volts in the aisles, 50 volts in other areas.

2.1.5	Ventilation: natural ventilation through the use of “English courtyards” as well as additional openings on the western ground floor parking level and an open façade on the eastern side. As needed the ventilation system will be reinforced by a system of blowers controlled by CO sensors which will separately ventilate each basement floor. A battery of wind blowers will inject outside air through the English courtyards on one side of the parking area, into the entire parking area and with the aid of supplementary blowers and end intake ducts the air will be drawn into the other side (open) of the parking area.

2.1.6	A transformer unit will feed subpanels in the tower complex which in turn will feed the sections of the parking area close to those panels. The ceiling lighting units of the parking area will be installed in a concealed fashion. Cables for the air blowers as well as main lighting lines will be installed in conduits affixed to the ceiling. Wall plugs will be attached as needed.

2.1.7	Parking drainage – the entire parking area will drain into central collection wells within the lower floor. A pump system will send the drainage to the municipal sewage system.

2.1.8	Fire extinguishing system – An automated fire extinguishing system controlled by a sophisticated complex control that activates sprinklers throughout the parking areas. Additionally there are water supply pipes and fire extinguishing points throughout as required by the fire department.

2.1.9	Monitoring System: – the building’s monitoring system will monitor a variety of central systems, such as the loudspeakers and music, closed circuit video, traffic control, automated payment systems etc.

2.1.10	Landscaping and gardening – gardening will be provided on the lower floor, in planters, in the English courtyards and in the center of the traffic ramps.

2.2	Electric Station: – in the northeastern sector of the parking lot an electric company substation will be built that will feed the building with high voltage.

2.3	Storage and machine rooms within the basement units:

2.3.1	Walls – synthetic whitewash on exposed concrete walls.

2.3.2	Floor – sectioned concrete or terazzo 20cm X 20 cm tiles or ceramics.

2.3.3	Ceiling – synthetic whitewash on exposed concrete ceilings.

2.3.4	Storage room doors – doorframes made of 2 mm metal, two sided metal door or wood, cylinder lock.

2.4	Lavatories on the parking levels

A floorwide unit to be situated in the core of the three towers – will include a joint ladies and men’s restroom according to the architect’s plans.

Restroom finishing:

2.4.1	Floors and walls – Ceramics as chosen by the architect for the complete height of the decorative walls.

2.4.2	Ceilings – enameled metal trays with sunken lighting units.

2.4.3	Fixtures –

2.4.3.1	White clay “Nofer” model (Lavo) counter mounted sinks produced by “Harsa” or similar value including an appropriate bottle drain made of polypropylene or of similar value.

2.4.3.2	White clay “Harsa” Monoblanc 310 (Lidor) model toilet bowls or similar value, including a hard plastic toilet seat. An adjacent tank model 350 including flushing mechanism.

2.4.3.3	Supply of a cast standing counter mounted sink faucet for cold and hot water produced by “Hamat” or of similar value.

2.5	Generator rooms:

See section 2.3 for the finishing style (storage and machine rooms within the tower core basement). A daily fuel tank and an additionally 10,000 liter tank for emergencies. The supply of the daily fuel will be through gravity with the emergency supply coming through pumps.

2.6	A basement level tower entrance lobby (core area) in an area used for entry and exit from the service elevators, the storage areas and machine rooms:

2.6.1	Floor – paved with cut stone, marble or ceramics as per the architect’s plans.

2.6.2	Walls – covered with cut stone, marble or ceramics as per the architect’s plans.

2.6.3	Lighting – as per the architect’s plans.

2.6.4	Ceiling – as per the architect’s plans.

2.7	The elevator lobby going from the parking area to the main entrance of the towers and to the commercial levels:

Six vertical traffic routes will be built to connect the parking levels, the main entrances and the commercial levels. These traffic routes will include escalators, and panoramic elevators, in the entrance cubicles – the main traffic artery, the entrance triangle, and on the three vertical traffic routes adjacent to the three building cores. The style of finish for the entrance or exit to the passenger elevators:

2.7.1	Floor – paved with cut stone, marble or ceramics as per the architect’s plans.

2.7.2	Walls – glass perimeter walls according to the architect’s plans.

2.7.3	Lighting – according to the architect’s plans.

2.7.4	Ceiling – according to the architect’s plans.

2.8	Ground Floor:

2.8.1	Main Entrance lobbies

Floor – Granite tiles or cut stone according to the architect’s plans.

Walls – Cut Stone, Granite or similar according to the architect’s design.

Ceilings – Decorative ceiling or custom plaster ceiling according to the architect’s design.

Lighting – Lighting fixtures according to architect’s design.

Reception Station – According to the architect’s design, with warning panels, closed circuit TV preparation and controls. (option for a computer screen for locating tenants).

Main Signs – A list of tenants designed by the architect or a computer screen for locating tenants.

Directional signs – As designed by the architect.

Mail boxes – A 20/30 size (at least) mail box unit for 20% more than the planned number of tenants.

Alternatively mail will be distributed at reception.

Air Conditioning – Central air conditioning.

Command and Control Room – The buildings systems control the electro-mechanical systems, elevators, escalators, automatic fire extinguishing systems, climate control systems, safety and security. The control room is manned twenty four hours a day.

2.8.2	Garbage rooms – as required by the Tel Aviv municipality as well as:

Walls – Ceramic coating as high as 2.25 meters.

Floor – sectioned concrete floor.

Shields – From metalworking on the walls of the building.

Mechanical ventilation or air conditioning – as needed.

Water and drainage point – a water point for cleaning and commensurate drainage.

Garbage bins or compressor – as required by the municipality.

2.8.3	Machine rooms:

Walls – Exposed concrete, finished with synthetic whitewash applied directly to the concrete.

Floor – Smoothed sectioned concrete or 20 X 20 cm Terazzo flooring or Ceramics tiles.

Ceiling – Exposed concrete, finshed with synthetic whitewash applied directly to the concrete.

Machine room doors – two sided metal door with 2 mm thick jams and cylinder lock.

2.8.4	Loading dock:

Walls – exposed concrete, finshed with synthetic whitewash applied directly to the concrete.

Floor – smoothed sectioned concrete or 20 X 20 cm Terazzo flooring or Ceramics tiles.

Ceiling – exposed concrete, finished with synthetic whitewash applied directly to the concrete.

Machine room doors – two sided metal door with 2 mm thick jams and cylinder lock.

2.9	Office floors:

General – the typical office floor consists of a core with office space surrounding the core. The core consists of a central lobby with elevator access and a secondary hall that serves the restrooms, the floor secure room, maintenance elevator and the systems rooms.

2.9.1	Main Floor Lobby (elevator lobby) :

Floor – cut stone tile or marble according to the architect’s plans.

Walls – granite marble frames for the elevator openings, combined with painted plaster board as per the architect’s design.

Ceilings – decorative ceilings as per the architect’s design.

Lighting – according to the architect’s plans.

Signs – each floor will have signs indicating the tenants names on that floor together with the floor number as per the architect’s design.

2.9.2	Secondary Hall

Floor – Cut stone tile or marble as per the architect’s design.

Walls – Cut stone covering, marble or similar combined with painted plaster with the systems shafts enclosed by veneer covered wood doors as per the architect’s design.

Ceilings – Decorative ceiling as per the architect’s design.

Signs – On each floor there will be directional signs to the systems closets as per the architect’s design.

2.9.3	Restrooms – Unit per floor

The floor restrooms will consist of separate facilities for men and women as per the architect’s design listed below;

Men’s restrooms – Three toilet bowls, two urinals and three sinks.

Women’s restrooms – Four toilets bowls and four sinks.

Handicapped restroom – As per the Tel Aviv municipality (one every five floors).

Restroom finishings:

Floors and walls – Ceramics as chosen by the architect for the complete height of the decorative walls.

Stall dividers – Marble or granite walls

Ceilings – Enameled metal trays with sunken lighting units.

Sink Counter – Granite counter with front panel hiding the sink (or molded counter and sink combination) or similar.

Mirror – Above the sink counter of 6 mm crystal glass.

Entrance door – Fire door as standards require of painted metal.

Fixtures and Accessories:

2.9.3.1	White clay counter mounted sinks produced by “Charsa” or of similar value including an appropriate bottle drain made of polypropylene or of similar value.

2.9.3.2	Wall mounted toilet bowls of white clay produced by “Sphinx” or similar value included hidden tank and support produced by “Geberit” or of similar value and a hard plastic seat with cover.

2.9.3.3	Wall mounted urinals of white clay produced by “Porcher” or similar with a chrome water spray and electronic infra red mechanism.

2.9.3.4	Standing hot and cold water “Mixmat” faucet for the sinks for counter installation produced by “Hamat” or similar.

2.9.3.5	Mechanical ventilation, with air replacement 12 times hourly.

2.9.4	Stairwells:

Stairs – Sectioned concrete with beveled edges including _________ Painted finish according to the architect.

Walls – Arranged concrete shapes. Painted finish according to the architect.

Ceilings – Concrete with synthetic whitewash finish.

Railing and/or handholds – as per the architect’s plans.

Signs – Floor numbers and emergency lighting according to the fire department’s requirements.

Doors – Fireproof according the 1212 standard and according to the fire department’s requirements.

2.9.5	Multipurpose secure rooms:

Floor – sectioned concrete or Terrazo white cement based tile flooring.

Walls – Arranged concrete shapes. Painted finish according to the architect.

Ceiling – Concrete with synthetic whitewash finish.

Doors – Sealed, blast proof according to the Home Command standard.

Air purification system – according to the Home Command standards.

Openings and escape hatches – according to the Home Command standard.

Lighting – according to the Home Command standard.

2.9.6	Air Conditioning rooms:

Floor – sectioned concrete.

Walls – Arranged concrete shapes. Finished with synthetic whitewash.

Ceiling – Arranged concrete shapes. Finished with synthetic whitewash.

Doors – Framed with cylinder locks.

2.9.7	Office areas:

General –	Minimum room size – 10square meters.
Decorative acoustic ceiling 2.65 meters high from the floor.

Dividers up to the acoustic ceiling. Above the decorative ceiling open space for the intake of smoke and air circulation.

Floor –	Carpet with base price of $15 per square meter. Color and type at the tenant’s discretion from the company’s inventory. Baseboard carpet to match.

In the public passageways the carpet will meet the 755 standard, at least level II flammability, or flooring to match the Floor’s central lobby.

Dividers –	One layer plaster board on a metal cross frame. Total width of divider to be 95 mm. Acoustic insulation between the panels of one inch fiberglass. Finished in synthetic paint or similar value.

Ceilings –	Decorative acoustic mineral vinyl 60 X 60 cm coated ceilings produced by Armstrong, “Random Fissured” model or similar with edging of Z+L profiles. (ceiling height 2.65m from the floor).

Concrete pillars, Concrete walls and Structure – covered in one layer plasterboard and painted as mentioned above.

Doors –	A security door at office entrance or similar per the architect’s choice.

Internal office doors – of wood sheeting filled corrugation (Decoral) with painted doorposts.

Preparation for a kitchenette / Private restroom – Infrastructure along the outer wall of the office floor, water and sewage points – for tenants leasing at least half a floor.

Electricity –	One fluorescent lighting point for every net 5 square meters, sunken in the ceiling in 60 X 60 metal tubs for example 4 x 18w. Lighting strength will not be less than 400 watts.

One electric point for every 10m² net.

One telephone point for every 10m² net.

Preparation for TV and cable by way of pipe and pull cord up to each floor.

Air Conditioning –	A central air conditioning system for the floor (cooling / heating) with area temperature controls. (V.A.V. system)

An area is defined as 30-40m² office space.

Fire extinguishing system –	Fire extinguishing system that is activated by a building wide sprinkler system throughout the offices. In double ceiling areas the system will react to smoke detectors as needed.

Additionally there is a water supply pipe, fire stations, hydrants – as required by the authorities, built into closets on each floor of the building.

2.9.7	Roof Areas:

2.9.8.1	The roof will be sealed with bitumen sheeting.

2.9.8.2	Machine room maintenance and equipment areas – see similar areas in the basement.

2.9.8.3	Rooftop preparation for antenna base as well as aircraft warning lights.

2.9.8.4	Helicopter landing pad on the round building’s core.

3.	General systems:

3.1	Air conditioning systems:

3.1.1	A floorwide central air conditioning system (heating/cooling) with area temperature controls as per the definition listed in the offices specifications.

3.1.2	Roof top cooling towers and air conditioning units placed on the floors in the air conditioning room situated in the central core, along with a pipe system covering the entire floor.

3.2	Elevators:

3.2.1	The round tower – 12 passenger elevators that can each carry 24 persons, to serve the office floors. 6 of these elevators will serve the lower floors (until the 23rd floor) and 6 additional ones will serve the upper floors. The speed of travel for the elevators will be 2.5- 6 m/sec.

3.2.2	The triangle tower – 10 passenger elevators that can each carry 24 persons, to serve the office floors. 5 of these elevators will serve the lower floors and 5 additional ones will serve the upper floors. The speed of travel for the elevators will be 2.5- 6 m/sec.

3.2.3	The square tower – 8 passenger elevators that can each carry 24 persons, to serve the office floors. 4 of these elevators will serve the lower floors and 4 additional ones will serve the upper floors. The speed of travel for the elevators will be 2.5- 6 m/sec.

3.2.4	In all the towers – there will be a service elevator for the transfer of loads from the loading dock in the parking area to the commercial and office levels.

3.3.5	In the parking area there will be 6 traffic arteries connecting the parking levels, the main entrances to the towers and the commercial levels. The arteries will include a system of 13 elevators and escalators.

3.3	Sanitation Facilities:

3.3.1	A complete system for the removal of waste according to the Planning and Construction Law and in accordance with the standards set by the Standards Institute no. 1205 that includes:

A high density (HPOE) polyethylene waste and sewage pipe produced by Gavrit or similar value either installed hidden or exposed.

A heavy PVC (level 6) external sewage pipe.

All of the systems required by the consultant such as: collection wells, pumps or other systems required by the authorities, connection to the municipal waste system.

3.3.2	A complete rainwater drainage system that includes:

A concealed cast metal pipe for the transfer of rainwater from the roof. Equipment for the collection and removal at the bottom. A water drainage system from the English Courtyards and its connection to the municipal drainage system. A drainage system for the basement floors and its area. A drainage system for the air conditioning units throughout the building with the exception of the parking area with main pipes and only intake spots until the connection to the horizontal piping.

3.3.3	A complete water supply system including;

An external steel water supply pipe with a concrete inner coating and an industrial outer coating for 3” inch pipes and larger with all of the requisite equipment required by the authorities and the safety consultant including a pressure system if needed (not including an automatic activation and deactivation system).

3.3.4	A complete fire extinguishing closet including all of the requisite equipment required by the safety consultant.

3.4	Electricity and Telephones:

3.4.1	The supply of electricity to the project will be by mass supply. The electric company will supply the project with four 13.2 kilowatt connections. A substation will be constructed on the site and all the cable systems ___________ transformer stations throughout the project, and all the consumer electrical installations—whether in the public areas or the commercial and office areas will be private. The feed to the building from the electric grid will be at a high voltage of 160 kilowatts. In the substation transformers will be installed to reduce the current from 160 kilowatts to 13.2 kilowatts. Energy for the entire project will be measured by the Electric company at 13.2 kilowatts current in the meter room to be placed next to the Electric Company’s central switching room in the sub station area. High voltage lines will run from the main switching room of the Electric Company at 13.2 kilowats to the transformer stations in the project (parking lots, commercial areas and the office tower).

In each of the above mentioned areas diesel generators will be installed which will be large enough to use in emergencies for those areas defined as “essential”.

3.4.2	Electricity will be supplied to the project by the Electric Company in an aggregate manner. The connection of power to the consumers will be done by the landlord and the amount of electrical connection will be established based on the size of the premises.

3.4.3	A public announcement system will be placed in the public spaces and in those areas where it is required by the fire department. This system will serve the public spaces and can be connected to the private areas as well.

3.4.4	Preparation for telephones will be made according to instructions by Bezeq including maintenance and telecommunications.

3.4.5	Lightening rods including lightning rods on the roofs and a metal weave covering the exposed parts of the towers to distribute the lightning and direct it towards the ground.

3.5	Monitoring system:

In each office tower there will be a monitoring system that will provide information about the status of the various systems to the central desk or the tower administration. An alert will see the status of the systems and/or operation switches as warranted: elevators, air conditioning, ventilation, generators, sewage and drainage pumps and water supply, public lighting system, outdoor lighting, closed circuit television security, intercom, and elevator monitors.

3.6	Fire extinguishing system:

The fire extinguishing system will operate automatically by a monitoring system which will operate a sprinkler system on all the areas of the project (parking lots, commercial floors, offices, machine rooms and storage rooms). The project is split into four separate zones for fire fighting: parking and commercial levels round tower, triangle tower, square tower. Each zone will have its own water supply system. A water supply pipe and fire extinguishers are also situated all over the structure.

4.	Development work:

The development will take place at the ground level and the roof of the mall according to the plans of the landscape architect and will include inter alia: an ornamental pool and a fountain, tiling of areas according to the architect plans, gardening work, automatic watering system for gardening, outdoor lighting and furniture.

5.	General:

5.1	All the substances and products specified above may be replaced by the company with substances of equal value.

5.2	In all vertical passageways between the floors there will be fire resistant sealant. The air pressure in the stairwells shall be higher than other places in the building to prevent smoke penetration during emergencies.

5.3	Any reference to “according to the architect’s plan” and/or the “planning” and/or the “choice” and/or the “architect’s choice” the intention is to the structural architect.

5.4	Deviations of 2% between the measurements appearing in the plan and actual measurements and deviations of 5% between the amount and measurements and accessories in the technical specifications and the actual quantities the measurements and the accessories are reasonable and shall not be considered a deviation and/or digression from the terms of the agreement.

5.5	All the measurements specified and/or stated in the plans are before surfacing or covering of the internal walls.

5.6	The technical description specified above is general and its purpose is to demonstrate the character of the project. The specifications are not binding and there may be changes to it according to the landlord’s judgment except for the area leased to the tenant pursuant to the agreement.

AZRIELI CENTER

ANNEX “D”

MANAGEMENT CONTRACT

Entered into in __________ on the date of March ____ 2000

Between

Azrieli Center Towers Ltd (Development and Management) Ltd.

Whose address for the purpose of this agreement is:

Azrieli Center

132 Derech Petach Tikva Tel-Aviv

(Hereinafter: the “Management Company”)

As one part

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “Tenant”)

Whose address for purposes of this agreement is:

Kiryat Atidim, building 4, 5th floor

Telephone: 7651799

Fax: 7651788

As the second part

Whereas	The tenant entered into an unprotected lease agreement (hereinafter: the “Lease”) with Kanit Hashalom Investments Ltd. (hereinafter: the “Landlord”) which confers upon the tenant the right to occupy premises in the project known as the Azrieli Center as defined in the lease (hereinafter: the “Premises”);

Whereas	The tenant and the landlord agree that the management of the tower which is part of the project, in which the premises are located, will be managed by a company to be chosen by the landlord to provide the services required for proper maintenance and management of the tower;

Whereas	The landlord chose the management company to manage the tower in consideration for the payment of management fees, as specified in this contract herein;

Whereas	The tenant made a commitment to sign a management contract with the management company as part of his undertakings in the lease, and to act in accordance with the terms set by the management company and to pay the management fees;

Therefore it is declared, stipulated and agreed among the parties as follows:

1.	Preamble

1.1	The preamble to this agreement constitutes an integral part hereof.

1.2	This contract is an annex to the lease and its provisions shall be read in conjunction with the provisions of the lease. This agreement shall be interpreted, inasmuch as possible, as corresponding and consistent with the lease.

1.3	The terms in this agreement shall be interpreted in accordance with the meanings attributed to them in the lease unless stated otherwise.

1.4	To dispel any doubt, it is understood that notwithstanding the provisions of this section above and notwithstanding that this management contract constitutes an annex of the lease, the lease and this management contract shall be deemed two separate contracts and the following provisions shall thus apply:

1.4.1	The tenant shall not be entitled to deduct sums that the landlord owes him from sums that he owes the management company, and may not deduct sums that he is owed from the management company from sums that he owes the landlord.

1.4.2	Any claim that the tenant may have against the landlord shall not serve as a cause of action for a lawsuit by him against the management company, and any claim available to the tenant against the management company shall not serve as a cause of action for a lawsuit by him against the landlord. However the aforesaid shall not derogate from or infringe upon the landlord’s and/or management company’s rights and the tenant declares that he is aware that a breach of this agreement shall be deemed a fundamental breach of the lease.

1.4.3	The management company is not a guarantor of the landlord’s commitments and the landlord is not a guarantor of the commitments of the management company.

1.5	Any right in the lease granted to the management company shall continue to be in effect according to this agreement as well.

2.	Definitions

“Management Company”	The management company and/or any person, company or other legal body who the landlord will indicate in writing from time to time inclusive of the landlord, in the landlord’s judgment;

“The Tower”	The tower built in the project or any part thereof which is managed by the management company;

“Installations”	Air conditioning, elevators, escalators, circuit boards, plumbing, lighting, water, sewage, drainage and other installations in the tower;

“Public Spaces”	All areas within the tower including all structures, additions and changes to be made from time to time as well as rooftops, external walls, passageways, entrances and exits, service areas and rooms, internal roads, service corridors, technical areas such as power rooms, pumps, air conditioning, loading and unloading sites, elevators, escalators, stairs, all other areas within the tower and the project designated to serve the user public in the tower, including all areas outside of the tower and the project that border the tower and the project and are designated for the residents of the tower and their customers, including entrances, sidewalks, gardens and signs, except for areas in the tower and the project that are held by residents as established and defined in the sole discretion of the landlord;

“Management or Management of the Tower”	The operation, repair and maintenance of the installations, cleaning, maintenance and protection of public places, as described in this agreement;

“Management fees”	All sums which the tenant must pay the management company pursuant to the provisions of this agreement;

3.	Term of the agreement

3.1	This management contract shall commence with the start of the tenancy period and shall remain in effect as long as the tenant retains the premises pursuant to the lease insofar as it is not terminated.

3.2	Further, the tenant’s obligations shall be in effect as long as he occupies the premises or any part thereof even if he is not entitled to do so.

4.	Job of the management company

4.1

The management company shall provide on its own and/or through subcontractors, management and maintenance services for the tower, including cleaning, lighting, gardening, maintenance, warranty repairs and repairs of the electric, lighting, air conditioning, elevators and escalator systems and the other systems and installations on the public spaces, installing, using and maintenance of various installations for the use and benefit of all the tenants and/or visitors of the tower, posting of signs in the area of the tower, payment of municipal and governmental taxes applicable to public spaces, maintenance of public pathways and accesses.

The management company may, in its sole judgment, decide that the tower or any part thereof will be managed separately from the section of the tower in which the premises are located and/or decide that other towers built in the project, or any part of them, shall be managed together with the tower or any section thereof, by the management company. In this instance any section removed from the overall management shall not be included in the definition of the tower in section 2 above, and if a section is added to the management as stated above it shall be included in the definition of the tower.

4.2	Without derogating from the foregoing generalities in section 4.1, the management company will be authorized as part of their management of the tower, to provide services and handle various issues in its sole judgment, as described below:

4.2.1	From time to time, for the regular operation of the tower, to establish, as part of the bylaws, procedures and/or instructions regarding the management of the tower, the scope of the provision of various services to the tower, the maintenance and use of all the units and/or a section of them and/or the properties and/or public areas, in its discretion, including any matter related to the entrance and exit arrangements, directional signs, access, pedestrian walkways, operational hours for and the amount of light, arrangement of use of the parking lot, operation of the air conditioning system, operation of the loudspeaker and music system, posting of signs, posting notices, etc.

The management company will notify the tenant and publicize from time to time its decisions and determinations as part of the bylaws, and from the date that he is notified of such, its instructions shall be binding on the tenant for all intents and purposes.

4.2.2	To hire a staff of technical, professional, managerial employees and others to carry out its obligations under this agreement and/or to contract to accept such services, in whole or in part from contractors, subcontractors, or in any other manner that the management company will establish, including employment of workers in full time or part time positions by special contract or by terms that it deems fit and to hire consultants, publicists, accountants, attorneys and other experts that the management company wishes to hire in order to carry out its job under this agreement.

4.2.3	Cleaning, waste disposal, removal of garbage etc. in the public spaces such as entrances, stairwells, elevators, bathrooms on the floors, and service corridors.

4.2.4	Supply of warranty and maintenance services, water and electricity for installations including lighting, elevators, escalators, and air conditioning, warranty services and repairs for these installations and the public spaces.

4.2.5	General repairs when needed and repairs of damage caused for any reason including damage due to weather and normal attrition.

4.2.6	Security and protection services.

4.2.7	Operation of a generator and emergency lighting.

4.2.8	Installation and maintenance of fire extinguishing equipment.

4.2.9	Installation maintenance and operation of a public announcement system in the tower.

4.2.10	Posting signs and directions in the tower.

4.2.11	Gardening sections designated for such in the public spaces.

4.2.12	Payment of taxes, expenses and surcharges for public and common areas including but without derogating from the foregoing generalities, general arnona (municipal tax), business taxes and sign taxes insofar as the municipality did not charge the tenants directly or in another manner for them.

4.2.13	The management company will handle and maintain the air conditioning systems, electric, plumbing and fire extinguishing systems installed in the common areas and the leased areas and/or those areas designated for lease in the tower (hereinafter: the “Systems”). It is understood that all the expenses of the management company for the regular maintenance of the systems are included in the costs of the management company.

4.3	The services in whole or in part, in the management company’s judgment, will be provided by the management company as frequently and at the proper standard appropriate for the project and its status.

4.4	The management company will be entitled in its discretion to grant the tenant or specific tenants, partial and/or additional special services beyond those specified in this section 4, and in such instance the tenant or tenants must pay separately for those services, if they are rendered.

4.5	In order to fulfill its obligations, the management company is entitled to maintain an office in the project, in which all of its activities discussed in this contract, will be centralized, and which the tenant can contact during normal business hours regarding all matters related to activities of the management company in accordance with the provisions of this contract.

4.6	The management company will be entitled as per its sole judgment to decide that part or all of the services contemplated by this contract will be provided by the management company itself and/or by another legal entity on its behalf and/or by third parties including contractors, subcontractors, maintenance companies and the like.

4.7	To dispel any doubt, it is declared that the management company is entitled, from time to time, as per its judgment, to determine the scope, type and nature of the activities that it will carry out, and which part of the activities contemplated by this contract will be carried out by it, if at all, and for what period of time.

4.8	The management company will arrange the insurance policies specified in section 25.12 of the lease.

It is explicitly agreed that the arrangement of the insurance policies specified above, will not add to the liability of the management company beyond that stated in this contract and/or the lease and/or will not detract from the duties of the tenant pursuant to said agreements.

5.	The tenant’s commitment

5.1	The tenant declares that he is aware that the management company has the sole authority to manage the tower and provide the services for it as stated in this contract and the lease and the tenant commits not to carry out on his own or through others other than the management company, any activity which is under the authority of the management company.

5.2	The tenant and any person acting on his behalf shall cooperate with the management company and will assist it as required to allow for the regular, proper and appropriate management of the tower.

5.3	Without derogating from the foregoing generalities, the tenant undertakes as follows:

5.3.1	To comply with all the instructions of the management company, as they will be given from time to time, pertaining to the public spaces, the installations and equipment in the tower, including in respect to the procedures for unloading, moving merchandise, removal of waster and the use of various accessory installations, in respect to the manner of the use of the premises, its proper maintenance and/or operation, procedures for entering and exiting the premises, transporting merchandise to it and removal of garbage and items from it, safety procedures, posting of signs and lighting, cleaning, noise, hazards created by using it, conduct of the tenant’s workers, customers and actors on his behalf and any other matter which the management company believes is necessary in order to protect the quality of the project.

5.3.2	To act in accordance with all the provisions of the lease and the management contract, to participate in the costs involved in the carrying out and providing services and management in accordance with that contemplated by this agreement.

5.3.3	That he and others acting on his behalf and empowered by him will cooperate with the management company and will help it in all instances where such cooperation or assistance is required in order to enable the proper and efficient management and provision of the services and will fulfill all demands by the various authorities and the obligations that derive from this agreement, directly or indirectly.

5.3.4	To allow the management company and those empowered to act on its behalf to enter the premises-with prior coordination if possible-in order to carry out its job pursuant to this agreement, whether or not the matter is required for the tenant himself or for another tenant or in order to make repairs that are required on other premises in the tower, inter alia, to expose walls, floors, ceilings and other areas, to change and repair plumbing and pipes and any other work which is required in the opinion of the management company to fulfill its job and exercise its authorities under this agreement and the tenant will not have any complaint against the management company for any disturbance that may be caused to him as a result of the above. In any event of such action the management company will try to minimize the disturbance to the tenant inasmuch as possible and at the earliest possible time will restore the condition of the premises to its former state and the amount of time to make the repairs will not exceed a reasonable time frame appropriate for that type of repair.

5.3.5	To notify the management company of any malfunction requiring action by the management company.

5.3.6	To refrain himself and/or through any third party, from taking any action that was given by this agreement to the management company exclusively unless the management company agreed to such in writing prior to the carrying out of such action.

5.3.7	To coordinate with the management company and obtain its consent prior to doing any work in the premises including interior design, placement of equipment or installations requiring connection to any of the common systems in the tower, in addition to and not in place of the landlord’s consent, if such consent is required pursuant to the lease.

5.3.8	To refrain from placing signs including advertisements and/or another advertisement, items and goods of any kind either temporarily or permanently outside of the premises and/or in the public spaces, including placing booths, containers, tables and the like without obtaining the prior written consent of the management company and to remove any such item immediately upon the first demand to do so by the management company.

5.4	The tenant shall not be entitled to refuse any service and/or to stop the management and the carrying out of the services and/or to be released from his obligations to pay the costs of management and services in accordance with the terms of this agreement.

6.	Management fees

6.1	The tenant undertakes to pay fees to the management company, which will be calculated according to the proportionate share of the premises out of all the leased areas that are actually occupied in the tower, for all the expenses incurred by the management company in managing the tower and the public spaces including investing in replacing, improving and repairing equipment and systems necessary for the management of the tower and the provision of the services, financing expenses and all other direct costs involved in the management of the tower together with overhead of 15% of all the expenses with lawful VAT (together to be all called “Management Costs”).

6.2	Notwithstanding the above, if all the actual leased areas in the tower constitute less than 75% (seventy five percent) of the areas designated to be leased in the tower, the landlord will bear part of the fixed expenses of the management company for its management of the tower, as will be determined by the management company, for the part constituting the differential between the leased and actual occupied areas and the 75% of all the areas designated for leasing in the tower.

6.3	The management company can decide to establish a mechanism for a different distribution of the management costs according to specific tenants or different areas that are leased, as necessary due to the provision of excess services to specific units in the tower in accordance with the uses made of those units and the type of their use in the public areas and the tower.

6.5	The calculation of the projected share of the tenant and the management fees applicable to him will be made once every three months or at any other interval of time established by the management company. The calculation will be done on the basis of costs actually expended and projected costs.

6.6	On the conveyance date, the tenant will pay the management company an advance based on a projected estimate of costs decided by the management company, as part of the management fees for the first quarter.

6.7	Until otherwise established by the management company, the payments towards the account of the management fees for the tenancy period will be paid each quarter in advance. The payments made towards the management fees will be made according to the estimated fees by a written call for payment sent to the tenant by the management company.

6.8	Within six months from the end of each calendar year, the management company will prepare a financial statement for said year, reviewed by the company’s accountant (hereinafter: “Financial Statement”). The management company will issue a yearly bill to the tenant based on the financial statement.

6.9	The tenant undertakes to pay the management company within 7 days from the date of receipt of said annual bill, any difference owed by him, if so owed, between what he owes according to the financial statement and the sums that he remitted towards the management fees as described above. If the annual financial statement indicates that a credit is owed to the tenant, then the tenant will be credited the amount in his next payment of the management fees.

6.10	The calculations of the accountant of the management company, the financial statement and the records kept by the management company shall be conclusive evidence and prima facie proof regarding the amount of the management costs, management fees and the amount of the payment which the tenant must remit to the management company.

6.11	The amounts paid to the management company for management fees that remain with the management company for an interim period, will be invested by it in its sole judgment.

6.12	To ease the collection of management fees or any other sum owed by the tenant to the management company, the tenant undertakes to provide the management company on the date fixed by it but within 7 days from the signing of this agreement or 7 days prior to the conveyance date, the earlier of the above, a standing bank order in the form accepted by the banks.

The management company may debit the account through the aforementioned order any time that the tenant fails to make any of the payments which he must make pursuant to this agreement.

Receipt of the standing order and any use of it made by the management company shall not be deemed as payment until actual and timely payment is rendered of all the payments which the tenant must make.

6.13	The tenant undertakes to pay the management fees and all payments applicable to him for the entire tenancy period, unconditionally, whether or not he makes use of the premises.

7.	Liability for damages

7.1	The management company and any body acting for it and on its behalf will not bear any liability or duty whatsoever for injury to a person and/or any loss and/or ruin and/or property damage of any kind which is caused to the tenant and/or any person, including employees, representatives, employers, agents, customers, visitors or any other person situated on the premises or in the tower or their surrounding area unless caused as a result of negligence by the management company and/or an actor on its behalf.

7.2	The management company and/or anyone acting on its behalf shall not bear any liability of any kind for any damage caused to the premises and/or its contents and/or the tower and/or the tenant and/or any other person for any reason, whether the reason for the damage or the malfunction is known or whether it is not known unless it was caused as a result of the negligence of the management company and/or one acting on its behalf.

7.3	The tenant shall be liable for all personal injury and/or property damage of any kind that he causes to any person and/or the premises and/or the tower and/or their contents and/or the surrounding area and/or to the landlord and/or the management company and/or any agent on their behalf, directly or indirectly, as a result and/or due to the use made by the tenant, his employees and/or invitees and/or anyone acting on his behalf of the public spaces and/or as a result of non compliance with any of the provisions of this agreement.

8.	Transfer of rights by the management company

Without derogating from the right of the landlord to change the management company or manage the tower on its own as provided in the lease, the management company may in its sole discretion transfer all of its rights and obligations under this agreement to other/s without the need for the tenant’s consent, provided that the transferee will accept upon itself all the obligations of the management company towards the tenant as described in this agreement.

9.	Remedies and relief

9.1	Without derogating from the provisions stated in the lease, in any instance where the tenant is late in the making of any payment owed or which will be owed to the management company pursuant to this agreement, the management company shall be entitled, without impairing from any other legal measure available to it, to take one or more of the following actions:

9.1.1	To add to each payment or cost owed by the tenant which was not paid on time, arrears interest in the amount and subject to the terms specified in the lease.

9.1.2	To demand reimbursement for all costs and damages caused to the management company due to non timely payments.

9.1.3	To completely, or partially stop the provision of management services to the tenant.

9.2	The management company may charge the tenant for the reimbursement of costs and damages caused by the failure to comply with the instructions of the management company. The reimbursement and payment of damages will be made within 7 days from the date a bill is submitted to the tenant and the provisions of this section regarding the making of payments shall be applicable to this payment.

9.3	The foregoing provisions and/or the suspension of provision of services to the tenant, under the circumstances specified in this agreement shall not release the tenant and/or detract from his obligations to satisfy the provisions of this agreement, in particular from payment of the management fees and any bill submitted to him by the management company pursuant to this agreement.

9.4	Any sum that the management company expends for the tenant which the tenant had an obligation to pay, shall be reimbursed by the tenant with arrears interest.

9.5	The provisions of this section shall not impair from the right of the management company to any relief to which it is entitled under the Contracts Law (Remedies for Breach of Contract), 5731 -1970, or any other relevant law.

10.	Securities

10.1	All securities given by the tenant to the landlord as part of the lease shall serve also to secure his obligations to the management company.

10.2	The management company may exercise the abovementioned securities in any instance where the tenant breaches one or more of his obligations under this contract, without detracting from any additional relief available to it by law.

11.	Jurisdiction and arbitration

11.1	Subject to the provisions of section 11.2 herein, the parties agree that only the relevant court in Tel Aviv Jaffa and no other court, shall have sole jurisdiction to decide all matters relating to and deriving from this agreement.

11.2	Any disagreements and disputes which arise, if they arise, between the parties relating to or deriving from the provisions of this agreement will be determined by a sole arbitrator, as follows:

11.2.1	The arbitrator shall be an attorney chosen by both parties. If there is no agreement about the appointment within seven days from the date one party demanded arbitration proceedings from the other, the arbitrator will be chosen by the chairman of the district committee of the Tel Aviv Bar Association.

11.2.2	The arbitration proceedings shall be held in Tel Aviv.

11.2.3	The arbitrator will set a first meeting within 7 (seven) days from the day he was appointed and will give his decision within 60 (sixty) days from the date of the first meeting which was set by him.

11.2.4	The arbitrator will be subject to substantial law and laws of evidence and must explain his decision.

11.2.5	The arbitrator will be licensed to deliberate on eviction claims and be able to issue eviction orders. If an eviction order is petitioned, the arbitrator will deliberate on it first together with the charges related to eviction and/or resulting from it before any other charge or claim and will give his decision about the eviction within 30 days from the first meeting set by him.

11.3	Subject to section 11.2.5 the arbitrator is not authorized to issue any interim orders relating to the issue of occupancy of the premises or the exercise of securities that were given to the landlord and/or the management company and is also not authorized to refer to the courts in order to clarify this matter.

11.4	If the arbitration was demanded by the tenant and if prima facie proof was presented in the first arbitration meeting to the arbitrator that the tenant owed the landlord and/or the management company for rental fees, management fees, parking fees or for the consumption of electricity pursuant to the lease and/or management contract, the arbitrator will not continue with the arbitration proceedings unless within 7 (seven) days from that meeting the tenant deposits with him the amount that he owes or an unconditional bank guarantee for that amount.

Deposit of the aforementioned sum and/or guarantee shall be a suspending condition for the continuation of the arbitration proceedings that began at the initiative of the tenant, unless the landlord and/or the management company notified the arbitrator in writing that it waived this condition.

11.4	The provisions of this section shall be construed as an arbitration agreement between the parties under the Arbitration Law, 5728 - 1968.

12.	General

12.1	The tenant affirms and empowers the management company to carry out in his name and on his behalf any act which it deems necessary to execute this agreement, and to remit any payment upon the tenant to make under this agreement instead of him if he does not do so in a timely fashion.

12.2	Any suspension and/or deferral and/or failure to react and/or refrain from taking any action by the management company shall not be construed in any manner as a waiver of any right belonging to the management company or a waiver of any obligation by the tenant unless the waiver was expressly made in writing.

12.3	The addresses of the parties are as specified in the foreword of this agreement. Beginning from the start of the tenancy, the tenant’s address shall be at the premises. Any notice sent by registered mail to one of the addresses above shall be deemed as having reached its destination 72 hours after its dispatch at the post office by registered mail or within 24 hours if delivered by hand or dispatched by fax.

In witness the parties set their hand

/s/ Azrieli Center Towers (Venture and Management) Ltd.	/s/ BigBand Networks Ltd. Corporate no. 51-27507-4
The Management Company	The Tenant

AZRIELI CENTER

ANNEX “F”

PROJECT BYLAWS

The following bylaws consist of regulations, rules and directives applicable to all business owners, tenants and residents of the project, and compliance with the rules and directives is considered a material term of the tenancy agreement between the tenant and the landlord.

The purpose of these bylaws is to ensure a high standard and level of business management in the project. The need for uniform rules of conduct derives from the administration of the project as one complex, so that the level and quality of business management in each unit has an immediate affect on the reputation of the project as a quality business center, and on the ability of each tenant to reach its full business potential and benefit from the management of the business as part of the project.

1.	The tenant will refrain from doing any act, action or omission that may in one way or another cause:

1.1	Damage, loss or harm to the property belonging to the landlord or other tenants including in the public spaces and the project and its installations.

1.2	A risk of personal injury and/or property damage to any of the public using the project including any visitor or customer among the general public.

1.3	A nuisance or other interference of any type inclusive of making noise and/or announcements by microphone and/or by a manner of advertising that may disturb the other businesses in the project and the general public.

1.4	Without derogating from the foregoing generalities, the tenant will refrain from causing unreasonable noise and/or odors while operating his business on the premises and will not allow another to cause such noise and/or odors on the premises.

Upon demand by the landlord and/or the management company and/or any agent on their behalf, the tenant will immediately suspend and/or remove any hazard and/or nuisance as described.

If the tenant fails to heed the landlord’s and/or the management company’s warning, each of them may act to suspend or remove the hazard and/or nuisance and the tenant will not have any complaint in respect thereto.

1.5	Notwithstanding the provisions set forth in the lease and regardless if the tenant was granted a license or permit or any permission, the tenant undertakes not to use the premises in a manner that is inconsistent with the character of the project and/or related to one of the occupations specified in the following list:

1.5.1	Processing stone or building materials or any other material which creates dust.

1.5.2	Uses related to poisonous substances and/or the flow of poisonous substances into the sewage and drainage system of the project.

1.5.3	Operating machines causing undue noise or in such a manner that they may cause a nuisance or disturbance to the neighbors and other users of the project.

1.5.4	Operation of a food and/or meat processing plant.

1.5.5	Operation of a leather processing plant or processing other materials that emit odors and noise.

1.5.6	Use related to the raising or caring of animals.

2.	The tenant will not hold any merchandise, containers of any kind, items, tools, equipment, or appliances in the public spaces, the parking lots or the passageway.

3.	The landlord and/or the management company and/or any agent on their behalf are authorized to remove without any advance warning, any item, tool, equipment or any other thing that is situated outside the premises and which in their opinion constitutes a nuisance and/or disturbance, and may hold the tenant responsible for all costs involved in removing the nuisance.

4.	The tenant will refrain from overburdening the premises, or the public spaces in a manner that may cause damage to the floors or which deviate from the weight allowed.

5.	The tenant commits to keeping the premises and the surrounding area organized and clean for the entire day.

6.	Upon demand by the landlord and/or the management company, the tenant will instantly stop any act, action or operation of business which in the landlord’s opinion may constitute a safety, health or other hazard to the general public and/or the other businesses in the project.

7.	The tenant will refrain from destroying defective merchandise or any other type of item by burning them in or near the property of the project.

8.	The tenant will not leave any garbage, trash or any unwanted item on the project’s property or the adjacent property, and will dispose of all trash or garbage by the acceptable method of garbage disposal for the project which will be published by the management company.

9.	The landlord and/or the management company have the authority to prevent the tenant’s workers from free use of the parking spaces designated for the general public in any manner which the landlord and/or the management company deem fit, without conferring upon the tenant any right to appeal a determination in this matter.

10.	The tenant and any person on his behalf or his visitors must use only the organized parking spaces in the lots. There is a total prohibition on parking in spots that are designated for unloading and loading and/or on sidewalks and/or public spaces in the project and surrounding area.

11.	The tenant, his employees and visitors will heed the instructions of the signs directions posted and will use the paths and entrances designated for such by the management company to access the premises and other places in the project.

The bylaws are subordinate to the lease and all the terms in it shall be attributed their meanings according to the lease and in any instance of an inconsistency between the provisions of the bylaws and the lease, the latter shall prevail unless the bylaws augment the provisions of the lease.

AZRIELI CENTER

ANNEX “G(1)”

CONFIRMATION OF ARRANGEMENT OF TENANT’S CONSTRUCTION WORK

Date:

To

Kanit Hashalom Investments Ltd. (hereinafter: the “Landlord”)

Azrieli Center Towers (Development and Management) Ltd. (hereinafter: the “Management Company”)

Azrieli Center

132 Derech Petach Tikva

Tel-Aviv

Dear Sir/Madam,

Re:	Azrieli Center (hereinafter: the “Project”) Lease Agreement entered into between you and (hereinafter: the “Tenant’)

We are pleased to confirm that starting from the date of                      our insurance company arranged for contractor insurance in the name of the tenant, contractors and subcontractors, the landlord and the management company that covers the construction being carried out by the tenant and/or on his behalf as specified herein, whereas the scope of the coverage given by the insurance is no less than the coverage given by the policy known as ins/             acceptable at the date of the commencement of the insurance period:

1.	Chapter 1 – an all risk policy covering loss or damage caused to the tenant’s work, at its full value, and loss or damage caused to the equipment used for the carrying out of such work. This chapter includes a waiver of subrogation clause towards all the other tenants and/or residents of the project whose policies also include the same waiver of subrogation towards the tenant, provided that the above referenced waiver of subrogation shall not apply in favor of a person who causes damage in a malicious manner. The chapter includes an extension regarding property on which work is being conducted or a neighboring property, at a limit of liability that is not less than $25,000 (twenty five thousand U.S. dollars).

2.	Chapter 2 – Third party liability with a limit of liability specified herein. The chapter includes a cross liability clause by which the policy is deemed as having been arranged separately for each of the individuals constituting the insured.

The limit of liability: $                     per event and in the cumulative for the annual policy period.

3.	Chapter 3 – Employers insurance for the duty to all the employees carrying out the construction with a limit of liability that will not be less than the maximum standard limit of liability that is acceptable in Israel on the date of the arrangement of the policy, as set forth herein. This policy does not contain any limitation regarding height or depth, hours of work, lures and poisons, contractors, subcontractors and their workers and the employment of youth.

The limit of liability: $                     per claimant: $                     per event: $                     cumulative for the annual policy period.

The above policy contains an explicit term by which it takes precedence over any policy which was arranged by the landlord and/or the management company, and we relinquish any claim and/or demand regarding the combining of the landlord’s and/or the management company’s policies. We also are committing that the foregoing policy will not be reduced, revoked or lapse during the period the tenant is carrying out construction unless a 60 day prior written notice is so delivered to the landlord by registered mail.

Subject to the terms and reservations of the original policies, insofar as they have not been expressly changed by the foregoing.

Respectfully,

(Signature of the insured)

(Signature of the insured)

(Name of the signatory)

(Position of the signatory)

AZRIELI CENTER

ANNEX “G(2)”

CONFIRMATION OF ARRANGEMENT OF TENANT’S INSURANCE

Date:

To

Kanit Hashalom Investments Limited (hereinafter: the “Landlord”)

Azrieli Center Towers (Development and Management) Ltd. (hereinafter: the “Management Company”)

Azrieli Center

132 Derech Petach Tikva

Tel-Aviv

Dear Sir/Madam,

Re:	Azrieli Center (hereinafter: the “Project”) Lease Agreement entered into between you and (hereinafter: the “Tenant”)

We are pleased to confirm that starting on the date of                      our company has arranged the following policies in the name of the tenant, pertaining to the premises in the project (hereinafter: “Tenant’s Policies”).

1.	A policy covering the contents of the premises and equipment that serves the premises owned and/or under the responsibility of the tenant which are situated outside of the premises on the project site, at their full value, and any change or extension to the premises that was and/or will be made by the tenant and/or on his behalf (except for a change or extension which was invested by the landlord), for loss or damage following accepted risks with expanded fire risk including fire, smoke, lightning, explosion, earthquake, typhoon and hurricane, flood, damages caused by leaks and cracked pipes, vehicular damage, harm caused by aircraft, strikes, uprisings, malicious damage, glass breakage and burglaries.

The policy contains an express provision whereby the insured waives all rights of subrogation against the landlord, management company and other tenants and/or occupants of the project (who have included in their insurance policies a waiver of subrogation against the tenant) and all those who act on behalf of the abovementioned, provided that the waiver of subrogation does not apply in favor of a person who causes damage maliciously.

2.

Third party insurance with the limit of liability specified herein. The policy is not subject to any limitation in respect to an obligation deriving from – fire, explosion, panic, sound devices, loading and unloading, defective sanitary fixtures, poison, any harmful substance in food or drink, strikes and slowdowns and subrogation claims by the National Insurance Institute. The policy has been expanded to indemnify the landlord and the management company for their liability for acts and/or omissions of the tenant, subject to a cross liability clause by which the policy will be considered as if having been arranged separately for each of the individuals of the insured.

The limit of liability: $                     per event and in the cumulative for the annual policy period.

3.	Employers insurance for the tenant’s duty to all the employees employed by him and on his behalf with a limit of liability that will not be less than the maximum standard limit of liability that is acceptable in Israel on the date of the arrangement of the policy and/or its renewal, as specified herein. This policy does not contain any limitation regarding height or depth work, hours of work, contractors, subcontractors and their workers, lures and poisons and the employment of youth. The policy is expanded to indemnify the landlord and the management company if allegations are made that the landlord and/or management company bear duties as employers of any or all of the tenant’s employees regarding the occurrence of any type of work accident.

4.	Loss of income (except for rental fees and management fees) insurance due to risks covered under section (1) above, for an indemnification period that will not be less than 12 months. The policy includes an express condition by which the insured waives any right of subrogation against the landlord, management company and other tenants and/or occupants of the project (who included in their policies a similar clause regarding the waiver of the right of subrogation against the tenant) and all those who act on behalf of the aforementioned, provided that the waiver of the right of subrogation does not apply in favor of a person who caused damage out of malicious intent.

The above policies contain explicit terms by which they take precedence over any policy which was arranged by the landlord and/or the management company, and we relinquish any claim and/or demand regarding the combining of the landlord’s and/or the management company’s policies. We also are committing that the foregoing policy will not be reduced, revoked or lapse during the tenancy period unless a 60 day prior written notice is so delivered to the landlord by registered mail.

Subject to the terms and reservations of the original policies, insofar as they have not been expressly changed by the foregoing.

Respectfully,

(Signature of the insured)	(Signature of the insured)	(Name of the signatory)

(Name of the signatory)

AZRIELI CENTER

ANNEX “G(3)”

FIRE SAFETY GUIDELINES

1.	Garbage, empty cartons, containers and wood and paper trash shall be removed from the premises to outside the project structure and will be stored in a designated place as specified by the management company.

2.	No heat work shall be done on the premises or in the surrounding area except in accordance with the following guidelines:

2.1	The term “heat work” means: any work by soldering and/or cutting with fire and/or by using open fire.

2.2	Any contractor or subcontractor who is doing work which requires heat work will hire a supervisor (hereinafter: the “Supervisor”) whose duty will be to ensure that heat work is done only in accordance with these guidelines.

2.3	Prior to beginning any heat work the supervisor will inspect the area designated for the heat work, and will ensure that there is a 10 meter radius between any flammable substance and the place where the heat work is to be carried out, whereas fixed flammable items, which cannot be moved, will be covered with a fire resistant wrapping.

2.4	The supervisor will appoint a person who will serve as a fire warden (hereinafter: “Fire Warden”) equipped with the appropriate fire extinguishing equipment to put out the type of flammable substances that are found around the place where the heat work is to be carried out. The sole job of the fire warden is to monitor the heat work and to instantly put out any sparks that may be created by the heat work.

2.5	The fire warden will be present when heat work is taking place from the start until at least 30 minutes after it ends, in order to make sure that there are no more sparks that could ignite in the area.

AZRIELI CENTER

ANNEX “H”

BANK GUARANTEE

To

Kanit Hashalom Investments Limited

Azrieli Center 132 Derech Petach Tikva

Tel-Aviv

Letter of Guarantee

1.	In accordance with an application by _____________ (hereinafter: the “Applicant”) we the undersigned guarantee in your favor to pay all sums until the amount of ___________ new shekels (___________________ new shekels) (hereinafter: “Principal Sum”) with linkage differential (hereinafter: “Amount of the Guarantee”), owed or which will be owed to you by the applicant in respect to a tenancy agreement for a property in the “Azrieli Center”, with the conditions specified below.

2. (A)	We undertake to pay you the amount of the guarantee or any part thereof according to your first call for payment, from time to time in writing, within 7 (seven) days of the date your call for payment is received by us.

(B)	We will pay you the amount of the guarantee in whole or in part, including by installments – as stated in your call for payment – without you being required to prove and/or explain and/or ground your demand in any way, without any duty being imposed on you to first ask the applicant for the amount of the guarantee in whole or in part and/or to take any action whatsoever in regard to the applicant and without making the payment conditional on any term whatsoever.

3.	The amount of the guarantee will be calculated as follows:

(A)	The principal sum will be linked to the consumer price index published by the Central Bureau of Statistics and Economic Research (including fruits and vegetables) or any other index that replaces it which is published by the Central Bureau of Statistics and Economic Research or any other official body (hereinafter: the “Index”);

(B)	The determining index for purposes of the calculation of the amount of the guarantee is the last known index on the date of actual payment (hereinafter: the “Determining Index”);

(C)	The base index for purposes of calculating the amount of the guarantee is the consumer price index published on the date of ____________ for the month of ___________ 199_ which is ______ points (hereinafter: the “Base Index”);

(D)	If on the date of actual payment the determining index is higher than the base index then the principal sum will be multiplied by the determining index and the result will be divided by the base index;

(E)	In no event will the amount of the guarantee be less than the principal sum.

4.	Our obligation hereunder is non transferable except to a substitute body that replaces us as a result of any change to the structure and/or name and/or change of ownership of the premises.

5.	Our commitment hereunder is irrevocable and valid until the date of ___________.

6.	Our address for the service of a call for payment letter is _______________.

Respectfully,

Bank ______________

Branch _____________________

AZRIELI CENTER

ANNEX “I”

PARKING CONTRACT

Entered into in _______ on the date of ______ month ____ year _____

Between

Azrieli Center Parking Ltd.

Whose address for the purpose of this agreement is:

132 Derech Petach Tikva Tel-Aviv

(Hereinafter: the “Company”)

As one part

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “User”)

Whose address for purposes of this agreement is:

Kiryat Atidim, building 4, 5th floor

Telephone: 7651799

Fax: 7651788

As the second part

Whereas	Kanit Hashalom Investments Ltd. (hereinafter: the “Landlord”) is the lessee of a section of the land and holds the right to be registered as the lessee on the remainder of the land on lot 7106 parcel 5 in Tel Aviv (hereinafter: the “Land”);

Whereas	The landlord is erecting a project on the land consisting of buildings designated for offices, commerce, stores, residential space, parking lots and other uses known by the name “Azrieli Center” (hereinafter: the “Project”);

Whereas	The user signed an unprotected lease with the landlord (hereinafter: the “Lease”) conferring upon the user the right to occupy the premises on the project (hereinafter: the “Premises”);

Whereas	The project contains areas designated for use as a paying parking lot for cars (hereinafter: the “Parking Lot”) and the user and the landlord agreed that the management and operation of the parking lot will be given to the company to provide the necessary services for the proper maintenance and operation of the parking lot;

Whereas	The user is interested in parking cars in the lot as specified herein and the company agrees to allow the user to park cars in the lot subject to payment and compliance with the rest of this agreement;

Therefore it is declared, stipulated and agreed among the parties as follows:

1.	Preamble and interpretation

1.1	The preamble and the annexes of this agreement and the representations of the parties herein constitute an integral part hereof.

1.2	The headings of the sections of the agreement are for convenience and orientation only, do not constitute a part of the agreement and shall not be used in the interpretation thereof.

2.	Parking

2.1	Subject to the satisfaction of the provisions of this agreement and payment of the parking fees, the user will receive 19 entry passes to the parking lot allowing the designated cars entry into the various areas of the parking lot as specified herein according to the company’s instructions (hereinafter: “Entry Passes to the Lot”) during the days and hours when the lot is open.

2.2	The user will be entitled to park in the areas designated for subscribers only, or in another area as instructed by the company from time to time (hereinafter: “Parking Areas”). The user may not park in other parking areas. The user declares that he is aware that if he is designated certain parking areas, as stated, he may not park in another area for more than 15 minutes or the user will be charged parking fees at the rate practiced at such time in parking lots for one time customers. The company shall be entitled at any time at its sole discretion, without the need for the user’s consent, to change the location of the parking areas on the lot where the user can park, by giving the user 7 days advance notice of such.

The user declares that he is aware that the company and/or the landlord may allocate specific parking areas in the lot to tenants in the project and/or to any other person in their sole judgment and the user will not have any claims and/or actions relating to such allocation of spots.

2.3	The company undertakes that, until such time as it notifies the user otherwise, the parking lot will be open 24 hours a day and during all the days of the year except for Yom Kippur.

2.4	Entry of cars to the lot will be permitted, as stated, by entry passes that will enable the identification of the cars, such as: parking stickers to be glued on the windshields of the cars and/or by an identification card and/or through a magnetic card to be issued to the user and/or though an electronic device installed in the car and/or in any other manner as the company sees fit to do.

2.5

The user undertakes to return to the company all the entry passes to the lot immediately upon the termination of this agreement or its expiration for any reason whatsoever. The user will deposit with the company the sum of _________ as security against the return of the entry passes to the parking lot. Upon return of the passes to the company, the company will return the deposit to the user linked to the consumer price index as enumerated in section 4.2 herein.

2.6	The use of the entry passes are intended for specific marked cars designated in advance, as will be expressly agreed by the parties, the details of each car will be provided by the user prior to the beginning of the use (hereinafter: the “Designated Cars”). If the user wishes to change one or all of the designated cars he must notify the company at least 24 hours in advance and the company will issue the user an entry pass for the new car against the revocation of the entry pass for the car being replaced.

It is understood that the user is entitled to entry passes to the parking lot for the designated cars only. As part of this agreement and by using the entry passes to the lot that were issued thereunder, other cars which have not been designated, are not permitted to enter the lot even if they are owned and/or under the control of and/or are driven on behalf of the user and even if the user is not using the entry passes at such time.

2.7	The user declares that he is aware that the parking lot is not designated as a storage garage and therefore parking in the lot is limited to a 24 hour consecutive period only. If a car is parked beyond the 24 hour period the user will be charged parking fees for each hour beyond the first 24 hours, at the rate charged at that time in the lot for one time users.

2.8	To dispel any doubt, it is understood that nothing in this agreement shall prevent the tenant, customers, visitors, employees and/or others acting on his behalf, from parking in the project’s parking lots, in open spots, in accordance with the terms, rates and arrangements accepted at such time for one time users.

2.9	The user declares that he is aware that the company, through the parking lot employees, may offer valet parking in the lot for those users who are interested, for an additional fee. The user declares that he is aware that this service is offered for an additional charge by the company and that the parking fees paid by him as enumerated in section 4.1 do not include this service.

3.	Term of the agreement

This agreement enters into effect from the commencement of the tenancy period. This agreement and the permission to use the entry passes thereunder will end at such time that the lease ends, whether due to its lapse or for any other reason, without the need for any separate notice.

4.	Parking fees

4.1	The user will pay for each private car that has been designated and marked in advance, $155 (one hundred fifty five dollars with VAT for each month of use and for the right of use for ___ cars designated and marked in advance the amount of __________ with VAT for each month during the usage period (hereinafter: the “Parking Fees”).

The tenant undertakes to pay parking fees even if he does not actually exercise the right to park as stated above, in whole or in part, for the period of use, in whole or in part, insofar as this agreement remains in effect.

4.2	Parking fees will be linked to the consumer price index published by the Central Bureau of Statistics or any other official index replacing it from the index known on the date of the signing of this agreement until the index known on the date of each and every actual payment. Parking fees will be revised on the dates and at the rates by which the rental fees are revised.

Parking fees that are linked as stated with VAT will be paid by the user to the company every three months in advance at the start of every quarter, to wit, the first of January, the first of April, the first of July and the first of October of each calendar year. Parking fees for the first quarter or the remaining months thereof shall be paid by the user on the date he receives conveyance of the premises. It is understood that payment of parking fees constitutes a precondition to the right to use the parking lot and the entry passes to the lot.

4.3	In the event of late payment of parking fees, interest at the rate practiced at such time for unauthorized overdrafts in regular bank accounts in Bank Leumi of Israel Ltd. will be added to the fee without detracting from any other right available to the company and without infringing on its right to revoke the right to use the parking lot and the entry passes to the lot without prior warning.

4.4	It is understood that payment of the parking fees and/or rental fees as stated above does not confer upon the user any presumptive and/or ownership right and/or right of lease and/or protected tenancy right to the lot and/or any other interest to the parking spots in the lot other than the right to use the parking lot for the purpose of parking as described in this agreement.

5.	Obligations of the user

The user undertakes as follows towards the company:

5.1	To pay the company parking fees in an organized and timely fashion.

5.2	To park the cars in the lot only in the parking areas and in no other place in the lot and the project.

5.3	The user declares that he is aware that the provisions of this agreement are in addition to any other instruction issued by the company regarding the posting of signs and/or traffic signs and/or instructions by the parking stewards and he undertakes to heed the instructions of the company and/or anyone acting on its behalf including the parking stewards and parking lot employees in all matters relating to the parking of cars and the use of the lot, as will be displayed by appropriate signs at the entrance of the parking lot, and as will be instructed verbally. The user is responsible for ensuring that any person acting on his behalf and any driver of a car entitled to use an entry pass to the lot will obey the operation procedures and instructions. The user declares that he is aware that the Transportation Ordinance [New Version] and the Transportation Regulations, 5721-1961, apply to driving on the lot and he undertakes to obey the provisions of all laws and traffic signs that will be affixed in the parking lot.

The user undertakes to use the parking lots in a manner that will not harm other users, not to block passageways, to park only in those areas designated for parking, to park cars only between the lines specified for each car and refrain from causing any damage to the lots and the equipment found in them.

The user gives his express prior consent to the company and/or anyone acting on its behalf, in the event that the passageways are blocked and/or a car used by someone on his behalf is parked unlawfully, to take all steps required to remove the interference, including towing the car and/or moving it and/or booting the car and/or posting a warning sticker and signal on the windshield of the car or to take any action that it deems fit to protect the organization and proper operation of the parking lot. The company and/or the landlord and/or anyone acting on their behalf shall not be responsible for any damage caused to cars as a result of the aforesaid.

5.4	The user declares that he is aware that notwithstanding the fact that there is permissible entry and exit from the parking lot 24 hours a day, not all entrances and exits will remain open 24 hours and the company may, in its sole judgment, decide which entrances to the lot will be active at which times, and the user has no action and/or claim relating to such decision.

5.5	The user is aware that parking on the lot is limited to private cars or commercial vehicles that do not weigh above ____ tons only and a height that does not exceed _________ cm.

6.	Liability for damages

6.1	The user declares that he has sole responsibility for the use of the lot and the entry passes to the lot and that the company and/or those acting on its behalf have no responsibility to monitor the cars in the lot and/or their contents and/or the external bodywork of the cars and it is not responsible for any damage or loss caused to any car, person or thing in the parking lot for any reason including and without derogating from the foregoing generalities, as a result of fire, smoke, earthquake, terrorist activity, war, flood, flooding, theft, burglary, or damage to other cars.

The user releases the company from any responsibility for such damage. The user undertakes to indemnify the company within 7 days from its first demand to do so for any cost and/or damage caused to the company and/or for any sum that it will be required to pay for such action and/or damage, loss or absence.

6.2	The user will be solely responsible for any damage caused by him to the parking lot or its fixtures and/or to the company and/or its employees and/or the operators of the parking lot and/or any third party as a result of an act or omission of the user and/or one acting on his behalf.

6.3	The user undertakes that his cars that will park in the lot will be insured with compulsory insurance as required by law and comprehensive insurance, including third party insurance and they will be used in accordance with the law.

6.4	The user declares that he is aware that the payment of parking fees is for the right to park only and does not include any security services whatsoever and that the presence of supervisors and/or inspectors and/or stewards and/or cashiers at the entrances and exits of the parking lot is for the collection of payment and granting parking rights only. The parties agree that the provisions of the Bailees Law, 5727-1967, shall not apply to this agreement and/or the parking of the cars in the parking lot and the use of the lot.

6.5	The user declares that he is aware that he may not leave keys in a car and/or give them to any of the employees of the parking lot and that the parking lot employees are prohibited to instruct and/or suggest and/or request that car keys be handed over or left with them.

Notwithstanding the foregoing, if the user, or anyone acting on his behalf, decides, for any reason, to leave the keys in a car or leave the keys of the car with one of the employees of the parking lot, then the user declares that such act is committed under his sole responsibility while being aware of the risks in handing over the keys and/or leaving them in the car, due to the possibility of duplication of the keys and/or copying them and/or using them in another manner, whether maliciously or negligently, by the parking lot employees and/or by any person to whom the keys are given or taken whether in error or intentionally, including due to a mistake of identity. The user releases the company and all its workers from any responsibility for the loss, harm, damage, or ruin which could happen, directly or indirectly to them and/or the body of any person, and/or any property in the lot or outside of it, due to the deposit and/or leaving of the keys as described.

Notwithstanding the foregoing, it is understood that the company shall be entitled to publish a written notice that it is changing the rules of parking in the lot and that keys must be left in the car by the user and/or one acting on his behalf, in order to allow double parking in the lot. The user and/or anyone acting on his behalf undertake to act in accordance with instructions to be publicized by the company as described.

6.6	The user declares that he is aware that the company is entitled to clear any car from the lot for which parking fees have not been paid and/or any car parked without permission and/or contrary to instructions and the company and/or the landlord and/or anyone on their behalf will not be responsible for any damage of any kind caused as a result.

7.	Transfer of rights

7.1	The user shall not be entitled to transfer the right conferred upon him by this agreement in respect to the entry passes, in whole or in part, to any third party without receiving written consent by the company and will not allow, directly or indirectly, other cars to enter the lot other than what is stated in section 2 above.

7.2	The company and/or the landlord shall be entitled to transfer their rights to the lot and/or the operation thereof and/or their rights and obligations pursuant to this agreement in whole or in part to any third party as per their absolute judgment without receiving the user’s approval, and the user gives his consent to the transfer of such rights as long as his rights under this agreement are not impaired as a result.

8.	Breaches and remedies

The provisions of sections 2, 4, 5, 6, 7.1 are fundamental provisions of this agreement and their breach entitles the company to revoke this agreement without detracting from any other right available to the company by this agreement and/or relevant law.

In witness the parties set their hand at the place and date stated at the heading of this agreement

Azrieli Center Parking Lot	BigBand Networks Ltd.

/s/ Azrieli Center Parking Ltd.	/s/ BigBand Networks Ltd. Corporate no. 51-27507-4
The Company	The User

BLUEPRINT OF TRIANGLE BUILDING

Ram Goldberg Architects

Azrieli Center
Sharon Avraham	Tel 03 6081355
Architect	Fax 036912264

BIG BAND

36th FLOOR

File name:             36-3.dwg

The plan was revised: 18.3.2000

Scale                     1:

This plan is for the allocation of areas and review only.

Work is not to be done according to this plan.

The tenant’s architect has the responsibility of verifying the measurements and the data on the property.

Does not include hallways and public spaces and the additional space for them.

AZRIELI CENTER

SCHEDULE TO A LEASE AGREEMENT

Entered into in Tel-Aviv on October 10, 2000

Between

Kanit Hashalom Investments Ltd.

Corporate no. 51-163315-8

Whose address for the purpose of this schedule is:

Azrieli Center 132 Derech Petach Tikva

Tel-Aviv

(Hereinafter: the “Landlord”)

As one part

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “Tenant”)

Whose address for purposes of this schedule is:

Azrieli Center 2 Triangle Tower 36th floor

132 Derech Petach Tikva, Tel-Aviv

Telephone: 6071111

Fax: 6071222

As the second part

Whereas	The landlord and the tenant signed a lease in March 2000 for space in the Azrieli Center (the lease together with its annexes shall be called hereinafter: the “Principal Agreement”);

Whereas	The tenant exercised his right under the principal agreement to lease additional areas on the 36th and 37th floors in the triangle building in the Azrieli Center;

Whereas	The parties desire to arrange their rights and obligations in respect to the lease of the premises, in light of the exercise of the option and the right of first refusal granted to the tenant under the principal agreement;

Therefore it is declared, stipulated and agreed among the parties as follows:

The parties accept that this schedule constitutes Annex “A” of the principal agreement and replaces the existing Annex “A” of the principal agreement.

The terms, definitions and the provisions of this schedule are intended to augment and complement the terms of the principal agreement and shall be considered an integral part thereof. Any term that is not expressly defined in this schedule shall be attributed the meaning designated to it in the principal agreement.

All sums specified in this schedule in dollars shall be translated into new shekels according to the representative rate of the U.S. dollar which is 4.05 shekels per dollar and from this date onward these sums shall be linked to the index in accordance with the terms of the principal agreement and this schedule.

The aforesaid refers to the area on the 37th floor only (the new area).

Sections in the agreement

Section 2.1	“Property” or the “Premises” - the area marked on the blueprints Annex “B” located in the triangular tower on the 36th and 37th floors.

Section 2.1	“Base Index” - index for September, 2000.

The foregoing refers to the additional space only (37th floor).

Section 4	“Size of the Premises” - the size of the premises for purposes of this agreement is 2,860 square meters.

This area consists of the premises as defined in the principal agreement - 600 square meters (hereinafter: the “Primary Premises”), the area of the option granted to the tenant which he exercised - 830 square meters (hereinafter: “Option Area”) and the area on the 37th floor for which the tenant exercised the right of refusal conferred upon him by the principal agreement - 3,430 square meters (hereinafter: the “Additional Area”).

Section 5.1	“Purpose of the Tenancy” - offices for the management of a hi-tech company.

Section 6	“Tenancy Period” -

	“Initial Tenancy Period”	a period of 60 months.

	“First Extended Tenancy Period”	a period of 24 months.

	“Extended Tenancy Periods”	a period of 24 months.

a period of 12 months.

Section 7.1	“Rental fees for the first year of tenancy” - the amount of $57,200 (fifty seven thousand and two hundred U.S. dollars) per month with linkage differential and lawful VAT, which equals $20 (twenty dollars) for each square meter of the premises, per month, with linkage differential and lawful VAT.

The foregoing rental fees shall be paid to the landlord from the date of the conveyance of the additional area. Until the conveyance of the additional area the landlord will receive rental fees in the amount of $28,600 (twenty eight thousand and six hundred U.S. dollars) per month with linkage differential and lawful VAT for each square meter of the primary premises and the option area.

“Rental fees for the second year of tenancy” - the amount of $58,630 (fifty eight thousand and six hundred thirty U.S. dollars) per month with linkage differential and lawful VAT, which equals $20.50 (twenty dollars and fifty cents) for each square meter of the premises, per month, with linkage differential and lawful VAT.

“Rental fees beginning from the third tenancy year until the end of the initial tenancy period” - the amount of $62,920 (sixty two thousand nine hundred and twenty U.S., dollars) per month with linkage differential and lawful VAT, which equals $22 (twenty two dollars) for each square meter of the premises, with linkage differential and lawful VAT.

Section 7.3	“First payment at the signing of the agreement” - at the signing of the schedule the tenant will pay the landlord rental fees for the first three tenancy months with lawful VAT. Since the tenant is exempt from payment of rental fees for the first month and a half of the tenancy the tenant will pay at the signing of this schedule the amount of $57,200 (fifty seven thousand and two hundred U.S. dollars) with linkage differential and lawful VAT.

Section 7.5	“Rental fees and parking fees during the extended periods” - Being that the tenant was granted the right to extend the tenancy for further tenancy periods, as stated above, rental fees and parking fees for the first extended tenancy period, will increase according to the increase in the index or the dollar, the higher of the two with an extra 10% above the rental fees and parking fees applicable on the eve of the commencement of the first extended tenancy period. Rental fees and parking fees for each of the extended tenancy periods will increase by 2% above the rental fees and parking fees applicable on the eve of the commencement of each of the extended tenancy periods.

Section 9.2	“Last date to submit plans for the tenant’s work” -October 20, 2000 in respect to the additional area.

Section 9.6	“Date for granting a license” - November 20, 2000.

Section 11	“Conveyance date” - December 20, 2000 or an earlier date pursuant to a notice by the landlord. It is understood that the area of the primary premises and the option area were conveyed to the tenant on June 29, 2000.

Section 26	“Bank guarantee” - a bank guarantee for the entire tenancy period and an additional 3 months after the expiration of the tenancy period - for a sum equal to, on the date the guarantee is delivered, rental fees for the last three months at the end of the initial tenancy period, with VAT for a total amount of $213,822 (two hundred thirteen thousand eight hundred and twenty two U.S. dollars). The amount of the bank guarantee shall be linked to the index. The amount of the bank guarantee already given by the tenant to the landlord shall be deducted from the amount of the bank guarantee stated above.

At the signing of this schedule the tenant will increase the amount of the bank guarantee that he gave to the landlord pursuant to the principal agreement to the amount specified above, by giving a bank guarantee to the landlord in an amount that equals the difference between the first guarantee and the amount the tenant is to give the landlord above.

Special terms

1.	In accordance with the provisions of the principal agreement, the tenant exercised the option granted by the landlord to lease the remaining space on the floor on which the premises are located, of 830 square meters. The tenant occupied this space on the date of conveyance of the primary premises on June 29, 2000. The terms of the tenancy for the option space are to be identical with the terms for the leasing of the primary premises.

At the signing of this schedule, the tenant will receive, at his request, a total but no more than 65 parking passes including passes that were given to him until the present pursuant to the parking agreement Annex “I” of the principal agreement, under the same terms specified in said parking agreement. Until the conveyance of the additional area the tenant will give the landlord notice in writing specifying the number of passes which the tenant would like to receive above the number of passes that were already delivered to the tenant under the principal agreement.

2.	In addition to the works which the landlord committed to undertake at its own expense pursuant to the technical specifications in Annex “C”, the landlord will make available for the tenant the sum of $15,000 with VAT for additional work in the additional area by the landlord. It is understood that the credit will be given only for work on the premises related to items permanently fixed to the additional area and no cash payment shall be made to the tenant and/or a credit for the tenant’s investment in movable goods. The calculation of the amount of the credit will be made in accordance with the credit price list accepted by the landlord at such time. It is understood that the amount of the credit mentioned above is complete and final.

3.	In accordance with the terms of the principal agreement, the tenant exercised his right of refusal to rent the 37th floor in the tower consisting of 1,430 square meters (hereinafter: “Additional Area”).

All the provisions of this agreement will apply to the additional area, including the technical specifications appended to this agreement mutatis mutandis. Rental fees to be remitted by the tenant for each square meter of the additional space shall be identical to the rental fees paid by him for each square meter of the primary premises. It is understood that the initial tenancy period for the additional area will be 60 months which will commence at the conveyance of the additional area to the tenant and will terminate on December 14, 2005 or any earlier date, inasmuch as the conveyance of the additional area took place earlier than December 20, 2000.

The tenant undertakes to submit the final approved plans to the landlord for the modification of the additional space no later than October 20, 2000. The landlord shall convey the additional area to the tenant no later than December 28, 2000 subject to and in accordance with the provisions of the principal agreement.

4.	The parties agree that the air-conditioning on the floor will operate on a regular basis from Sunday-Thursday (except for holidays) between the hours of 07:00 - 21:00 and on Friday and holiday eves between the hours of 07:00 and 16:00. The operation of the air conditioner beyond these hours shall be by a written request by the tenant at least 24 hours in advance. If the landlord operates the air conditioning system beyond the hours mentioned above, then the tenant will pay the landlord the sum of 50 shekels for each additional hour with linkage differential and lawful VAT. This sum will be paid to the landlord no later than seven business days from receiving a written demand to do so by the landlord.

5.	The tenant will pay 50% of the cost of the landlord’s work in the additional area as a precondition to the start of these works. An additional 25% of the cost of the landlord’s work will be paid by the tenant one month after the start of the landlord’s work and the remaining 25% of this cost will be paid by the tenant at the conveyance of the additional area. All the payments stated above shall be paid with linkage differential and lawful VAT.

6.	The landlord will not charge rental fees for the first three months of the initial tenancy period of the primary premises and the option area.

The landlord will not charge rent for the first month and a half of the initial tenancy period for the additional area.

7.	Notwithstanding the provisions of this agreement, the parties accept that the tenant may end the tenancy period for the primary premises and the option area at any time after the expiration of 24 months after conveyance of these areas (to wit, June 29, 2000) with 6 months prior written notice to the landlord and subject to the tenant paying the landlord the following compensation:

7.1	If the tenancy period ends after the expiration of 24 months of tenancy but prior to the expiration of 30 months the tenant will compensate the landlord with rental fees for 7 months with VAT and linkage differential.

7.2	If the tenancy period ends after the expiration of 30 months of tenancy but prior to the expiration of 36 months the tenant will compensate the landlord with rental fees for 6.5 months with VAT and linkage differential.

7.3	If the tenancy period ends after the expiration of 36 months of tenancy but prior to the expiration of 42 months the tenant will compensate the landlord with rental fees for 6 months with VAT and linkage differential.

7.4	If the tenancy period ends after the expiration of 42 months of tenancy but prior to the expiration of 48 months the tenant will compensate the landlord with rental fees for 5.5 months with VAT and linkage differential.

7.5	If the tenancy period ends after the expiration of 48 months of tenancy but prior to the expiration of 54 months the tenant will compensate the landlord with rental fees for 4 months with VAT and linkage differential.

7.6	If the tenancy period ends after the expiration of 54 months of tenancy but prior to the expiration of 58 months the tenant will compensate the landlord with rental fees for 1.5 months with VAT and linkage differential.

7.7	Nothing in this section shall change the date on which the initial tenancy period ends for the premises under the principal agreement and this schedule, and the date for the end of the initial tenancy period for the primary premises and the option area is June 28, 2005.

7.8	Payment of the compensation contemplated above does not detract from the tenant’s duty to bear all the payments applicable by this agreement until the date of his actual departure from the primary premises and the option area.

8.	Notwithstanding the provisions of this agreement, the parties agree that the tenant shall be entitled to end the tenancy period in the additional area at any time after the expiration of 24 months from the conveyance of this area (namely - the “Additional Area”) with 6 months prior written notice to the landlord and subject to the tenant paying the landlord the following compensation:

8.1	If the tenancy period ends after the expiration of 24 months of tenancy but prior to the expiration of 30 months the tenant will compensate the landlord with rental fees for 7 months with VAT and linkage differential.

8.2	If the tenancy period ends after the expiration of 30 months of tenancy but prior to the expiration of 36 months the tenant will compensate the landlord with rental fees for 6.5 months with VAT and linkage differential.

8.3	If the tenancy period ends after the expiration of 36 months of tenancy but prior to the expiration of 42 months the tenant will compensate the landlord with rental fees for 6 months with VAT and linkage differential.

8.4	If the tenancy period ends after the expiration of 42 months of tenancy but prior to the expiration of 48 months the tenant will compensate the landlord with rental fees for 5.5 months with VAT and linkage differential.

8.5	If the tenancy period ends after the expiration of 48 months of tenancy but prior to the expiration of 54 months the tenant will compensate the landlord with rental fees for 4 months with VAT and linkage differential.

8.6	If the tenancy period ends after the expiration of 54 months of tenancy but prior to the expiration of 58 months the tenant will compensate the landlord with rental fees for 1.5 months with VAT and linkage differential.

8.7	Nothing in this section shall change the date on which the initial tenancy period ends for the additional area under the principal agreement and this schedule, and the date for the end of the initial tenancy period for the additional area is at the expiration of five years from the conveyance of the additional area.

8.8	Payment of the compensation contemplated above does not detract from the tenant’s duty to bear all the payments applicable by this agreement until the date of his actual departure from the additional area.

9.	If in accordance with the instructions of the safety advisor for the project, there will be a requirement to add smoke resistant doors to the premises, the cost related to installation of the doors will be paid by the landlord as part of the specifications work.

/s/ Kanit Hashalom Investments Ltd.	/s/ BigBond Networks Ltd. Corporate no. 51-27507-4
The Landlord	The Tenant

AZRIELI CENTER

SCHEDULE TO A LEASE AGREEMENT

Entered into in Tel-Aviv on February 21, 2002

Between

Kanit Hashalom Investments Ltd.

Corporate no. 51-163315-8

Whose address for the purpose of this schedule is:

Azrieli Center

132 Derech Petach Tikva Tel-Aviv

(Hereinafter: the “Landlord”)

As one part

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “Tenant”)

Whose address for purposes of this schedule is:

Azrieli Center 2 Triangle Tower 36th floor

132 Derech Petach Tikva, Tel-Aviv

Telephone: 03-6081986 Fax: 03-6081998

As the second part

Whereas	The landlord and the tenant signed a lease agreement on March ___ 2000 for offices in the triangle tower of the Azrieli Center and on October 10, 2000 signed a schedule to said agreement by which additional space in the Azrieli Center was leased to the tenant (hereinafter: the “Principal Agreement”);

Whereas	The parties wish to make a number of changes to the principal agreement, as specified in this schedule herein.

Therefore it is declared, stipulated and agreed among the parties as follows:

1.	All of the terms and definitions appearing in this schedule shall be given the meanings attributed to them by the principal agreement unless expressly stated otherwise in this schedule.

2. 2.1

Notwithstanding the provisions of the principal agreement it is agreed that the tenancy for all of the space on the 37th floor in the tower (hereinafter: the “Returned Area”) shall end on June 30, 2002 (hereinafter: the “Determining Date”) contingent upon the tenant satisfying all of his obligations regarding the returned area until the determining date and contingent upon the fixed compensation to be paid by the tenant for the early termination of the tenancy for the returned area, in the amount of rent for the returned area as it was at the termination of the tenancy period equal to 7 months rent, with lawful VAT. The amount of the fixed compensation shall be paid by the tenant to the landlord during July, 2002.

The parties agree that notwithstanding the provisions of the principal agreement, the rent per square meter for the 37th floor only will remain NIS 81 linked to the index of September 2000 (167.74 points) with VAT. This rent will be in effect for the period of the principal agreement.

2.2	Notwithstanding the provisions set forth in the principal agreement the parties agree that rent for the remainder of the period until the determining date, namely for the months of January 2002 - June 2002, will be paid monthly in advance on the first of each month.

2.3	If the tenant expresses his desire, by written notice delivered to the landlord, to continue and rent a space of 100 - 150 square meters of the premises on the 37th floor and contingent upon the consent of the landlord to such, the tenant will be exempt from paying the fixed compensation described in section 2 above for the proportionate section of the space on the 37th floor which he will continue to rent under this section. The terms of the principal agreement will apply to the premises located on the 36th floor, as it is amended by this agreement. To dispel any doubt, it is understood that the landlord has sole discretion whether to allow the tenant to continue to lease the area specified at the start of this subsection, and such consent may be withheld due to the fear of hurting potential tenants on this floor and/or architectural considerations by the landlord and/or a commitment or desire by the landlord to lease this space to another and/or any other reason without the landlord having any duty to explain its refusal.

3. 3.1	If the tenant is able to bring an alternative tenant or tenants for part or all of the premises, in accordance and subject to the provisions of section 22.2 of the principal agreement, who will lease the returned area from the landlord for the period until December 31, 2003 under the same terms, then the tenant will not be required to pay the fixed compensation as set forth in section 2.1 to the landlord.

3.2

Notwithstanding the provisions of section 3.1 above, if the rent which the alternative tenants commit to pay is less than the rent which the tenant committed to pay for the returned area under the principal agreement, then the tenant must pay the landlord until December 31, 2003, as a condition for its consent to lease the returned area to the alternative tenants, the full amount of the difference between NIS 81 with VAT which the tenant committed to pay pursuant to the principal agreement for the returned area, without the rise in price as mentioned in section 2.1 above, and the rent which the alternative tenants committed to pay for the returned area until December 31, 2003. In this instance the tenant will not be required to pay the fixed compensation specified in section 2.1 above. Notwithstanding the provisions of this paragraph, it is agreed that in this instance the tenant will not be required to pay the landlord a sum that exceeds the rental fees which the tenant committed to pay the landlord until June 30, 2002 with the fixed compensation as set forth in section 2.1 above. To dispel any doubt it is understood that nothing in this section shall detract from the landlord’s right to refuse to lease to the tenant or to alternative tenants as provided in section 22.2 of the principal agreement.

4.	After the return of the returned area to the landlord, in accordance with the terms of the principal agreement, subject to the fact that the tenant provided the landlord with a guarantee from the parent company to the principal agreement, as mentioned in section 9.1 herein, and after the tenant paid the landlord the compensation provided in section 2, the amount of the bank guarantee given by the tenant to secure compliance with all of his obligations under the principal agreement will be decreased to NIS 650,000 linked to the December 2001 index.

5.	In respect to the area on the 36th floor, which constitutes the remaining area of the premises, the provisions of the principal agreement regarding the increase of rent during the initial tenancy period and the rent which will be paid by the tenant during the initial tenancy period, will not exceed the rent applicable to the tenant at the signing of this schedule, as set forth in section 2.1.

6.	Notwithstanding the provisions set forth in the principal agreement, the tenant will be allotted up to 60 parking passes. The tenant will not be required to pay parking fees for 15 parking passes out of all the parking passes that he actually receives for the period between October 1, 2001 ending on December 31, 2003 (hereinafter: the “Determining Period”).

7.	In furtherance to section 6 above, the tenant will not be required to pay the landlord for the determining period, rent for the area allocated to him on the roof of the tower for the placement of antennas (for 1,000 dollars per month with VAT).

After the expiration of the determining period the tenant will be obligated to pay the landlord rent for the antenna area and parking fees for all the entry passes allotted to him as stated in section 6 above.

8.	The tenant is given the right to bring the tenancy on the 36th floor, which constitutes the remainder of the premises, to an early termination, with a prior 6 month advance notice to the landlord in such manner so that the tenancy period will not end before April 1, 2003, subject to payment of the fixed compensation as follows:

8.1	If the tenancy period ends during the period beginning from April 1, 2003 and ending on December 31, 2003, the tenant will pay fixed compensation to the landlord in the amount of rent for 7 months of tenancy with lawful VAT.

8.2	If the tenancy period ends during the period beginning from January 1, 2004 and ending on September 30, 2004, then the tenant will pay fixed compensation in the amount of rent for 5 months of tenancy with lawful VAT.

8.3	If the tenancy period ends during the period beginning from October 1, 2004 and ending at the expiration of the tenancy period, the tenant will pay fixed compensation to the landlord in the amount of rent for 3 months of tenancy with lawful VAT.

9.	The effectiveness of this schedule is contingent upon compliance by the tenant with the two following terms:

9.1	To produce to the landlord, no later than 21 days from the signing of this agreement, a guarantee by the tenant’s parent company securing the satisfaction of all of his obligations under the principal agreement and this schedule, in the form appended as Annex “A” of this schedule.

9.2	The tenant will make within 7 days of the execution of this schedule, all payments that he is obligated for under the principal agreement which were not paid until the signing hereof, including, arnona for the storage area, rent, management fees and parking fees and any other debt which he must pay pursuant to the principal agreement.

10.	The remainder of the provisions of the principal agreement, insofar as they are not expressly amended and/or changed by this schedule shall remain in effect without any change.

In witness the parties set their hand:

/s/ Kanit Hashalom Investments Ltd.	/s/ BigBand Networks Ltd. Corporate no. 51-27507-4
The Landlord	The Tenant

Attorney Affirmation

I the undersigned, Advocate Ayal Shenhav, who serves as legal advisor of BIGBAND NETWORKS, LTD corporate no. 51-275107-4 (hereinafter: the “Company”) affirm that Mr. Ron Oz who signed this agreement and the annexes thereto on behalf of the Company is/are the authorized signatory/ies of the Company and a resolution to sign this contract was duly accepted by the company.

/s/ Dr. Ayal Shenhav
Dr. Ayal Shenhav, Advocate License no. 14945

AZRIELI CENTER

SCHEDULE TO A LEASE AGREEMENT

Entered into in Tel-Aviv on April 29, 2002

Between

Kanit Hashalom Investments Ltd.

Corporate no. 51-163315-8

Whose address for the purpose of this schedule is:

Azrieli Center

132 Derech Petach Tikva Tel-Aviv

(Hereinafter: the “Landlord”)

As one part

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “Tenant”)

Whose address for purposes of this schedule is:

Azrieli Center 2 Triangle Tower 36th floor

132 Derech Petach Tikva, Tel-Aviv

Telephone: 03-6081986 Fax: 03-6081998

As the second part

Whereas	The landlord and the tenant entered into a schedule to the lease on February 21, 2002 (hereinafter: the “Schedule”) appended hereto as Annex “A” of this amendment;

Whereas	The parties wish to make a number of changes to this schedule, as specified herein in the amendment to the schedule of the lease (hereinafter: the “Amendment”);

Therefore the parties declare, stipulate and agree as follows:

1.	All of the terms and definitions in this amendment shall have the same meanings as attributed to them in the schedule of February 21, 2002 unless explicitly stated otherwise in this schedule.

2.	Section 9 of the schedule is revoked and shall be replaced by a new section 9 in the following wording:

“9.	The effectiveness of this schedule shall be contingent upon the tenant’s satisfaction of the two following conditions:

9.1	No later than May 21, 2002, a guarantee of the tenant’s parent company shall be given to the landlord (hereinafter: “Guarantee of the Parent Company”) to secure the satisfaction of all of his obligations under the principal agreement and this schedule, in the version appended as Annex “A” to this schedule. The following provisions shall apply to the guarantee of the parent company:

9.1.1	The guarantee of the parent company shall enter into effect immediately and automatically upon the forfeiture of the bank guarantee which the tenant made available in its entirety as enumerated in section 4.

9.1.2	The guarantee of the parent company shall be in effect six months beginning from the date on which the last sum of the bank guarantee is forfeited, whether it is forfeited at one time or in installments.

9.1.3	As long as the bank guarantee is not forfeited in its entirety, the guarantee of the parent company is to remain unenforceable.

9.1.4	The guarantee of the parent company shall be rendered null and void if the bank guarantee that the tenant provided expires before it is exercised (in part or in whole).

9.2	The tenant will pay within 7 days for the signing of this schedule all the payments which he must remit according to the principal agreement and which were not paid until the signing of this schedule, including, arnona (municipal tax) for the storage areas, rental fees, management fees, and parking fees as well as any other debt which the tenant is obligated to pay pursuant to the principal agreement.”

3.	The wording of the guarantee of the parent company which is appended to the schedule shall be replaced with the version that is appended hereto as Annex “B” of this amendment.

4.	The rest of the provisions of the schedule, insofar as they have not been expressly amended and/or changed by this amendment, shall remain in effect without any change.

In witness the parties set their hand:

/s/ Kanit Hashalom Investments Ltd.	/s/ BigBand Networks Ltd. Corporate no. 51-27507-4
The Tenant	The Landlord

Attorney Affirmation

I the undersigned, Advocate Ayal Shenhav, Advocate, who serves as legal advisor of BIGBAND NETWORKS, LTD corporate no. 51-275107-4 (hereinafter: the “Company”) affirm that Mr. Ron Oz and Mr. /Ms. _____________ who signed this agreement and the annexes thereto on behalf of the Company is/are the authorized signatory/ies of the Company and that a resolution to enter into this contract was duly adopted by the company.

/s/ Dr. Ayal Shenhav
Dr. Ayal Shenhav, Advocate License no. 14945 Advocate

AZRIELI CENTER

SCHEDULE TO A LEASE AGREEMENT

Entered into in Tel-Aviv on October 28, 2002

Between

Kanit Hashalom Investments Ltd.

Corporate no. 51-163315-8

Whose address for the purpose of this schedule is:

Azrieli Center

132 Derech Petach Tikva Tel-Aviv

(Hereinafter: the “Landlord”)

As one part

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “Tenant”)

Whose address for purposes of this schedule is:

Azrieli Center 2 Triangle Tower 36th floor

132 Derech Petach Tikva, Tel-Aviv

Telephone: 03-6081986 Fax: 03-6081998

As the second part

Whereas	The landlord and the tenant signed a lease on March 16, 2000 pertaining to offices in the triangle tower in the Azrieli Center and the parties signed a schedule to the agreement on October 10, 2000 by which the tenant leased additional areas in the Azrieli Center (hereinafter: the “Principal Agreement”);

Whereas	On February 21, 2002 a schedule to the principal agreement was signed by which, inter alia, the tenant returned the 37th floor of the triangle tower in the project to the landlord in its entirety, a schedule that was also amended in the amendment signed on April 29, 2002 (both the schedules together shall be called the “Last Schedule”);

Whereas	The parties wish to change the last schedule in accordance with the terms set forth in this schedule herein.

Therefore it is declared, stipulated and agreed among the parties as follows:

1.	The terms and definitions in this schedule shall bear the same meanings attributed to them by the principal agreement and the last schedule unless expressly stated otherwise in this schedule.

2. 2.1	Notwithstanding the provisions set forth in the last schedule it is agreed that the leased section of the 37th floor in the triangle tower consisting of 337 square meters, described in the blueprints appended as Annex “A” of this agreement (hereinafter: the “Remaining Area”) shall not be returned to the landlord and the tenant will continue to lease it from the landlord and the tenancy will be deemed as never having been revoked (namely, on July 1, 2002 the tenancy for the remaining area continued in effect as if did not expire on June 30, 2002 as written in the last schedule). Rental fees for the remaining area, for the period commencing on October 1, 2001 are NIS 81 per square meter with linkage differential and lawful VAT. To calculate the linkage differential for the remaining area the index of September 2000 (167.74 points) will be the base index.

2.2	The compensation which the tenant committed to pay for the returned area under section 2.1 of the last schedule will be decreased at the same rate as the decrease in the reduction of the returned area.

2.3	The landlord will do all the necessary work at the tenant’s expense in order to separate the remaining area form the rest of the 37th floor. Notwithstanding the above, electrical work to separate the remaining area from the rest of the 37th floor will be done by the landlord at its expense. The tenant undertakes to pay the landlord for all costs in making the above separations (except for the electrical work) no later than fourteen days form the landlord’s first call for payment provided that the cost for the separation does not exceed NIS 2,000 with lawful VAT.

3.	Notwithstanding the provisions set forth in section 4 of the last schedule, the amount of the bank guarantee which the tenant must provide pursuant to the principal agreement will not be reduced to NIS 650,000 but will be NIS 704,000.

4.	For the two additional antennas that the tenant placed on the roof of the tower, the tenant will pay the landlord the shekel equivalent of 4,710 shekels per month with lawful VAT and linkage differential for the period beginning on August 7, 2002. The base index for calculating the linkage differential will be for August 2002 which was published on September 15, 2002.

5.	The tenant will not be required to pay parking fees for five parking spots of all the spots allocated to him by the principal agreement beginning from October 1 until December 31, 2003 in addition to the fifteen spots for which the tenant is exempt from paying parking fees, according to the last schedule until December 31, 2003. After this date the tenant must pay the landlord parking fees for the five parking spots (as well as for the five parking spots mentioned above).

6.	The remainder of the provisions of the principal agreement and the last schedule so long as they have not been expressly amended and/or changed by this schedule shall remain in effect with no change.

In witness the parties set their hand:

/s/ BigBand Networks Ltd. Corporate no. 51-27507-4	/s/ Kanit Hashalom Investments Ltd.
The Tenant	The Landlord

Attorney Affirmation

I the undersigned, Advocate Einav Aharoni-Yunes, who serves as legal advisor of BIGBAND NETWORKS, LTD corporate no. 51-275107-4 (hereinafter: the “Company”) affirms that Mr. Ron Oz who signed this agreement and the annexes thereto on behalf of the Company is/are the authorized signatory/ies of the Company and that a resolution to enter into this contract was duly adopted by the company.

Einav Aharoni-Yunes License no. 32642

/s/ Einav Aharoni-Yunes
Advocate

AZRIELI CENTER

SCHEDULE TO A LEASE AGREEMENT

Entered into in Tel-Aviv on July 1, 2003

Between

Kanit Hashalom Investments Ltd.

Corporate no. 51-163315-8

Whose address for the purpose of this schedule is:

Azrieli Center

132 Derech Petach Tikva Tel-Aviv

(Hereinafter: the “Landlord”)

As one part;

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “Tenant”)

Whose address for purposes of this schedule is:

Azrieli Center 2 Triangle Tower 36th floor

132 Derech Petach Tikva, Tel-Aviv

As the second part;

Whereas	The landlord and the tenant signed a lease on March 16, 2000 and annexes pertaining to offices in the triangle tower in the Azrieli Center (the Lease and its annexes shall be called hereinafter: the “Principal Agreement”) and the parties signed a schedule to the agreement on October 10, 2000 by which the tenant leased additional areas in the Azrieli Center (hereinafter: the “First Schedule”);

Whereas	On February 21, 2002 a schedule to the principal agreement was signed by which, inter alia, the tenant returned the entire 37th floor in the triangular building in the project to the landlord (hereinafter: the “Second Schedule”), which was also amended by a schedule signed on April 29, 2002 (hereinafter: the “Third Schedule”), and an additional amendment in accordance with the schedule signed on October 28, 2002 (hereinafter: the “Fourth Schedule”), by which the tenant continues to rent a space of 337 square meters gross on the 37th floor, in addition to the other areas which the tenant is leasing in accordance with the principal agreement.

(The principal agreement, the First, Second, Third, and Fourth Schedules shall be called hereinafter jointly and severally, as warranted: the “Lease”);

Whereas	The parties desire to modify the lease in accordance with the terms of this schedule.

Therefore it is declared, stipulated and agreed among the parties as follows:

1.	All of the terms and definitions appearing in this schedule shall be given the meanings attributed to them in the lease unless expressly stated otherwise in this schedule.

2.	Instead of the tenancy period and the additional tenancy periods specified in the lease, from July 1, 2003 the tenancy period for the premises shall be one specified period of 48 months, beginning from July 1, 2003 and ending on June 30, 2007 (hereinafter: the “Tenancy Period”).

3.	The tenant shall be entitled to shorten the tenancy period stated in section 2 above, in accordance with the provisions provided below and subject to the terms stated therein:

3.1 3.1.1	Beginning from July 1, 2003 until December 31, 2004, the tenant may give an unconditional and unrestricted written notice reducing the tenancy period and in this event the tenancy period will end on the date specified in the notice by the tenant, but no earlier than 6 months from the receipt of the notice by the landlord.

3.1.2	If the tenant gave the landlord such notice as described in subsection 3.1.1 above, the tenant shall be obligated to pay the landlord all the rent in one installment until the end of the shortened tenancy period in respect to the period beginning 1.7.03 until the end of the shortened tenancy period (after deducting the rent actually paid by the tenant for this period at the rate stated in this schedule), and the tenant shall be obligated to pay a fixed compensation until the end of the shortened tenancy period in accordance with the provisions of section 8 of the Annex of Special Terms of the principal agreement signed on 16/3/00, as the case may be.

3.1.3	Notwithstanding the foregoing, it is understood that if the tenant exercises his right to shorten the tenancy period, so that it will end on June 30, 2005 or afterwards, then the tenant will not have the obligation to pay the landlord fixed compensation in accordance with the provisions of section 8 of the annex of special terms of the principal agreement signed on 16/3/00, as the case may be, however the tenant will be bound to pay a fixed compensation until the end of the shortened tenancy period in the amount of rental fees, at the rate provided by this schedule, for one month of tenancy, in addition to satisfaction of all of his obligations under the lease and this schedule until the end of the shortened tenancy period.

3.2 3.2.1	Beginning from July 1, 2005 until December 31, 2006, the tenant may give an unconditional and unrestricted written notice reducing the tenancy period and in this event the tenancy period will end on the date specified in the notice by the tenant, but no earlier than 6 months from the receipt of the notice by the landlord.

3.2.2	If the tenant gave the landlord such notice as described in subsection 3.2.1 above, the tenant shall be obligated to pay fixed compensation to the landlord until the end of the shortened tenancy period in the amount of rental fees, at the rate provided in this schedule, for one month rent in addition to the fulfillment of all of his obligations under the lease and this schedule until the end of the shortened tenancy period.

3.3	It is understood that the permission given to the tenant to shorten the tenancy period as provided in subsections 3.1 and 3.2 above, shall apply only in respect to all of the space of the premises (and never to sections of the premises) and replaces the rights of the tenant to reduce the tenancy period under the lease, as defined above, insofar as they exist.

4.	Notwithstanding the provisions of the lease, including the principal agreement from March 16, 2000, it is agreed that during the period specified in section 2 above the following provisions shall apply to the rental fees which the tenant must pay the landlord:

4.1	For the period beginning July 1, 2003 and ending on June 30, 2005, rent shall be $15 per square meter with linkage differential and lawful VAT. Rent shall be paid in shekels according to the representative rate of the dollar known on July 1, 2003 (NIS 4.314 shekel per dollar) and will be linked to the index of July 2003, which was published on August 15, 2003 (179.83 points).

4.2	For the period beginning July 1, 2005 and ending on June 30, 2007, rent shall be $17 per square meter with linkage differential and lawful VAT. Rent shall be paid in shekels according to the representative rate of the dollar known on July 1, 2003 (NIS 4.314 shekel per dollar) and will be linked to the index of July 2003, which was published on August 15, 2003 (179.83 points).

4.3	Notwithstanding the above, the tenant shall be exempt from paying the proportionate share of rent equal to two weeks of tenancy, at the start of each year beginning from July 1, 2003 until June 30 2007. This exemption from rent for a two week period will relate to and be given for the first two weeks of each relevant tenancy year.

5.	Notwithstanding the provisions set forth in the lease, it is understood that beginning from July 2, 2003 until June 30, 2007 the tenant will not be required to pay parking fees for 20 parking spots only. Beyond the number of said spots the tenant will not be entitled to receive an exemption or discount for additional spots, despite the provisions stated in the lease. It is further accepted by the parties that after this date, namely – beginning from July 1, 2007 the tenant must pay the landlord parking fees for the 20 parking spots in accordance with the parking agreement.

6.	Notwithstanding the provisions of the lease it is agreed that for the period beginning on July 1, 2003 and ending on June 30, 2007, the tenant shall be exempt from paying for 3 antennas which he placed on the roof of the tower.

7.	The parties accept that beginning from 1.7.03 and also valid on the effective date of this schedule, the tenant has been renting, in addition to the spaces leased to him by the lease, an additional area of 213 gross square meters (out of a total area of 273 on the 37th floor) on the 37th floor (hereinafter: the “Additional Area”). The additional area constitutes an integral part of the entire premises and all of the provisions of the lease shall apply to it including the provisions of this schedule, and without derogating from the foregoing generalities, the tenant will be charged all the payments for it and all the obligations that are a byproduct of the size of the premises or the amount of rental fees paid by the tenant for all intents and purposes.

Notwithstanding the above, the tenant shall be exempt from paying rental fees for the additional area, until December 31, 2003 only, and after this date he will be charged rent for the area which he chooses to actually use in the amount provided by this schedule. To dispel any doubt, and without derogating from the foregoing, it is understood that the aforesaid shall not exempt the tenant until December 31, 2003 from all the rest of his obligations under the lease and this schedule, and the tenant shall pay for the additional area, management fees, arnona, taxes and surcharges and all other payments applicable to him under the lease, including electricity, water, telephone etc.

A.	The tenant shall be entitled to shorten the tenancy period for the additional area, so that it will end inclusive of but no later than March 31, 2004 by giving advance written notice to the landlord of at least 30 days. If the tenant should desire to lease the rest of the area of 273 square meters on the 37th floor beginning from 1/4/04 he may do so with the following cumulative terms: he gives at least 30 day written notice and provided that the area is not leased to another tenant.

All of the provisions of the lease, including this schedule shall apply to the aforesaid area, and without derogating from the foregoing generalities, the tenant will be charged for the tenancy period beginning April 1, 2004 onward and for all the payments and obligations that are byproducts of the premises or the amount of rental fees paid by the tenant.

8.	The remaining provisions of the lease as defined in this schedule insofar as they have not been expressly amended and/or changed by this schedule, shall continue to apply to the parties for all intents and purposes without any change.

In witness the parties set their hand

/s/ BigBand Networks Ltd. Corporate no. 51-27507-4	/s/ Kanit Hashalom Investments Ltd.
The Tenant	The Landlord

Attorney Affirmation

I the undersigned, _______________ Advocate, who serves as legal advisor of BIGBAND NETWORKS, LTD corporate no. 51-275107-4 (hereinafter: the “Company”) affirm that Mr./Ms. _____________________ and Mr./Ms. ______________ who signed this agreement and the annexes thereto on behalf of the Company are the authorized signatories of the Company and a duly adopted resolution was taken by the company to contract on this agreement.

___________________________

_______________, Advocate

AZRIELI CENTER

SCHEDULE TO A LEASE AGREEMENT

Entered into in Tel-Aviv on March 23, 2005

Between

Kanit Hashalom Investments Ltd.

Corporate no. 51-163315-8

Whose address for the purpose of this schedule is:

Azrieli Center

132 Derech Petach Tikva Tel-Aviv

(Hereinafter: the “Landlord”)

As one part

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “Tenant”)

Whose address for purposes of this schedule is:

Azrieli Center 2 Triangle Tower 36th floor

132 Derech Petach Tikva, Tel-Aviv

Telephone: 03-6081986 Fax: 03-6081998

As the second part

Whereas	The landlord and the tenant signed a lease on March 16, 2000 relating to the offices in the triangle tower in the Azrieli Center (hereinafter: the “Lease”) and signed the following schedules to the lease: Schedule of October 10, 2000 (hereinafter: Schedule A’1) Schedule of February 21 2002 (hereinafter: “Schedule A’2), Schedule of April 29 2002 (hereinafter: “Schedule A’3), Schedule of October 28 2002 (hereinafter: Schedule A’4”) Schedule of July 1 2003 (hereinafter: “Schedule A’5”) (The lease and Schedules A’1 - A’5 shall be called together hereinafter: the “Principal Agreement”);

Whereas	The parties wish to make a number of changes to the principal agreement as contemplated by this schedule herein.

Therefore it is declared, stipulated and agreed among the parties as follows:

1.	All the terms and definitions appearing in this schedule shall bear the meanings attributed to them in the principal agreement, unless expressly stated otherwise in this schedule.

2.	An additional area on the 37th floor will be added to the existing premises consisting of 175 gross square meters, as marked on the blueprints appended as Annex “A” of this schedule (hereinafter: the “New Area”). Occupancy of the New Area will be conveyed to the tenant no later than April 1, 2005, payment for the new area will be collected after completion of the repairs needed as specified herein. The new area will be conveyed to the tenant in its condition on the date of conveyance to the tenant except for the repairs and painting that are to be carried out as specified in section 10 herein, and the landlord will also be doing construction at its expense to physically connect the new area to the premises located on part of the same floor including connecting the area to the electric meter to the premises (As Is Where Is). It is understood that the landlord will not be asked to do any work in the new area except what is contemplated by the provisions of this schedule. All of the provisions of the principal agreement and this schedule will apply to the new area including rental fees for each square meter of the new area and the lease.

3.	The tenant has the right to extend, for the same terms specified in the principal agreement except for the rental fees as provided in section 5 herein, the lease ending on June 30, 2007 for an additional tenancy period of thirty six months, beginning on July 1, 2007 and ending on June 30, 2010 (hereinafter: the “Extended Tenancy Period”).

4.	Notwithstanding the provisions of the principal agreement, it is agreed that beginning from February 1, 2005, until the expiration of the tenancy period, ending on June 30, 2007, rental fees for the premises plus the new area, will be the shekel equivalent of $16.14 (sixteen U.S. dollars and fourteen cents) per month for each square meter of the new area, with linkage differential and VAT, for a total rent pertaining to the entire area of the premises with the new area, 35,750 dollars per month with linkage differential and lawful VAT. In respect to the new area, rental fees will be paid only from the date of the conveyance thereof.

Notwithstanding the above it is understood that the tenant will not pay the landlord rental fees for: (1) 19 days in April, 2005; (2) for the entire month of July, 2005 and half of the month of August, 2005; (3) for the entire month of July, 2006 and half of August 2006 (hereinafter: “Grace Months”). It is understood that the exemption of the rental fees does not detract from the tenant’s duty to remit the rest of the payments applicable to him pursuant to the principal agreement and this schedule.

5.	Rental fees for the extended tenancy period shall be the shekel equivalent of $17.14 (seventeen U.S. dollars and fourteen cents) per month for each square meter of the premises and the new area, with linkage differential and lawful VAT.

Notwithstanding the foregoing, the tenant will not pay the landlord rental fees for the month of July and half of August for each of the years of tenancy included in the extended tenancy period (namely, for the years 2007, 2008 and 2009). It is understood that the exemption of the rental fees does not detract from the tenant’s obligation to remit the rest of the payments applicable to him for the extended tenancy period pursuant to the principal agreement and this schedule.

6.	Notwithstanding the provisions set forth in the principal agreement, it is agreed that from February 1, 2005 until June 30, 2007 the tenant will pay parking fees in the amount of 140 dollars per month for each entry pass into the parking lot which enables the entrance of one car, with VAT and linkage differential. Parking fees during the extended tenancy period will be as established by the principal agreement and the discount described above will not apply during the extended period.

It is understood that the foregoing shall not detract from the provisions of section 5 of the schedule to the lease signed on July 1, 2003 regarding the exemption from parking fees for 20 entry passes to the parking lot for the period ending on June 30, 2007 and for this period the tenant will be required to pay only for 63 entry passes to the parking lot and not for 83 parking passes to the lot which he has at present.

It is understood that for each additional parking pass to the parking lot desired by the tenant, the tenant will pay parking fees as fixed in the principal agreement and not the parking fees as set forth above.

7.	Rental fees shall be paid by the tenant each month except for the grace months as set forth in section 4 above, by a standing order to his account for the first of every month and not for each quarter in advance as provided by the principal agreement.

8.	The parties agree that until the expiration of this tenancy period (to wit, until June 30, 2007) all the terms pertaining to the placement of satellite dishes in the tower, that have already been placed, shall remain in effect, and no change has been made to them.

9.	The sums listed above and herein in U.S. dollars shall be translated at the signing of this schedule into new shekels according to the representative rate of the U.S. dollar known on the date of the signing of this schedule which is NIS 4.32 per dollar and from this day onward, linkage differential shall accrue on this sum.

In order to calculate the amount of linkage differential as mentioned in this schedule, the base index shall be the index for January 2005 which is published on February 15, 2005 and not the base index provided in the principal agreement.

10.	The landlord will make attrition repairs on the premises (not including the new area) and will paint the area for a total cost of 10,000 dollars including VAT.

11.	In addition to the provisions of section 4 above, the landlord will provide the tenant with a budget of up to 50,000 dollars with VAT for finishing work in the new area and the premises (hereinafter: “Work Budget”). The work budget will be used only for infrastructure and finishing work on the premises and/or the new area and not for the purchase of any equipment and/or portable items (hereinafter: “Infrastructure Work”). The infrastructure work will be carried out according to the specifications appended hereto as “Annex A”.

The tenant will, at his own expense, carry out, on the premises and/or in the new area, the infrastructure work. The provisions of section 9 of the lease will apply to the planning and carrying out of the infrastructure work. The tenant will present the landlord with receipts indicating the payments which the tenant remitted to contractors who carried out the infrastructure work and the landlord will reimburse the tenant for these sums no later than thirty days from the date the landlord was given said receipt by the tenant.

12.	Insofar as additional spaces larger than 175 square meters on the 37th floor will become available, the landlord will notify the tenant in writing of such in which it will specify the location and size of the space that became available and the date on which the space is expected to be available (hereinafter: “Available Space”) and the tenant may within 14 days of the date he receives such notice, notify the landlord in writing whether he is interested in leasing the available space or not. If the tenant gives such notice in writing stating that he is interested in leasing the available space, the available space will be added to the premises and all the provisions of the principal agreement and this schedule will apply to that space, including rental fees for each square meter of the available space and the tenancy period for the available space and the cost of connecting the space to the existing premises.

13.	The tenant is also granted the right to lease from the landlord, for his needs and uses, further available space that will not be less than 175 square meters in the triangle tower and not exceeding gross 700 square meters by giving written notice to the landlord six months in advance. The tenant may deliver such notice to the landlord no later than the expiration of July 31, 2006 (and if the agreement is extended for another period, then he may deliver such notice no later than July 31, 2009). If the tenant delivered such notice to the landlord the landlord will notify the tenant of the location of available space that it has in the triangle tower, if any exist, and the size of the spaces, and the tenant will answer the landlord in writing within 14 days of receipt of the landlord’s notice, which of the available spaces he is interested in leasing (hereinafter: “Additional Areas”). The additional areas will constitute an integral part of the premises and all the provisions of the principal agreement and this schedule shall apply to them, including the amount of rental fees for each square meter of the additional area and the tenancy period for the additional areas.

14.	The tenant may advance the termination of the tenancy in respect to sections of the premises in respect to which the total area does not exceed 750 square meters or in respect to any area of the premises subject to the following:

14.1	If the tenant asks to revoke the tenancy in respect to a section of the premises then such revocation will be done by a written notice to the landlord three months in advance to which the tenant will attach a blueprint indicating the area to be vacated and its measurements (hereinafter: the “Vacated Area”) and the date on which the area will be vacated which will not be earlier than three months from the date of delivery of the notice to the landlord.

The tenant will return the vacated area to the landlord on the date specified in his notice but not earlier than three months from the date the notice was delivered to the landlord. The tenant will be responsible to carry out at his expense all the work required to separate the vacated area from the rest of the premises until the date the area is to be returned to the landlord. All the provisions of the principal agreement relating to the evacuation of the premises and its return to the landlord will apply mutatis mutandis to the vacated area.

14.2	If the tenant wishes to end the tenancy period prior to the expiration of the tenancy period in respect to any space on the premises, then the tenant must deliver written notice of such to the landlord in which the advanced date for ending the tenancy is specified which as stated will not be before the end of six months from the delivery of a notice to the landlord.

14.3	In the event of an early termination of the tenancy, the tenant will pay a fixed compensation to the landlord to be calculated according to the work budget, which was actually used by the tenant, the proportionate size of the vacated area out of the entire area of the premises and the time period that is left of the tenancy from the date of the early termination of the tenancy until the end of the tenancy period.

The formula to calculate the compensation to be paid to the landlord is as follows:

A - budget for finishing work

B - the returned area

N - the remainder of the tenancy period

B - The amount of the compensation owed to the landlord

The total tenancy period is 29 months

The size of the premises, including the new area is 2,215 square meters.

B/2,215 x A x N/29 = E

For example: If the work budget used is 50 thousand dollars, the returned area is 750 square meters and the remaining tenancy period from the date the area is returned until the end of the tenancy period is 12 months, then the compensation owed by the tenant will be calculated as follows:

750 divided into 2,215 multiplied by 50,000 multiplied by 12 divided by 29 = 7,005 dollars.

14.4	The compensation set forth in section 13.3 shall be paid to the landlord at the end of three months from the date of the delivery of the notice to the landlord, in the event of the return of a section of the premises and at the end of six months from the delivery of notice to the landlord in the event of the return of the entire premises.

15.	The amount of the bank guarantee which the tenant must deliver to the landlord pursuant to the principal agreement will be in the amount of rental fees fixed in section 3 above, for the premises and the new area for a period of three months, with lawful VAT. The bank guarantee will remain in effect until the expiration of 3 months form the end of the tenancy period. Insofar as the area of the premises expands or decreases in accordance with the rights conferred upon the tenant to increase or reduce the area of the premises, so too the bank guarantee will be adjusted accordingly.

16.	The remainder of the provisions of the principal agreement, as long as they have not been expressly amended and/or changed by this schedule shall remain in effect without any change.

In witness the parties set their hand:

/s/ Kanit Hashalom Investments Ltd.	/s/ BigBand Networks Ltd. Corporate no. 51-27507-4
The Landlord	The Tenant

Attorney Affirmation

I the undersigned, Advocate __________, who serves as legal advisor of BIGBAND NETWORKS, LTD corporate no. 51-275107-4 (hereinafter: the “Company”) affirm that Mr./Ms. __________________ and Mr./Ms. ____________ who signed this agreement and the annexes thereto on behalf of the Company are the authorized signatories of the Company and a resolution to sign this contract was duly accepted by the company.

/s/ Dr. Ayal Shenhav
Advocate

February 2, 2005

Representative rate: NIS 4.393

Rent per square meter: NIS 69.95 = $14.92

Area of the lease 175 square meters + 2,040 square meters = 2,215 square meters

Amount of rent:

1.	$13.00 per square meter.

2.	$0.47 per square meter fine spread

3.	$0.30 per square meter advance discount in rent for 5 months

4.	$0.35 per square meter discount of parking spaces.

Total	$14.12 per square meter

One and a half month grace for each year or alternatively 19 grace days for 5 months of rent raises the rent to $16.14 per square meter. $16.14 per square meter = 10.5 months: 12 months x $14.12 per square meters.

Distribution of fine

Fine in the amount of a month’s rent - exit fine.

$30,440 = NIS 4,393 representative dollar: NIS 65.55 per square meter x 2,040 square meters of the existing premises.

Amount of fine spread $0.47 per square meter = 29 months: 2,215 square meters of the new area of the premises: $30,440.

Advance discount in rent:

Advance of 5 months rent from 1.2.2005 until 1.7.2005

$19,584 = 2,040 square meters of the existing premises x 5 months x $1.92 discount per square meter = $14.92 - $13 existing rent advance discount on rent $0.30 per square meter = 2,215 square meters of the new premises: 29 months: $19,584

Discount in parking towards rent:

63 parking places - cost of a parking space NIS 668.32 = $152.13

(Another 20 parking spaces for free)

Cost of 63 parking spaces in the new period $140 per space.

Difference between parking in the preceding period to the new period: $12.13 per space.

$22,161.5 = 29 months x 63 parking spots x $12.13 difference of parking between the periods.

Parking credit in terms of rent: $0.35 per square meter = 2,215 square meters: 29 months: $22,161.5 amount of discount for parking.

AZRIELI CENTER

SCHEDULE TO A LEASE AGREEMENT

Entered into in Tel-Aviv on September 5, 2005

Between

Kanit Hashalom Investments Ltd. Corporate no. 51-163315-8 Whose address for the purpose of this schedule is: Azrieli Center 132 Derech Petach Tikva Tel-Aviv (Hereinafter: the “Landlord”)

As one part

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “Tenant”)

Whose address for purposes of this schedule is:

Azrieli Center 2 Triangle Tower 36th floor

132 Derech Petach Tikva, Tel-Aviv

Telephone: 03-6081986 Fax: 03-6081998

As the second part

Whereas	The landlord and the tenant signed a tenancy agreement on March 16, 2000 pertaining to offices in the triangle tower in the Azrieli Center (hereinafter: the “Lease”) and signed the following schedules to the tenancy agreement: Schedule of October 10, 2000 (hereinafter Schedule A’1) Schedule of February 21, 2002 (hereinafter: “Schedule A’2”), Schedule of April 29, 2002 (hereinafter: “Schedule A’3”), Schedule of October 28, 2002 (hereinafter: “Schedule A’4”) Schedule of July 1, 2003 (hereinafter: “Schedule A’5”) and Schedule of March 23, 2005 (hereinafter: “Schedule A’6”) (The lease and Schedules A’1 - A’6 shall be called together hereinafter: the “Principal Agreement”);

Whereas	The tenant desires, as specified in section 12 of Schedule A’6 as stated above, to expand the premises described in the Principal Agreement (hereinafter: the “Existing Premises”), as specified in this schedule herein.

Therefore it is declared, stipulated and agreed among the parties as follows:

1.	All the terms and definitions appearing in this schedule shall bear the meanings attributed to them in the principal agreement, unless expressly stated otherwise in this schedule.

2.	An additional area will be added to the existing premises on the 37th floor consisting of 433 gross square meters, as marked on the blueprints appended as Annex “A” to this schedule (hereinafter: the “New Area”). Occupancy of the New Area will be conveyed to the tenant no later than September 13, 2005 subject to the terms of the principal agreement and the submission of plans for execution by the tenant until September 5, 2005.

Notwithstanding the above, it is agreed that the landlord may advance the conveyance date for the new area provided that it notifies the landlord in writing 48 hours in advance.

The new area will be conveyed to the tenant in its condition on the date of conveyance to the tenant except for the modifications that are to be made as specified in section 4 herein, and the landlord will also be doing construction at its expense required in order to physically connect the new area to the premises located on part of the same floor including connecting the area to the electric meter on the premises (As Is Where Is). It is understood that the landlord will not be asked to do any further work in the new area except what is stated by the provisions of this schedule.

3.	The parties agree that beginning from September 13, 2005, the expected conveyance date, until the expiration of the tenancy period, ending as stated on June 30, 2007, the rental fees for the new area shall be the shekel equivalent of $16.14 (sixteen dollars and fourteen U.S. cents) per month for each square meter of the new area, with linkage differential and VAT.

Notwithstanding the above it is understood that the tenant will not pay rental fees for: (1) 6 days in November, 2005; (2) for the entire month of December, 2005; (3) for the entire month of July, 2006 and half of the month of August, 2006 (hereinafter: “Grace Months”). It is understood that the exemption of the rental fees does not detract from the tenant’s duty to remit the rest of the payments applicable to him pursuant to the principal agreement and this schedule. To dispel any doubt, it is understood that all the provisions of the principal agreement including Schedule A’6 and this schedule shall apply to the new area, including pertaining to the tenancy period.

Notwithstanding the above, the parties agree that the provisions of sections 14.3 and 14.4 of Schedule A’6 shall not apply to the new area and the secure rooms (as defined herein) in this schedule, and the landlord shall not make a budget available to the tenant for construction in the new area except for the work it is doing as specified above and herein in section 4.

4.	The landlord shall carry out only the following construction in the new area:

1.	Tearing down the walls of the control room located in the laboratory area.

2.	Removal of kitchen cabinets, installation of a standard carpet from the landlord’s inventory instead of the flooring that is there.

3.	Repair of part of the acoustic ceiling in the laboratory area in the new area.

4.	Paint repair in the new area in accordance as decided by the landlord.

The landlord will not be asked to do any further work at its expense beyond the work specified above.

5.	In addition to the specified area and no later than October 15, 2005, by the giving of 7 days advance written notice to the landlord, the tenant will lease the secure rooms on the floor consisting of 28 square meters on the 37th floor (hereinafter: the “Secure Rooms”), the entrance to which is by way of the entrance corridor in the public space as specified on the blueprints appended hereto as Annex A’.

Monthly rental fees for each square meter of the secure rooms leased by the tenant to be paid for the tenancy period is the shekel equivalent of $8 U.S. with VAT and linkage differential and the management fees that will be paid by the tenant per month for each square meter of the secure rooms will be the shekel equivalent of 50% of the management fees paid by the tenant for each square meter of the premises.

It is understood that the tenant will accept the secure rooms as they are at the signing of this schedule (AS IS), and the landlord will not be asked to do any work in the secure rooms except to connect them to the electric meter of the existing premises. To dispel any doubt it is understood that all the provisions of the principal agreement which do not pertain to the amount of rental fees and management fees, shall apply to the secure rooms, including the tenancy period.

The parties agree that the tenant may at any time during this tenancy period, vacate the secure rooms and return them to the landlord provided that he provides 2 (two months) written notice of such and it is done on the last day of the month in which the tenant wishes to vacate the secure rooms.

6.	The sums specified above in U.S. dollars, pertaining to rental fees for the secure rooms, are to be translated into new shekels at the signing of this schedule, according to the representative rate of the U.S. dollar at the signing of this schedule which is NIS 4.32 and from this date onward shall be linked to the consumer price index, when the base index for this purpose is the index for the month of January, 2005, which was published on February 15, 2005.

7.	In accordance with the provisions of section 15 of Schedule A’6, the tenant commits to provide the landlord at least three days prior to the conveyance of the new area, with a supplementary bank guarantee, for the duration of the tenancy period, linked to the consumer price index, in an amount equal to rental fees and management fees for the new area and the secure rooms, for three months with VAT. The supplementary bank guarantee shall remain valid until the expiration of 3 months from the termination date of the tenancy period.

The tenant will revise the insurance policies arranged by him to include the new area and the secure rooms and their size, in accordance with the principal agreement relating to the size of the premises, as of the date of the signing of this schedule, to the new area and the secure rooms.

8.	The rest of the provisions of the principal agreement, insofar as they have not been expressly amended and/or changed by this schedule, shall apply without change.

In witness the parties set their hand

/s/ Kanit Hashalom Investments Ltd.	/s/ BigBand Networks Ltd. Corporate no. 51-27507-4
The Landlord	The Tenant

Attorney Affirmation

I the undersigned, Advocate Ayal Shenhav, Advocate, who serves as legal advisor of BIGBAND NETWORKS, LTD corporate no. 51-275107-4 (hereinafter: the “Company”) affirm that Mr. Amir Baran, Roni Oz and Gadi Farber who signed this agreement and the annexes thereto on behalf of the Company are the authorized signatories of the Company.

/s/ Dr. Ayal Shenhav
Dr. Ayal Shenhav, Advocate
License no. 14945

BLUEPRINT

BANK GUARANTEE

130021

GUARANTEE NO. : 804-307500/02-30-0801-003/6	Date: 21/09/2005

To

Kanit Hashalom Investments Ltd.

Azrieli Center 1 Tel Aviv 67011

Guarantee no.: 804-307500/02-30-0801-003/6

We hereby guarantee the repayment of any sum until the amount of 127,785.00 one hundred twenty seven thousand and seven hundred eighty five shekels only (hereinafter - the “Guaranteed Sum”), when it is linked to the index as specified herein, which is owed to you by or which will be owed to you by:

Bigband Networks Ltd. (hereinafter: the “Debtor”) in respect to:

Rental of offices

For purposes of this guarantee, the term “index” means: the consumer price index including vegetables and fruits published by the Central Bureau of Statistics and Economic Research including the same index even if published by another government institution and includes any official index that replaces it, whether or not it is constructed from the same data on which the existing index is constructed.

If it is discovered from the index which was published immediately prior to the payment pursuant to this guarantee - (hereinafter: the “New Index”), that the new index rose in contrast to the index for the month of July, 2005 that was published on 15/08/2005, which is 102.2 points (hereinafter: - the “Base Index”), then, the guaranteed sum will be calculated after it is increased by the same rate as the increase of the new index in contrast to the base index (hereinafter: “Increased Guaranteed Sum”).

To dispel any doubt, if it is discovered that the new index is equal or lower to the base index, no change shall be made to the guaranteed sum.

We will send you from time to time, in any event, within 7 days after receipt of your first written demand, any sum within the limit of the Increased Guaranteed Sum without compelling you to base your demand or to first ask for payment from the debtor, provided that the total sum which we must pay according to all your demands together will not exceed the increased guaranteed sum.

This guarantee will be valid until and inclusive of 01/07/2007 and any demand in respect thereof must be in writing sent to the offices of the branch signed below the address of which is:

Tel Aviv	87 A’ Ben Yehuda

No later than the aforementioned date, during hours when the undersigned branch is open to the public.

A demand that arrives after the aforementioned date shall not be granted. It is emphasized that “written demand” as stated above, does not include a demand that arrives at the bank through a fax, telegram or other electronic means which shall not be considered a “demand” in accordance with this instrument of guarantee. If this guarantee is issued in favor of two or more, then any payment in accordance thereof shall be made to everyone together.

This guarantee is non transferable.

Respectfully,
Bank Leumi of Israel, Ltd.

AZRIELI CENTER

SCHEDULE TO A LEASE AGREEMENT

Entered into in Tel-Aviv on December 11, 2005

Between

Kanit Hashalom Investments Limited Corporate no. 51-163315-8 Whose address for the purpose of this schedule is: Azrieli Center 132 Derech Petach Tikva Tel-Aviv (Hereinafter: the “Landlord”)

As one part

And

BIGBAND NETWORKS LTD.

Corporate no. 51-275107-4

(Hereinafter: the “Tenant”)

Whose address for purposes of this schedule is:

Azrieli Center 2 Triangle Tower 36th floor

132 Derech Petach Tikva, Tel-Aviv

Telephone: 03-6081986 Fax: 03-6081998

As the second part

Whereas	The landlord and the tenant signed a lease on March 16, 2000 pertaining to offices in the triangle tower in the Azrieli Center (hereinafter: the “Lease”) and signed the following schedules to the lease: Schedule of October 10, 2000 (hereinafter Schedule A’1) Schedule of February 21, 2002 (hereinafter: “Schedule A’2”), Schedule of April 29, 2002 (hereinafter: “Schedule A’3”), Schedule of October 28, 2002 (hereinafter: “Schedule A’4”) Schedule of July 1, 2003 (hereinafter: “Schedule A’5”) and Schedule of March 23, 2005 (hereinafter: “Schedule A’6”) and Schedule of September 5 2005 (hereinafter: “Schedule A’6”) (The lease and Schedules A’1 – A’7 shall be called together hereinafter: the “Principal Agreement”);

Whereas	The tenant desires, as specified in section 12 of Schedule A’6 as stated above, to expand the size of the premises of the Principal Agreement (hereinafter: the “Existing Premises”), as specified in this schedule herein.

Therefore it is declared, stipulated and agreed among the parties as follows:

1.	All the terms and definitions appearing in this schedule shall bear the meanings attributed to them in the principal agreement, unless expressly stated otherwise in this schedule.

2.	An additional area will be added to the existing premises on the 37 floor consisting of 212 gross square meters, as marked on the blueprints appended as Annex “A” of this schedule (hereinafter: the “New Area”). Occupancy of the New Area consisting of 65 square meters (hereinafter: “Area A’”) will be conveyed to the tenant on December 18, 2005 as specified in the appended blueprint, and the projected date for the conveyance of the rest of the area consisting of 147 square meters (hereinafter: “Area B’”) is January 15, 2006.

The new area will be conveyed to the tenant in its condition AS IS on the date of the signing of this agreement except for the adjustments that are to be made as specified in section 4 herein, As Is Where Is. It is understood that the landlord will not be asked to do any work in the new area except what is stated by the provisions of this schedule.

3.	Beginning from the expected conveyance date until the expiration of the tenancy period, ending on June 30, 2007, rental fees for the new area will be the shekel equivalent of $16.14 (sixteen U.S. dollars and fourteen cents) for each month for every square meter of the new area with linkage differential and VAT.

Notwithstanding the foregoing, the tenant will not pay the landlord rental fees for: (1) the entire month of January 2006; (2) the entire month of July, 2006; (3) five days in August, 2006 (hereinafter: the “Grace Months”). It is understood that the exemption of the rental fees does not detract from the tenant’s duty to remit the rest of the payments applicable to him pursuant to the principal agreement and this schedule. To dispel any doubt, it is understood that all the provisions of the principal agreement including Schedule A’6 and this schedule shall apply to the new area, including pertaining to the tenancy period.

Notwithstanding the above, the parties agree that the provisions of sections 14.3 and 14.4 of Schedule A’6 shall not apply to the new area in this schedule, and the landlord shall not make a budget available to the tenant for construction to the new area except for the work it is doing as specified above and herein in section 4.

4.	The landlord shall carry out only the following work in the new area:

1.	Demolition of a plasterboard wall in the southern west side separating the existing premises and Area A’, in order to physically connect and create a continuation between the existing premises and the new Area A’.

2.	Paint repair in the new area as decided by the landlord.

3.	Connecting the new area to the electric meter of the premises.

Upon placement of the reception station as specified in Annex A’ on 65 square meters of the new area, the following work will be carried out:

1.	Dismantling the reception station and plaster wall behind the reception desk.

2.	Building a plaster wall along the side of the triangle so that two offices will be created.

3.	Installation of two doors to the rooms.

4.	Installation of a work station (electricity, telephone, computer) in each room.

5.	Dismantling the existing floor in the rooms and placing a standard carpet according to Annex C’ of the agreement, from the existing inventory of the landlord’s.

The landlord will not be asked to do any further work at its own expense beyond the work specified above.

6.	The sums specified above in U.S. dollars, pertaining to rental fees for the secure rooms, are to be translated into new shekels at the signing of this schedule, according to the representative rate of the U.S. dollar at the signing of this schedule which is NIS 4.32 and from this date onward shall be linked to the consumer price index, when the base index for this purpose is the index for the month of January, 2005, which was published on February 15, 2005.

7.	In accordance with the provisions of section 15 of Schedule A’6, the tenant commits to provide the landlord at least three days prior to the conveyance of the new area, with a supplementary bank guarantee, for the duration of the tenancy period, linked to the consumer price index, in an amount equal to rental fees and management fees for the new area and the secure rooms, for three months with VAT. The supplementary bank guarantee shall remain valid until the expiration of 3 months from the termination date of the tenancy period.

The tenant will revise the insurance policies arranged by him to include the new area and the secure rooms and their size, and in accordance with the principal agreement relating to the size of the premises, as of the date of the signing of this schedule, to the new area and the secure rooms.

8.	The rest of the provisions of the principal agreement, insofar as they have not been expressly amended and/or changed in this schedule, shall apply without change.

In witness the parties set their hand

/s/ Kanit Hashalom Investments Ltd.	/s/ BigBand Networks Ltd. Corporate no. 51-27507-4
The Landlord	The Tenant

Attorney Affirmation

I the undersigned, Advocate Ayal Shenhav, who serves as legal advisor of BIGBAND NETWORKS, LTD corporate no. 51-275107-4 (hereinafter: the “Company”) affirm that Mr. Amir Baran, Ashkenazi and Mssrs. Roni Oz and Gadi Farber who signed this agreement and the annexes thereto on behalf of the Company are the authorized signatories of the Company.

Dr. Ayal Shenhav, Advocate
License no. 14945

Azrieli Center

Annex to Lease Agreement

Entered into and signed in Tel-Aviv on the          of the month of August, 2006

Between Kanit Hashalom Investments Ltd. Priv.Co. 8-163315-51 Whose address for the purpose of this Annex is: The Azrieli Center, 132, Derech Petach Tikva, Tel-Aviv (hereinafter - “the Lessor”)
of the first part
And

Bigband Networks Ltd.

Priv.Co. 4-275107-51

(hereinafter - “the Lessee”)

Whose address for the purpose of this Annex is:

2, Azzrieli Center,

The Azrieli Triangular, 36th Floor

132, Derech Petach Tikva, Tel-Aviv

Telephone: 03-6061986. Fax: 03-6081998

of the second part

Whereas between	the Lessor and the Lessee, a Lease Agreement was executed on March 16, 2000 in respect of office areas in the Azrieli Triangular in the Azrieli Center (hereinafter - “the Lease Agreement”) and also the following annexes to the Lease Agreement were executed: Annex dated October 10, 2000 (hereinafter - Annex “A1”), Annex dated February 21, 2002 (hereinafter - Annex “A2”), Annex dated April 29, 2002 (hereinafter - Annex “A3”), Annex dated October 28, 2002 (hereinafter - Annex “A4”), Annex dated July 1, 2003 (hereinafter - Annex “A5”), Annex dated March 23, 2005 (hereinafter - Annex “A6”), Annex dated September 5, 2005 (hereinafter - Annex “A7”), and Annex dated December 11, 2005 (hereinafter - Annex “A8”). (The Lease Agreement and all the Annexes A1 - A8 thereto) will hereinafter be collectively referred to as - “the Main Agreement”);

And whereas	the Lessee is desirous of increasing the leased area under the Main Agreement (hereinafter - “the Existing Leased Area”, all as specified in this Annex below;

Now, therefore, it has been declared, stipulated and agreed between the parties as follows:

1.	All the terms and definitions appearing in this Annex shall have the same meaning as in the Main Agreement unless otherwise expressly specified in this Annex. (This Agreement shall be deemed as a part of the Main Agreement and all the conditions therein shall apply thereto, unless otherwise stated expressly in this Annex.

2.	There shall be added to the Existing Leased Area an additional area on the 34th floor, comprising a gross area of 686 sq.m. as marked in the diagram attached as Annex “A” to this Annex (hereinafter - “the Added Area”), as from September 26, 2006. The payment to be made under the Lease Agreement in respect of the Added Area shall be made as from the date of the Lessee’s actual entry into the Premises (following the performance of the required adjustments by it), but not later than October 3, 2006.

The Added Area shall be delivered to the Lessee As Is on the date of execution of this Agreement, As Is Where is, except for the office equipment placed in the Added Area and the laboratory equipment which is not mentioned in Annex “B” hereto attached. It is expressly stated that the Lessor shall not be required to perform any works whatsoever in the Added Area except for the separation of the Added Area from the remaining area on the floor, separation of electricity and a passage opening up to a fire door in accordance with the marking appearing in diagram A. it is expressly stated that all the construction and adjustment works of any class whatsoever except the works specified in this clause above, shall be made by and at the cost of the Lessee pursuant to the provisions of the Lease Agreement. It is further agreed between the parties that insofar as the Lessee exercises the option granted to him of the extension of the Agreement (as hereinafter specified) in respect of the Added Area, the Lessor will consider and examine the possibility of refunding the Lessee’s expenses for the performance of the adjustment works required by the Lessee in the Added Area (construction and infrastructure works only) up to an amount of 17,500 USA dollars and against the presentation of the tax invoices paid by the Lessee for the performance of such works.

3.	The Lessee hereby receives from the Lessor a right of use without consideration of the existing equipment and instruments in the laboratory area placed in the Added Area, including 2 Libert air-conditioners, the air passage on the roof of the building, water pipelines, and all the equipment specified in Annex “B” to this Annex. It is expressly stated and agreed that the Lessor is not liable for the regularity of the equipment and instruments and that the Lessee shall bear throughout the Period of Lease the cost of the maintenance and guarding thereof and shall upon the termination of the Period of Lease restore the equipment and the items in the condition in which they were delivered thereto by the Lessor on the date of execution of this Annex, except for natural and reasonable wear and tear. The Lessee hereby declares that it has examined the equipment and tools and found same regular, in order and fit for operation and to its satisfaction.

4.	It is agreed between the parties that as from the estimated date of delivery of possession of the Added Area, to the end of the Period of Lease, ending on June 30, 2007, the rent for the Added Area shall be an amount in NIS equal to $ 16.5 (sixteen USA dollars and fifty cents) a month per sq.m. of the Added Area, with the addition of linkage differentials and Value Added Tax.

5.	It is agreed that the amounts stated above in USA dollars relating to the rent for the Added Area shall be translated into NIS pursuant to the provisions of clause 9 of Annex “A6”.

6.	Notwithstanding the provisions in the Main Agreement, it is expressly stated and agreed between the parties that the clauses of Annex “A6” which deal with the amount of the rent and the amount of the rent in the extended Period of Lease (part of clause 13) shall not apply in connection with the Added Area. Moreover, before the termination of the first Period of Lease ending on June 30, 2007, the Lessee may not restore to the Lessor the Added Area and/or any part thereof as specified in clause 14 to Annex “A6”. It is further agreed that the Lessee is hereby given the option in respect of the Added Area, to extend the Period of Lease for a further period beyond the termination of this Period of Lease (namely, beyond June 30, 2007), for one additional successive period of 36 months, commencing on July 1, 2007 and terminating on June 30, 2010) at the rent as specified in this Annex (clause 4 above).

7.	Clause 22.7 of the Lease Agreement shall be replaced by the following clause: “If the Lessee is a corporation incorporated as a company and/or incorporated as a partnership, whether registered or not, the Lessee agrees that insofar as the control therein and/or in the partnership is transferred to another person and/or corporation, the Lessor shall be entitled within 60 days of the receipt of a written notice of the transfer of the control and/or the replacement and/or addition of a partner as aforesaid, to terminate the Main Agreement and this Annex by delivery of a 6 months’ prior written notice to the Lessee on reasonable grounds emanating from the identity of the new holder of control.

8.	Pursuant to the provisions in clause 15 of Annex “A6”, the Lessee undertakes to present to the Lessor within 3 days at least before the date of delivery of the Added Area, a supplementary bank guarantee for the duration of the Period of Lease, linked to the Consumer’s Price Index, in an amount equal to the rent and the management fee for the Added Area, for three months, with the addition of due Value Added Tax. The supplementary bank guarantee as aforesaid, shall remain in force until the end of 3 months from the termination of the Period of Lease.

It is further expressly stated that the Lessee shall update the insurance taken out by him to be adjusted to the Added Area and the size thereof and pursuant to the provisions of the Main Agreement at the ratio of the area of the Premises, as of the date of execution of this Annex, to the Added Area.

9.	All the other provisions of the Main Agreement shall apply without any change, so long as they are not amended and/or modified expressly in this Annex.

In witness whereof, the parties hereto have hereunto set their hand:

/s/ Fred Ball	/s/ Kanit Hashalom Investments Ltd.
Lessor	Lessee

Advocate’s Certification

I, the undersigned, advocate Dr. Ayal Shenhav, acting as legal adviser to BigBand Networks Ltd., Priv.Co. 51-275107-4 (hereinafter - “the Company”), hereby certify that Mr. Uri Levy and Fred Ball who signed this Agreement and the Annexes in the name of the Company, are authorized signors to sign on its behalf and that a resolution was duly adopted by the Company to enter into this Agreement.

/s/ Dr. Ayal Shenhav